UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

EPICOR SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Epicor Software Corporation (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies: (i) 64,166,065 shares of common stock outstanding, and 201,133 shares of common stock subject to issuance pursuant to the Employee Stock Purchase Plan; and (ii) 694,774 shares of common stock issuable pursuant to outstanding options with an exercise price less than $12.50 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of $810,085,637.34 was determined based upon the sum of (A) 64,166,065 shares of common stock outstanding, and 201,133 shares of common stock subject to issuance pursuant to the Employee Stock Purchase Plan, in each case, at $12.50 per share; and (B) 694,774 shares of common stock issuable pursuant to outstanding options with an exercise price less than $12.50 per share, multiplied by an amount equal to $12.50 minus the weighted average exercise price of such options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$810,085,638

(5)	Total fee paid:

$94,051

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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PRELIMINARY COPY

SUBJECT TO COMPLETION

EPICOR SOFTWARE CORPORATION

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

(949) 585-4000

[            ], 2011

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Epicor Software Corporation, to be held on [            ], [            ], 2011, at [            ] (Pacific Time), at our headquarters, located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

At the special meeting, you will be asked to consider and vote upon the adoption of a merger agreement providing for the acquisition of Epicor by Eagle Parent, Inc., an entity wholly owned by affiliates of Apax Partners, L.P. and Apax Partners LLP. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $12.50 in cash, without interest and less any applicable withholding tax, for each share of Epicor’s common stock you own unless you have properly exercised your appraisal rights with respect to such shares.

Our Board of Directors has unanimously approved the merger agreement and the merger and has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of Epicor and our stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important. We cannot complete the merger unless the adoption of the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Epicor from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Sincerely,

L. George Klaus
Chairman, President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated     , 2011, and is first being mailed to stockholders on or about     , 2011.

PRELIMINARY COPY

SUBJECT TO COMPLETION

EPICOR SOFTWARE CORPORATION

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [    ], 2011

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Epicor Software Corporation (“Epicor” or the “Company”), will be held on [    ],[    ], 2011, at [    ] (Pacific Time), at the Company’s headquarters, located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 4, 2011, by and among Eagle Parent, Inc., Element Merger Sub, Inc. and the Company, pursuant to which Sub will merge with and into the Company.

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Only stockholders of record on     , 2011 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you fail to return your proxy or vote in person or abstain from voting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Merger Agreement.

Stockholders of Epicor who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they properly exercise their appraisal rights prior to the vote on the Merger Agreement and comply with all procedural requirements of the Delaware General Corporation Law, which are summarized in the accompanying proxy statement under the caption “The Merger — Appraisal Rights” beginning on page 57.

The Merger Agreement and the merger are described in the accompanying proxy statement and a copy of the Merger Agreement is included as Appendix A to the proxy statement.

By order of the Board of Directors,

L. George Klaus
Chairman, President and Chief Executive Officer

[    ], 2011

Appendices

Appendix A	Agreement and Plan of Merger, dated as of April 4, 2011, by and among Eagle Parent, Inc., Element Merger Sub, Inc. and Epicor Software Corporation

Appendix B	Opinion of Moelis & Company, dated April 3, 2011

Appendix C	Dissenters’ Rights of Appraisal — Section 262 of the Delaware General Corporation Law

PRELIMINARY COPY

SUBJECT TO COMPLETION

EPICOR SOFTWARE CORPORATION

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    ], 2011

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Epicor Software Corporation for a special meeting of stockholders to be held on [    ], 2011 and for any adjournment or postponement thereof. This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the special meeting. The special meeting will be held on [    ], [    ], 2011, at [    ] (Pacific Time), at our headquarters, located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

This proxy statement and a proxy card are first being mailed on or about [    ], 2011 to stockholders owned shares of Epicor common stock as of the close of business on [    ], 2011.

SUMMARY TERM SHEET

This summary presents selected information in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the Agreement and Plan of Merger attached hereto as Appendix A, which we refer to as the Merger Agreement. For instructions on obtaining more information, see “Where You Can Find More Information” on page 108. We have included page references to direct you to a more complete description of the topics presented in this summary.

Parties Involved in the Merger (see page 21)

Epicor Software Corporation, or Epicor, the Company, we or us, is a Delaware corporation formed on November 12, 1987. Epicor designs, develops, markets and supports enterprise application software solutions and services primarily for use by midsized companies and the divisions and subsidiaries of Global 1000 enterprises, which generally consist of companies with annual revenues between $25 million and $1 billion, and emerging enterprises, which generally consist of rapidly growing businesses with annual revenues under $25 million. Epicor’s solutions are designed to help companies focus on their customers, suppliers, partners and employees through enterprise-wide management of resources and information. This collaborative focus distinguishes Epicor from conventional enterprise resource planning (ERP) vendors, whose primary focus is improving internal business processes and efficiencies. Epicor believes that by automating and integrating information and critical business processes internally, as well as across their supply chain and distribution network, enterprises can improve not just their bottom line, but also their top line, allowing them to compete more effectively in today’s increasingly global economy.

Epicor’s principal executive offices are located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, and its telephone number is (949) 585-4000.

Eagle Parent, Inc., or Parent, is a Delaware corporation formed solely for the purpose of acquiring Epicor and Activant Group Inc. and has not engaged in any business except for activities related to its formation, the Offer (as defined below), the Merger (as defined below), the acquisition of Activant Group Inc. and arranging the related financing.

Parent is wholly owned by Apax US VII, L.P., a Cayman Islands exempted limited partnership, Apax US VII and Apax Europe VII-A, L.P. (“Apax Europe VII-A”), Apax Europe VII-B, L.P. (“Apax Europe VII-B”) and Apax Europe VII-1, L.P. (“Apax Europe VII-1” and, together with Apax US VII, Apax Europe VII-A and Apax Europe VII-B, the “Apax VII Funds”), each constituted under English limited partnership law. Apax US VII is advised by Apax Partners, L.P., a limited partnership organized under the laws of the State of Delaware. Apax Europe VII-A, Apax Europe VII-B and Apax Europe VII-1 are managed by Apax Partners Europe Managers Limited, a company constituted under English company law, which is advised by Apax Partners LLP, a partnership constituted under English limited liability partnership law.

The business address for Parent is: c/o Apax Partners, L.P., 601 Lexington Avenue, 53rd Floor, New York, New York 10022, and its telephone number is (212) 753-6300.

Element Merger Sub, Inc., or Sub, a Delaware corporation, is a wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Epicor. To date, Sub has not carried on any activities other than those related to its formation, the Offer and the Merger and arranging the related financing. Upon consummation of the proposed Merger, Sub will merge with and into Epicor and will cease to exist, with Epicor continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent.

The business address for Sub is: c/o Apax Partners, L.P., 601 Lexington Avenue, 53rd Floor, New York, New York 10022. The business telephone number for Sub is (212) 753-6300.

Tender Offer (see page 67)

On April 11, 2011, Sub commenced a tender offer, which we refer to as the Offer, for all of the outstanding shares of Company common stock at a price of $12.50 per share, net to the seller in cash, without interest and less applicable withholding taxes, which we sometimes refer to as the Offer Price. The Offer contemplated that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Sub and all outstanding shares of Company common stock, other than shares held by Parent, Merger Sub or the Company, shares held by our stockholders who have and validly exercised appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL (which shall instead be converted into the right to receive such consideration as shall be determined pursuant to Section 262 of the DGCL), and shares held by our stockholders who are party to a non-tender and support agreement (which shall be treated in the manner agreed between the parties to the applicable non-tender and support agreement), will be canceled and converted into the right to receive cash equal to the $12.50 offer price per share. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, the parties agreed to complete the merger whether or not the Offer is consummated. If the Offer is not consummated, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of whether the Offer is consummated.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting.

The Merger (see page 70)

The Merger Agreement provides that Sub will merge with and into the Company (which we refer to as the Merger, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. The Company will continue to do business following the Merger, but will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The Special Meeting (see page 23)

•

Date, Time and Place. The special meeting of Epicor stockholders will be held on [    ], [    ], 2011, at [    ] (Pacific Time), at our headquarters, located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

•

Matters to be Considered. At the special meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement. You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the Merger Agreement.

•	Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [ ], 2011, which we have set as the record date for the special meeting. The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of our stock entitled to vote on the matters to be presented at the special meeting will constitute a quorum.

•

Required Votes. Adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote on the Merger. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding (1) shares issuable upon the exercise of options to purchase Company common stock, which we refer to as stock options and (2) shares issuable upon vesting of Company restricted stock units, which we refer to as restricted stock units), which represents approximately [—]% of the outstanding shares of Company common stock on the record date. We believe that the directors and executive currently intend to vote all of the shares of Company common stock over which they have voting power “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, immediately prior to the execution of the Merger Agreement, each of L. George Klaus and Richard H. Pickup, as well as Mr. Pickup’s son, Todd Martin Pickup, together with their respective affiliated entities, entered into a non-tender and support agreement with Parent and Sub. Pursuant to the terms of such non-tender and support agreements, each of Messrs. Klaus, R. Pickup and T. Pickup has agreed to vote their shares of Company common stock in favor of the adoption of the Merger Agreement. Based on Schedule 13Ds filed by each of Mr. Klaus and Mr. R. Pickup on April 5, 2011 and the Schedule 13D filed by Mr. T. Pickup on April 7, 2011, we believe that the parties to the non-tender and support agreements collectively hold approximately 21% of the outstanding shares of Company common stock as of April 4, 2011.

In addition, following the execution of the Merger Agreement, Elliott Management Corporation entered into a tender and support agreement with Parent and Sub. It is anticipated that, pursuant to the terms of such tender and support agreement, Elliott Management Corporation and its affiliated funds will vote their shares of Company common stock in favor of the Merger. Based on the Schedule 13D filed by Elliott Associates, L.P. on April 14, 2011, affiliates of Elliott Management Corporation beneficially own approximately 11% of the outstanding shares of Company common stock as of April 10, 2011.

For a further discussion of the non-tender and support agreements and the tender and support agreement see “The Merger Agreement and Additional Agreements – Additional Agreements” beginning on page 91.

•	Voting.

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Internet and telephone voting may be available in the instructions from your broker, bank or other nominee. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 11:59 p.m. (Eastern Time) on [______], 2011. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Recommendation of our Board of Directors (see page 33)

After careful consideration, including a thorough review of the Offer and the Merger with Epicor’s legal and financial advisors, at a meeting held on April 3, 2011, the board of directors unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger, the Top-Up Option (as defined below) and the other transactions contemplated by the Merger Agreement, and (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer, the Top-Up Option and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Epicor.

In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Our Directors and Officers in the Merger” beginning on page 49.

The board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Opinion of the Company’s Financial Advisor (Page 38)

Moelis & Company, which we refer to as Moelis, was engaged by the Company to provide it with financial advisory services in connection with the potential sale of the Company. At the meeting of the Board of Directors on April 3, 2011, Moelis delivered its oral opinion, which was later confirmed in writing, that, based upon and subject to the conditions and limitations set forth in its written opinion, as of April 3, 2011, the consideration to be received by the stockholders of the Company in the Transaction (as defined in the written opinion of Moelis attached to this proxy statement as Appendix B) was fair from a financial point of view to such stockholders.

The full text of Moelis’ written opinion dated April 3, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix B and is incorporated herein by reference. You are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion is limited solely to the fairness of the consideration from a financial point of view as of the date of the opinion and does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to whether you should vote with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Activant Merger (see page 93)

Parent only intends to consummate the Merger and, if applicable, the Offer, on the same day it consummates the merger, which we refer to as the Activant Merger, with Activant Group Inc., which we refer to as Activant, pursuant to an Agreement and Plan of Merger dated as of April 4, 2011 by and among Parent, Sun5 Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent, Activant and Hellman & Friedman Capital Partners V, L.P., a Delaware limited partnership, solely in its capacity as agent and attorney-in-fact for Activant’s stockholders and optionholders, which we refer to as the Activant Merger Agreement. In addition, the consummation of the Merger is conditioned on the satisfaction or waiver of certain conditions set forth in the Activant Merger Agreement, including (i) the accuracy (subject to materiality and material adverse effect qualifications) of Activant’s representations and warranties set forth in the Activant Merger Agreement, including that since September 30, 2010, there has not been any effect, event, change, occurrence or circumstance that, individually or in the aggregate, has had or reasonably would be expected to have an Activant Material Adverse Effect (as defined herein), (ii) Activant’s compliance in all material respects with its covenants set forth in the Activant Merger Agreement and (iii) the absence of certain legal impediments to the Activant Merger. Furthermore, the Merger Agreement may be terminated in accordance with its terms if the Activant Merger Agreement is terminated in accordance with its terms prior to the consummation of the Activant Merger, or in certain circumstances if Parent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements in the Activant Merger Agreement. The Activant Merger Agreement also places certain restrictions on the ability of Parent to take certain actions in connection with the Merger.

Financing (see page 45)

Sub estimates that it will need up to approximately $715 million to purchase all of the issued and outstanding shares of Epicor’s common stock and to pay related fees and expenses, and an additional $267 million to repay indebtedness of Epicor at the consummation of the Merger. Parent estimates that it will need up to approximately $391 million (subject to an adjustment relating to Activant’s net working capital, not expected to exceed $5 million) to consummate the Activant Merger and to pay related fees and expenses, and an additional $503 million to repay the indebtedness of Activant at the consummation of the Merger. In the aggregate, including certain fees, expenses and other items not included in any of the above amounts, Parent estimates that it will need up to approximately $2.0 billion to complete the acquisition of both Epicor and Activant.

Debt Financing. Parent has received a commitment from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Royal Bank of Canada to provide it with a senior secured credit facility in an aggregate amount of $945 million, which we refer to as the Senior Secured Facilities, comprised of an $870 million term loan facility and a $75 million revolving credit facility. Additionally, Parent expects to either (i) issue and sell senior unsecured notes, which we refer to as the Senior Notes, in a Rule 144A or other private placement on or prior to the consummation of the Offer or the Merger, as applicable, yielding at least $465 million in gross cash proceeds, or (ii) if and to the extent Parent does not, or is unable to issue Senior Notes yielding at least $465 million in gross cash proceeds on or prior to the consummation of the Offer or the Merger, as applicable, obtain up to $465 million, less the amount of Senior Notes, if any, issued on or prior to the consummation of the Offer or the Merger, as applicable, in loans under a new senior unsecured bridge facility, which we refer to as the Bridge Facility. We refer to the Bridge Facility, together with the Senior Secured Facilities, as the Credit Facilities. Subject to certain conditions, the Credit Facilities will be available to Parent to finance the Offer, the Merger and the Activant Merger, repay or refinance certain existing indebtedness of Epicor and Activant, pay related fees and expenses and to provide for funding of the surviving corporation. The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the financial markets are materially adversely affected, but such financing may not be considered assured. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Equity Financing. Parent has obtained a $647 million equity commitment from the Apax VII Funds (or their permitted assignees), which have sufficient uncalled capital to fund such equity commitment. Parent will contribute or otherwise advance to Sub a portion of the proceeds of the equity commitments and of the Credit Facilities, such that together Sub will have sufficient funds to pay the aggregate Offer Price for all Shares tendered in the Offer, if any, the merger consideration and all related fees and expenses. The equity and debt financing commitments are subject to certain conditions.

While the Merger is not subject to a financing condition, Epicor is not entitled to seek specific performance of the consummation of the Merger and funding of the equity commitment pursuant to the equity commitment letters unless the debt financing is available. The funding under the debt and equity commitment letters is subject to certain conditions, including conditions that do not relate directly to the Merger Agreement. We believe the amounts committed under the debt and equity commitment letters and the proceeds from the Senior Notes will be sufficient to complete the Merger and the Activant Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such debt or equity commitment letters or if the conditions to such commitments are not met. If the Merger Agreement is terminated in the circumstance in which Parent fails to consummate the Merger in accordance with the terms and conditions of the Merger Agreement because it does not receive the proceeds of the debt financing commitments, then Parent may be obligated to pay Epicor a termination fee of up to $60,000,000 and to pay Activant a termination fee of $48,950,000.

Interests of Our Directors and Officers in the Merger (see page 49)

Our directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the acceleration and “cash-out” of options and restricted stock units, certain severance benefits that may be payable upon termination following a change in control, the right to continued indemnification and insurance coverage by the surviving corporation after the merger.

Material United States Federal Income Tax Consequences (see page 61)

The receipt of $12.50 in cash by our stockholders for each outstanding share of our common stock will generally be a taxable transaction to United States Holders for United States federal income tax purposes. Each of our stockholders generally will recognize taxable gain or loss, measured by the difference, if any, between the stockholder’s amount realized in the merger of $12.50 per share, and the tax basis of each share of our common stock owned by such stockholder. Stockholders should consult their own tax advisors to determine the particular tax consequences to them (including application of any U.S. federal non-income, foreign, state, local or other tax laws) of the merger.

Regulatory Matters (see page 64)

Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission, which we refer to as the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and certain waiting period requirements have been satisfied. These requirements apply to Sub’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, Neither the Offer nor the Merger can be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the Antitrust Division, and the applicable waiting period has expired or been terminated. Each of Parent and the Company filed such a notification and report form on April 11, 2011. On April 15, 2011, we were informed by the FTC that early termination of the waiting period has been granted, effective as of April 15, 2011.

The Merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. Under the Merger Agreement, however, the consummation of the Merger is not conditioned upon the receipt of any approval of any governmental authority, or expiration of any waiting period, under the antitrust laws of those jurisdictions.

Appraisal Rights (see page 57)

Pursuant to Section 262 of the DGCL, if you do not vote in favor of the adoption of the Merger Agreement and you instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages C-1 through C-5 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of Epicor common stock, as determined by a Delaware Court of Chancery, instead of the $12.50 per share merger consideration to be received by our stockholders pursuant to the Merger Agreement. The “fair value” of Epicor common stock may be more than, less than or equal to the $12.50 merger consideration you would have received for each of your shares pursuant to the Merger Agreement if you had not exercised your appraisal rights.

Generally, in order to exercise appraisal rights, among other things, you must:

•	not vote in favor of adoption of the Merger Agreement; and

•	make written demand for appraisal in compliance with the DGCL prior to the vote of our stockholders to adopt the Merger Agreement.

Abstaining or voting against the adoption of the Merger Agreement will not perfect your appraisal rights under the DGCL. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages C-1 through C-5 and in Appendix C. The text of the Delaware statute governing appraisal rights is very complex and we urge you to consult with your own legal counsel in the event you decide to exercise your appraisal rights. Failure to take all of the steps required under the DGCL will result in the loss of your appraisal rights.

Litigation Related to the Merger (see page 65)

Following announcement of the Merger Agreement, three (3) putative stockholder class actions were filed in the Superior Court of California, Orange County, and one (1) such suit was filed in Delaware Chancery Court. The actions pending in California are entitled, Kline v. Epicor Software Corp. et al., (filed Apr. 6, 2011); Tola v. Epicor Software Corp. et al., (filed Apr. 8, 2011); Watt v. Epicor Software Corp. et al., (filed Apr. 11, 2011). The action pending in Delaware is entitled Field Family Trust Co. v. Epicor Software Corp. et al., (filed Apr. 12, 2011). Amended complaints were filed in the Tola and Field Family Trust actions on April 13, 2011 and April 14, 2011, respectively. The suits allege that the Epicor directors breached their fiduciary duties of loyalty and due care, among others, by seeking to complete the sale of Epicor to Apax and its affiliates through an allegedly unfair process and for an unfair price and by omitting material information from the Solicitation/Recommendation Statement on Schedule 14D-9 that Epicor filed on April 11, 2011 with the SEC. The complaints also allege that Epicor, Apax, and Sub aided and abetted the directors in the alleged breach of fiduciary duties. The plaintiffs seek certification as a class and relief that includes, among other things, an order enjoining the Offer and Merger, rescission of the Merger, and payment of plaintiff’s attorneys’ fees and costs. We believe the lawsuits are without merit and intend to vigorously contest the actions. There can, however, be no assurance of the outcome of these lawsuits.

The Merger Agreement

Effects of the Merger on Our Common Stock and Equity Awards (see page 72)

•

Common Stock. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by Parent, Sub and their affiliates and stockholders who have perfected and not withdrawn a demand for appraisal rights under the DGCL (which shall instead be converted into the right to receive such consideration as shall be determined pursuant to Section 262 of the DGCL) and shares held by our stockholders who are party to a non-tender and support agreement (which shall be treated in the manner agreed between the parties to the applicable non-tender and support agreement)) will be automatically cancelled and converted into the right to receive $12.50 in cash, without interest.

•

Stock Options. Prior to the effective time of the merger, each outstanding stock option to purchase our common stock will vest in full. Each stock option to purchase our common stock outstanding at the effective time of the merger will be cancelled and converted into the right to receive, as soon as reasonably practicably after the effective time of the merger, an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $12.50 over the exercise price per share of such option, less applicable withholding taxes If the exercise price per share of an option to acquire our common stock equals or exceeds the $12.50 per share merger consideration, such option will be cancelled without payment.

•

Restricted Stock Units. As of the effective time of the merger, each outstanding restricted stock unit will cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the Merger, $12.50 per underlying share, without interest and less any applicable withholding taxes.

•

Restricted Stock. As of immediately prior to the consummation of the Offer or the Effective Time if the Offer is not consummated, each outstanding share of restricted stock shall become or otherwise be deemed vested pursuant to the terms of the equity plan and award agreement governing such restricted stock and all restrictions on such vested restricted stock shall lapse and holder thereof shall have the right to tender the Shares underlying the award of vested restricted stock then held (net of any tax withholding) into the Offer. To the extent any Shares that were formerly restricted stock are not so tendered or if the Offer is not consummated, upon the Effective Time, they shall be converted into the right to receive the Offer Price in accordance with the procedures for the Company common stock. Notwithstanding the foregoing, any Shares of restricted stock held by a person that is subject to a non-tender and support agreement shall be treated in the manner agreed between the parties to the applicable non-tender and support agreement.

•	Employee Stock Purchase Plan. Epicor shall terminate its existing Employee Stock Purchase Plan at or prior to the Effective Time.

Solicitation of Competing Proposals (see page 79)

The Merger Agreement provides that from April 4, 2011 until 11:59 p.m., Los Angeles time, on May 4, 2011, which we refer to as the “go shop” period, we are permitted to solicit any inquiry or the making of any competing proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any competing proposals. From and after 12:00 a.m., Los Angeles time, on May 5, 2011 and until the effective time of the merger or, if earlier, the termination of the Merger Agreement, we are not permitted to solicit any inquiry or the making of any competing proposals or engage in any negotiations or discussions with any person relating to an competing proposal.

Notwithstanding these restrictions, under certain circumstances, we may, from and after 11:59 a.m., Los Angeles time, on May 5, 2010, which we refer to as the no-shop period start date, and prior to the time that the earlier of the closing of the Offer or our stockholders adopting the Merger Agreement, respond to a competing proposal or engage in discussions or negotiations with the person making such a competing proposal. In addition, the restrictions applicable to us following the no-shop period start date do not apply to our activities with any person who made a written competing proposal prior to the no-shop period start date that our board of directors believed in good faith (after consultation with its financial advisor and outside legal counsel) could reasonably be expected to result in a superior proposal. At any time before the earlier of the closing of the Offer or the adoption of the Merger Agreement by our stockholders, if our board of directors determines that a competing proposal is a superior proposal, we may terminate the Merger Agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a termination fee to Parent. See “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page 67.

Conditions to the Merger (see page 70)

The respective obligations of the Company, Parent and Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, the adoption of the Merger Agreement by our stockholders, receipt of required antitrust approvals or termination of the applicable waiting period, the accuracy of the representations and warranties of the parties, the satisfaction or waiver of the conditions to Parent’s obligations to consummate the Activant Merger, and compliance by the parties with their respective obligations under the Merger Agreement. The representations and warranties of the Company are described under “The Merger Agreement and Other Agreements — Terms of the Merger Agreement — Representations and Warranties” beginning on page 74.

Termination (see page 86)

The Merger Agreement may be terminated:

•	by mutual written consent of Parent and Epicor at any time prior to the effective time of the Merger, whether or not stockholder approval of the adoption of the Merger Agreement has been obtained;

•	by either Parent or Epicor if:

•

the effective date of the Merger shall not have occurred on or before October 4, 2011, which we refer to as the Termination Date; provided, however, that the right to terminate the Merger Agreement on such date shall not be available to Parent or Epicor if (x) the consummation of the Offer shall have occurred or (y) the failure of Parent or Epicor, as applicable, to perform any of its obligations under the Merger Agreement or the Activant Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date; or

•	any governmental, regulatory, judicial or administrative authority, agency or commission of competent jurisdiction shall have issued a decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or those contemplated by the Activant Merger Agreement, and such action shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this clause shall have used their reasonable best efforts to prevent, oppose or remove such order, injunction, law or judgment; or

•

the Epicor stockholders shall not have adopted the Merger Agreement at the special meeting or at any adjournment or postponement thereof at which the transactions contemplated in the Merger Agreement have been voted upon; or

•	the Activant Merger Agreement shall have been terminated in accordance with its terms prior to the consummation of the Activant Merger; or

•	by Epicor if:

•

Parent or Sub breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement or in the Activant Merger Agreement, which breach or failure to perform (x) would result in a failure of a condition to the Merger (or to the Activant Merger, as the case may be) regarding the accuracy of Parent or Sub’s representations and warranties or compliance with its covenants or agreements to be satisfied and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure; however, Epicor does not have the right to terminate described in this clause if the consummation of the Offer has occurred; or

•

prior to the consummation of the Offer occurring and prior to obtaining the Stockholder Approval, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal immediately following or concurrently with such termination to the extent permitted by the Merger Agreement (provided that concurrently with such termination, Epicor pays the Termination Fee and that in the event that such fee is not so paid, any attempted termination shall be null and void); or

•

all of the conditions to the Merger have been satisfied or, if permitted by applicable law, waived (other than (A) the delivery of the officer’s certificate which, by its terms, may only be delivered as of the Merger, but provided that such certificate could be so delivered at the time of any such termination pursuant to this clause and (B) the satisfaction of the conditions to the Parent’s obligation to consummate the Activant Merger which, by their terms, need only be satisfied as of the consummation of the Merger, but provided that all of such conditions could be satisfied at the time of any such termination pursuant to this clause) and Parent and Sub fail to consummate the Merger within two business days following the date of the consummation of the Merger should have occurred pursuant to the terms of the Merger Agreement and Epicor provides written notice at least one day prior to such termination stating its intention to terminate the Merger Agreement; or

•

all of the conditions to the Offer have been satisfied or, if permitted by applicable law, waived (other than (A) the delivery of the officer’s certificate which, by its terms, may only be delivered as of the consummation of the Offer, but provided that such certificate could be so delivered at the time of any such termination pursuant to this clause and (B) the satisfaction of the conditions to the Parent’s obligation to consummate the Activant Merger, which, by their terms, need only be satisfied as of the consummation of the Offer, but provided that all of such conditions could be satisfied at the time of any such termination pursuant to this clause) and Parent failed to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn promptly in accordance with the Merger Agreement; or

•	by Parent if:

•

Epicor breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement which breach or failure (if such breach or failure is not a breach of Epicor’s obligation to consummate the Merger as set forth herein) to perform (x) would result in a failure of a condition to the Merger regarding the accuracy of Epicor representations and warranties or compliance with its covenants or agreements to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured by Epicor within 30 days of receipt by Epicor of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate described in this clause if the consummation of the Offer shall have occurred; or

•

(x) the Epicor Board shall have been deemed to have made an Adverse Recommendation Change (provided, however, that Parent shall not have such right to terminate if (A) the consummation of the Offer shall have occurred or (B) if required by applicable law, the Stockholder Approval has been obtained); (y) Epicor enters into an Alternative Acquisition Agreement; or (z) Epicor or the Epicor Board materially breaches (or is deemed to have materially breached) certain provisions of the Merger Agreement with respect to solicitation of Competing Proposals.

Under the Activant Merger Agreement, Parent agreed not to terminate the Merger Agreement without the prior written approval of Activant.

Termination Fee; Expenses (see page 88)

Epicor Termination Fee

Epicor has agreed to pay Apax Partners, L.P. and Activant, in proportions designated by Apax Partners, L.P., a termination fee of $40 million, in the aggregate, which we refer to as the Termination Fee, if:

•

(i)(A) Epicor or Parent terminates the Merger Agreement due to (x) the failure of the Merger to be completed by October 4, 2011 or (y) the failure of Epicor stockholders to adopt the Merger Agreement at the stockholders meeting, to the extent such stockholder approval is required by applicable law, or (B) the Merger Agreement is terminated by Parent due to a material breach of Epicor’s representations, warranties, covenants or agreements set forth in the Merger Agreement that is not principally caused by the willful or intentional breach or willful or intentional failure of Epicor to perform any of its obligations under the Merger Agreement (including willful or intentional breach of Epicor’s obligation to consummate the Merger), (ii) after the date of the Merger Agreement and prior to such termination, Epicor receives a Competing Proposal which is publically disclosed and has not been withdrawn, and (iii) within 12 months after any termination of the Merger Agreement in the circumstances described in clause (A) above, Epicor enters into a definitive agreement with respect to any Competing Proposal which is thereafter consummated or consummates any Competing Proposal (as defined below). For purposes of determining whether the Termination Fee is payable under the circumstances described in the previous sentence, the references to “15%” in the definition of Competing Proposal shall be deemed to be references to “50%”;

•

Epicor terminates the Merger Agreement in order to enter into an agreement with respect to a superior proposal, provided, however, if immediately following or concurrently with Epicor entering into an Alternative Acquisition Agreement (as defined below) with a Qualified Go-Shop Bidder (as defined below) that has made a Superior Proposal (as defined below), such termination occurs on or before May 9, 2011, then Epicor shall pay an aggregate termination fee of $15 million; or

•

Parent terminates due to (i) (x) the Epicor Board having made an Adverse Recommendation Change (as defined below), (y) entry by Epicor into an Alternative Acquisition Agreement, or (z) Epicor or the Epicor Board having materially breached (or is deemed to have materially breached) certain provisions of the Merger Agreement with respect to solicitation of Competing Proposals; or (ii) a material breach of Epicor’s representations, warranties, covenants or agreements set forth in the Merger Agreement as described above under that is principally caused by the willful or intentional breach or willful or intentional failure of Epicor to perform any of its obligations under the Merger Agreement (including willful or intentional breach of Epicor’s obligation to consummate the Merger).

Parent Termination Fee

If Epicor terminates the Merger Agreement due to a material breach of Parent’s representations and warranties, covenants or agreements in the Merger Agreement that is a principal factor in the Offer or the Merger to be consummated or Parent fails to effect the closing of the merger under certain circumstances, Parent may be obligated to pay the Company a termination fee of $60 million. We refer to this fee as the Reverse Termination Fee.

Parent has agreed to pay Epicor a special termination fee of $20 million if the Merger Agreement is terminated by either Parent or Epicor (i) due to the termination of the Activant Merger Agreement as a result of the failure of the conditions with respect to the representations and warranties contained therein being true and correct on such date or (ii) if the effective date of the Merger shall not have occurred on or before October 4, 2011, if and only if the Activant Merger Agreement could have been terminated due to failure of conditions with respect to the representations and warranties contained therein being true and correct on such date. The Activant Merger Agreement is described under “The Merger Agreement and Other Agreements—Additional Agreements—Activant Merger Agreement” beginning on page 93.

Expense Reimbursement

If Parent terminates the Merger Agreement because Epicor’s stockholders do not adopt the Merger Agreement at the special meeting, Epicor has agreed to reimburse Parent in an amount up to $10 million for all documented out-of-pocket fees and expenses incurred by Parent or its affiliates in connection with the Merger Agreement and the transactions contemplated therein. Any amounts paid by Epicor will reduce dollar for dollar the Termination Fee.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger, and other matters to be considered by Epicor’s stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q: What is the proposed transaction and what effects will it have on the Company?

A: The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Sub will merge with and into the Company. Upon completion of the Merger, Sub will cease to exist and the Company will continue as the surviving corporation. As a result of the Merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q: I received documents relating to a tender offer. What is the purpose of the Merger?

A: On April 11, 2011, Sub commenced the offer for all of the outstanding shares of Company common stock at a price of $12.50 per share, net to the seller in cash without interest and less applicable withholding taxes, which we refer to as the Offer. The Offer was commenced pursuant to the Merger Agreement and you received documents from Parent, Sub and the Company in connection with the Offer.

However, under the terms of the Merger Agreement, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement that will be considered at the special meeting.

We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of whether the Offer is consummated. Regardless of whether you tendered your shares of Company common stock in the Offer, you may nevertheless vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the per share merger consideration of $12.50 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the Delaware General Corporation Law, which we refer to as the DGCL, with respect to such shares (which shall instead be converted into the right to receive such consideration as shall be determined pursuant to Section 262 of the DGCL).

Q: What happens if the Merger is not consummated?

A: If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company.

Q: What will be the effect of the Merger?

A: After the effective time of the Merger, you will no longer own any shares of our common stock. All of the capital stock of Epicor following completion of the Merger will be wholly owned by Parent.

Q: If the Merger is completed, what will I receive for the shares of Epicor common stock I hold?

A: If the Merger is completed, each share of Epicor common stock, including restricted shares, that you own at the effective time of the Merger will be automatically cancelled and converted into the right to receive $12.50 in cash, without interest and less applicable withholding taxes. However, if you perfect your appraisal rights, you will not receive the $12.50 per share merger consideration and instead your shares will be subject to appraisal in accordance with the DGCL.

Q: Is the Merger expected to be taxable to me?

A. Yes. The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

Payments made to a Non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “The Merger — Certain Material United States Federal Income Tax Consequences of the Merger” beginning on page 61 for definitions of “United States Holder” and “Non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q: Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A: Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Our Directors and Officers in the Merger” beginning on page 49.

Q: When and where is the special meeting?

A: The special meeting of Epicor stockholders will be held on [    ],[    ], 2011, at [    ] (Pacific Time), at our headquarters, located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

Q: What vote is required to adopt the Merger Agreement and approve the adjournment, if necessary?

A: Adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the Merger. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, requires the approval of a majority of the votes present in person or by proxy and entitled to vote at the meeting.

Q: How are votes counted

A: Each share of our common stock outstanding on the record date is entitled to one vote on each of the proposals.

Abstentions and broker non-votes are treated as shares represented in person or by proxy and entitled to vote at the special meeting and will, therefore, count toward the determining whether a quorum exists, but will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. It is critical that you vote or provide instructions to your broker as to how to vote your Shares in respect of the proposal to adopt the Merger Agreement.

With respect to the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q: Who may attend the special meeting?

A: You are entitled to attend the special meeting if you owned shares of our common stock at the close of business on [    ], 2011, which we have set as the record date for the special meeting. Stockholders must present a form of photo identification to be admitted to the special meeting. If you hold shares in “street name” (that is, through a bank or brokerage firm) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of the Epicor common stock as of the close of business on [            ,             ], the record date.

Q: Who is entitled to vote?

A: You are entitled to vote on the proposals to be considered at the special meeting if you owned shares of our common stock at the close of business on [    ], 2011, the record date for the special meeting. For each share of our common stock you owned at the close of business on the record date, you will have one vote on each proposal presented at the special meeting. On the record date, there were [    ] shares of our common stock issued and outstanding and entitled to vote at the special meeting.

Q: How does our board of directors recommend that I vote?

A: Our board of directors has unanimously determined that the Merger is advisable and that the terms of the Merger Agreement and the Merger are fair to and in the best interests of our stockholders. Accordingly, our board of directors unanimously approved the Merger Agreement and the Merger and recommends that you vote “FOR” the adoption of the Merger Agreement. For more information, we refer you to “The Merger — Background of the Merger” and “ — Recommendation of the Board of Directors; Reasons for the Merger.”

Q: How many shares must be present to hold the meeting?

A: A quorum must be present at the special meeting for any business to be conducted. The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of Epicor stock entitled to vote at the special meeting will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may, subject to the terms and conditions of the Merger Agreement, adjourn the meeting until a quorum is present or represented. Unless the meeting is adjourned for more than thirty (30) days, or a new record date is fixed for the adjourned meeting, the time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q: What happens if I sell my shares before the special meeting?

A: The record date for the special meeting, [    ], 2011, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the Merger, you will retain your right to vote at the special meeting, but you will lose the right to receive the merger consideration for your shares. The right to receive such merger consideration will pass to the person who owns your shares when the Merger becomes effective.

Q: I tendered my shares in the Offer. Can I vote my shares at the special meeting?

A: Yes. You were a stockholder as of the record date and because the Offer has not been consummated, you still have the right to vote your shares. You should follow the instructions below in “How do I vote?”

Q: How do I vote?

A: If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Internet and telephone voting may be available in the instructions from your broker, bank or other nominee. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 11:59 p.m. (Eastern Time) on             , 2011. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

Q: What if I do not specify how my shares are to be voted?

A: If you are a registered stockholder, and you submit a proxy card but do not provide voting instructions, your shares will be voted:

•	“FOR” the adoption of the Merger Agreement, and

•	“FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you hold your shares in street name and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the Merger Agreement.

Q: How do I change my vote after I submit my proxy?

A: You can change your vote before your proxy is voted at the special meeting. If you are a registered stockholder, you may change or revoke your proxy by notifying our Corporate Secretary in writing at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, by submitting by mail to such address a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be changed by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your bank or brokerage firm to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your bank or brokerage firm to change your vote.

Q: Who will solicit and pay the cost of soliciting proxies?

A: Epicor is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Epicor shares. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. We agreed to pay [    ] a fee of approximately $[    ] for proxy advisory services, a fee of $[    ] for proxy solicitation services and to reimburse [    ] for reasonable out of pocket expenses.

Q: What should I do now?

A: We urge you to read this proxy statement carefully in its entirety, including its appendices, and to consider how the Merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your bank or brokerage firm on how to vote, as discussed above. Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote “FOR” the adoption of the Merger Agreement and “FOR” adjournment or postponement, if necessary or appropriate, to solicit additional proxies in favor of adoption of the Merger Agreement in accordance with the recommendation of our Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

Q: Should I send in my stock certificates now?

A: No. If the Merger Agreement is approved and adopted and other conditions to the Merger are satisfied, shortly after the Merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to BNY Mellon Shareowner Services, the paying agent appointed by Parent. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q: I already sent my stock certificates to BNY Mellon in connection with the Offer. What do I need to do to get my merger consideration?

A: If the Offer has terminated, your stock certificates will be returned to you. If you tendered your shares by book-entry transfer into BNY Mellon’s account at The Depository Trust Company (“DTC”) those shares will be credited to an account maintained at the DTC, promptly following the expiration or termination of the Offer.

If the Merger Agreement is adopted and other conditions to the Merger are satisfied, shortly after the Merger is completed you will receive a new letter of transmittal with instructions informing you how to send in your stock certificates to BNY Mellon Shareowner Services, the paying agent appointed by Parent. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

If the Offer is consummated prior to the special meeting, you will receive payment in accordance with the documents you received in connection with the Offer.

Q: When do you expect the Merger to be completed?

A: We are working towards completing the Merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the Merger to be completed in the second quarter of 2011.

Q: When will I receive the cash payment for my shares?

A: Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the Merger, BNY Mellon Shareowner Services will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates to BNY Mellon Shareowner Services, it will promptly pay the merger consideration owing to you, less any applicable withholding taxes.

Q: Where can I find more information about Epicor?

A: We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 108.

Q: Who can help answer my other questions?

A: If you have more questions about the Merger, you should contact Epicor’s Investor Relations Department by (i) writing Epicor, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, Attention: Investor Relations, (ii) calling (949) 585-4000, or (iii) visiting our website at www.Epicor.com. If your bank or brokerage firm holds your shares, you may call your bank or brokerage firm for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, including the timing of the Merger and other information relating to the Merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the Merger, including the adoption of the Merger Agreement by our stockholders and the receipt of certain governmental approvals;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of up to $40 million to Parent or to reimburse Parent’s transaction expenses in an amount of up to $10 million if the Merger Agreement is terminated under certain circumstances;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Epicor and others relating to the Merger Agreement;

•	risks related to diverting management’s attention from our ongoing business operations; and

•

other risks detailed in our filings with the SEC, including the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our subsequent periodic filings on Form 10-Q. See “Where You Can Find More Information” on page 108.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. We undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in forward-looking statements in this proxy statement. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference into this document.

PARTIES TO THE MERGER

Company

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000,

Irvine, CA 92612

(949) 585-4000

Epicor Software Corporation is a Delaware corporation formed on November 12, 1987. Epicor designs, develops, markets and supports enterprise application software solutions and services primarily for use by midsized companies and the divisions and subsidiaries of Global 1000 enterprises, which generally consist of companies with annual revenues between $25 million and $1 billion, and emerging enterprises, which generally consist of rapidly growing businesses with annual revenues under $25 million. Epicor’s solutions are designed to help companies focus on their customers, suppliers, partners and employees through enterprise-wide management of resources and information. This collaborative focus distinguishes Epicor from conventional enterprise resource planning (ERP) vendors, whose primary focus is improving internal business processes and efficiencies. Epicor believes that by automating and integrating information and critical business processes internally, as well as across their supply chain and distribution network, enterprises can improve not just their bottom line, but also their top line, allowing them to compete more effectively in today’s increasingly global economy.

Parent

Eagle Parent, Inc.

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

(212) 753-6300

Eagle Parent, Inc. is a Delaware corporation formed solely for the purpose of acquiring Epicor and Activant and has not engaged in any business except for activities related to its formation, the Offer, the Merger, the Activant Merger and arranging the related financing.

Parent is wholly owned by the Apax VII Funds, each constituted under English limited partnership law. Apax US VII is advised by Apax Partners, L.P., a limited partnership organized under the laws of the State of Delaware. Apax Europe VII-A, Apax Europe VII-B and Apax Europe VII-1 are managed by Apax Partners Europe Managers Limited, a company constituted under English company law, which is advised by Apax Partners LLP, a partnership constituted under English limited liability partnership law.

Sub

Element Merger Sub, Inc.

c/o Apax Partners

601 Lexington Avenue, 53rd Floor

New York, New York 10022

(212) 753-6300

Element Merger Sub, Inc., a Delaware corporation, is a wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Epicor. To date, Sub has not carried on any activities other than those related to its formation, the Offer and the Merger and arranging the related financing. Upon consummation of the proposed Merger, Sub will merge with and into Epicor and will cease to exist, with Epicor continuing as the Surviving Corporation.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of our stockholders to be held on [    ],[    ], 2011, at [    ] (Pacific Time), at Epicor’s headquarters located at 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement, to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must adopt the Merger Agreement for the Merger to occur. If our stockholders do not adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [    ], 2011.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [    ], 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [    ] shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the special meeting.

A quorum is necessary to hold the special meeting. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under the DGCL, other than pursuant to Section 253 thereof the Merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the adoption of the Merger Agreement. Each outstanding share of our common stock is entitled to one vote.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

If your shares are held in “street name” by your bank or brokerage firm, you should instruct your bank or brokerage firm how to vote your shares using the instructions provided by your bank or brokerage firm. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank or brokerage firm and they can give you directions on how to vote your shares. Banks or brokerage firms who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement. Therefore, absent specific instructions from the beneficial owner of the shares, banks or brokerage firms are not empowered to vote the shares with respect to the adoption of the Merger Agreement (i.e., “broker non-votes”).

Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Abstentions also will have the same effect as a vote “AGAINST” any adjournment or postponement of the special meeting, but broker non-votes will have no effect with respect to the adjournment or postponement proposal.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding (1) shares issuable upon the exercise of options to purchase Company common stock, which we refer to as stock options and (2) shares issuable upon vesting of Company restricted stock units, which we refer to as restricted stock units), which represents approximately [—]% of the outstanding shares of Company common stock on the record date. We believe that the directors and executive currently intend to vote all of the shares of Company common stock over which they have voting power “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, immediately prior to the execution of the Merger Agreement, each of L. George Klaus and Richard H. Pickup, as well as Mr. Pickup’s son, Todd Martin Pickup, together with their respective affiliated entities, entered into a non-tender and support agreement with Parent and Sub. Pursuant to the terms of such non-tender and support agreement, each of Messrs. Klaus, R. Pickup and T. Pickup has agreed to vote their shares of Company common stock in favor of the adoption of the Merger Agreement. Based on a Schedule 13D filed by each of Mr. Klaus and Mr. R. Pickup on April 5, 2011 and the Schedule 13D filed by Mr. T. Pickup on April 7, 2011, we believe that the parties to the non-tender and support agreements currently hold approximately 21% of the outstanding shares of Company common stock as of April 4, 2011.

In addition, following the execution of the Merger Agreement, Elliott Management Corporation entered into a tender and support agreement with Parent and Sub. It is anticipated that, pursuant to the terms of such tender and support agreement, Elliott Management Corporation will each vote its shares of Company common stock in favor of the Merger. Based on the Schedule 13D filed by Elliott Management Corporation on April 14, 2011, affiliates of Elliott Management Corporation party to the tender and support agreement beneficially own approximately 11% of the outstanding shares of Company common stock as of April 10, 2011.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

You may revoke your proxy before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise our Corporate Secretary of the revocation in writing, which must be received by our Corporate Secretary before the time of the special meeting; (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke, which we must receive before the time of the special meeting; or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your bank or brokerage firm to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your bank or brokerage firm to change your vote.

We do not expect that any matter other than the adoption of the Merger Agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by us a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

Although it is not expected, subject to the terms and conditions of the Merger Agreement, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Parent, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitations by mail, telephone, facsimile or other contact in connection with the Merger.

We made arrangements with [    ] to assist in our solicitation of proxies for the special meeting and in communicating with stockholders regarding the Merger Agreement and the Merger. We agreed to pay [    ] a fee of approximately $[    ] for proxy advisory services, a fee of $[    ] for proxy solicitation services and to reimburse [    ] for reasonable out of pocket expenses.

We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [—] toll-free at [—].

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

General

In the Merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $12.50 in cash, without interest and less any applicable withholding taxes. All of the equity interests in Epicor will be owned by Parent.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. During this period, representatives of Epicor held many conversations, both by telephone and in person, about possible strategic and restructuring alternatives, including the sale of the company. The following chronology covers only the key events that led to the signing of the Merger Agreement, and does not purport to catalogue every conversation among representatives of Epicor or between representatives of Epicor and other parties.

As part of its ongoing evaluation of Epicor’s business, the Board of Directors, together with senior management, continually reviews and assesses opportunities to increase stockholder value and achieve long term strategic goals, including, among other things, strategic alliances and partnerships to grow Epicor’s business, potential opportunities for business combinations, acquisitions, internal restructurings and investments and other strategic alternatives.

From time to time prior to June 2010, Epicor had received inquiries from various software companies and private equity firms, including Apax, interested in initiating discussions regarding a potential business combination. However, none of these inquiries proceeded beyond initial discussions.

In early June, Epicor received additional inquiries from several private equity firms, including Apax, seeking to initiate discussions regarding an acquisition. On June 21, 2010, L. George Klaus, Epicor’s Chairman and Chief Executive Officer met with a representative of Apax and a representative of Elliott Associates, Epicor’s largest stockholder, to discuss a possible acquisition. Thereafter, on June 28, 2010, Epicor received an unsolicited nonbinding verbal expression of interest in a potential acquisition from a representative of Apax on behalf of funds advised by Apax. Apax proposed an all cash acquisition at $10.50 per share, subject to due diligence.

On July 1, 2010, the Board of Directors held a meeting, which was also attended by representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). At the meeting, Mr. Klaus updated the board with respect to the expressions of interest received from Apax and other private equity firms. The representatives of WSGR reviewed with the board its fiduciary duties with respect to the unsolicited proposals. The board discussed the possibility of retaining a financial advisor, and a proposed response to Apax. Following the board meeting, at the direction of the board, Mr. Klaus responded to Apax that Epicor was then focused on pursuing its stand-alone strategy and further building the Company, and that Epicor had an upcoming board meeting at which it would conduct its annual strategy planning. Mr. Klaus indicated that the board intended to review the proposal in the context of that effort.

On July 20, 2010, Epicor also held a preliminary meeting with a software company, referred to herein as Party A, to explore the potential of a business combination transaction.

On July 28, the Board of Directors held a regularly scheduled board meeting that was attended by Epicor’s management and representatives of WSGR. At the meeting, among other topics, the board reviewed the Company’s recent business, financial and operational performance, future business plans, and potential acquisition candidates. The board also reviewed the expressions of interest from the private equity firms, as well as Epicor’s stock price performance and potential valuations discussed with three investment banking firms who had met with the Company with respect to a potential engagement. A representative of WSGR reviewed with the board its fiduciary obligations in the context of mergers and acquisitions, the current mergers and acquisitions and environment, and considerations regarding transactions with private equity firms. The board discussed potential responses to the private equity firms that had expressed interest, and other potential strategic and private equity buyers who might have interest. The board instructed management to work with the firms that had expressed interest in the Company to achieve additional certainty with respect to their proposals and then report back to the board.

On July 30, Mr. Klaus spoke with a representative of Apax and informed such representative that the board had authorized management to further explore a transaction, and that Epicor was prepared to execute a confidentiality and standstill agreement to facilitate the exchange of due diligence information. Later that day, Epicor provided a proposed confidentiality agreement to Apax. On August 2, 2010, Apax provided an initial due diligence request list to Epicor, and on August 3 2010, Apax provided comments on the confidentiality agreement, which was negotiated and executed later that day.

Also on August 3, 2010, Epicor provided a confidentiality agreement to Hellman & Friedman LLC (“Hellman & Friedman”), a private equity firm whose affiliated investment funds are the principal stockholders of Activant, and received a preliminary due diligence request from Hellman & Friedman. After negotiation, Epicor executed the confidentiality agreement with an affiliate of Hellman & Friedman on August 12, 2010.

On August 11, 2010 Epicor provided a proposed confidentiality agreement to a third private equity firm, Party B, which was ultimately executed after negotiation on August 12, 2010.

During late August and early September, Epicor provided preliminary due diligence to each of Apax, Hellman & Friedman and Party B, including in-person management meetings with each of them during the week of August 30, 2010 and the exchange of preliminary due diligence materials. Epicor requested that each firm provide a formal indication of interest by September 8, 2010. On September 8, 2010, Apax submitted a formal nonbinding indication of interest for an acquisition of Epicor, reaffirming its price of $10.50 per share. Hellman & Friedman also submitted a formal nonbinding indication of interest for an acquisition by Activant of Epicor at $10.25 per share in cash. Party B declined to submit an offer. On September 9, 2010, the Board of Directors met, with representatives of management and representatives of WSGR and Moelis present. At the meeting, the board reviewed with Moelis the indications of interest received and preliminary valuation data with respect to the prices reflected in the two indications of interest received. The board discussed that there had been no interest received from Party A since July 2010. A representative of WSGR then reviewed with the board its fiduciary duties and the process for continued evaluation of the indications of interest. After discussion, the board authorized the retention of Moelis to act as Epicor’s financial advisor and authorized management to continue discussions with both Apax and Hellman & Friedman. On September 10, Party A contacted Mr. Klaus to indicate it was not interested in pursuing a business combination with Epicor at the present time.

Following the board meeting, Epicor contacted both Apax and Hellman & Friedman with respect to continuing discussions, indicating to both that it was not then prepared to engage in exclusive discussions. In mid-September, both Apax and Hellman & Friedman initiated more extensive due diligence on Epicor. On September 14, both Apax and Hellman & Friedman sent additional due diligence request lists to Epicor.

On September 14, 2010, Epicor executed a confidentiality agreement with another large stockholder of Activant, and a confidentiality agreement with Activant. On September 15, 2010, Epicor executed a confidentiality agreement with a third large stockholder of Activant and a consent that permitted Hellman & Friedman and the other large stockholders of Activant to discuss and enter into agreements and understandings among themselves regarding a potential transaction.

On September 17, 2010, Moelis received an unsolicited call from another private equity firm, Party C, expressing initial interest in pursuing an acquisition of Epicor.

In addition, on September 18, 2010, Epicor negotiated a confidentiality agreement that would be used by Apax in discussions regarding the proposed transaction with debt financing sources. Hellman & Friedman, together with Activant, and Apax each continued due diligence through September through multiple in-person meetings in late September and early October and an electronic data room prepared by Epicor.

On September 20, 2010, Epicor’s board approved the engagement of Moelis to serve as Epicor’s financial advisor by unanimous written consent, and Epicor and Moelis executed an engagement letter.

In mid-September, a representative of another software firm, Party D, met with John Hiraoka, Epicor’s Chief Marketing Officer and Executive Vice President, at Epicor’s headquarters to discuss potential ways in which the companies could work together.

On September 29, 2010, Moelis, on behalf of Epicor, provided a bid process letter outlining the terms for submitting a definitive offer to acquire Epicor, as well as a proposed form of merger agreement, to Apax and Hellman & Friedman. The bid process letter requested that a final binding written offer and a markup of the merger agreement be submitted by October 13, 2010.

On October 4, 2010, Epicor received a non-binding indication of interest from Party C proposing a transaction with a price of $10.00 to $11.00 per share.

On October 6, 2010, Epicor announced preliminary financial results for the third quarter of 2010 indicating that the Company expected to exceed previously provided guidance. Also on October 6, a representative of Party D sent an email to Michael Pietrini, Epicor’s Chief Financial Officer and Executive Vice President of Finance and Administration, and Mr. Hiraoka requesting further discussions with Epicor. Mr. Hiraoka contacted Party D and indicated that Epicor would be in touch in the near future.

During the week of October 7, 2010, at the instruction of the board, Moelis contacted 5 potential strategic acquirers, including Party A, who were identified as the parties most likely to have a strategic interest in, and the capability of, acquiring Epicor. After initial inquiries, none of the strategic parties indicated an interest in pursuing discussions with Epicor.

On October 8, 2010, Hellman & Friedman indicated it could no longer support its proposed valuation of an acquisition by Activant of Epicor at $10.25. As result, Epicor terminated its discussions with Hellman & Friedman and Activant. Also, on October 8, 2010, Party C submitted a revised indication of interest at $11.00 to $12.00 per share.

Through early October, Apax continued due diligence on Epicor through an electronic data room prepared by Epicor.

On October 11, 2010, Epicor provided a confidentiality agreement to Party C, which was negotiated with Party C and executed on October 14, 2010. Party C provided a preliminary due diligence request list to Epicor.

On October 14, 2010, the Board of Directors met with representatives of WSGR and Moelis present. Mr. Klaus reviewed the discussions with the private equity firms. He noted that Party B and Hellman & Friedman had declined to move forward and that Apax had indicated that it would not be able to submit a proposal by the October 13, 2010 deadline and had requested an extension until October 18, 2010. Mr. Klaus reported that Party C had submitted a non-binding indication of interest in the range of $11.00 - $12.00 per share. The board then discussed the process that had been pursued to date, as well as Epicor’s recent, historical and projected operating results. Next, Moelis provided various valuation analyses with respect to Epicor. Following discussion, the board authorized Moelis to inform Apax that it should submit a final indication of interest, including an improved price, by October 18, 2010 and to communicate to Party C that an indication of interest below $12.00 per share was unlikely to result in continued discussions.

On October 16, 2010, the Chief Executive Officer of Party D sent a letter to Mr. Klaus proposing further discussions regarding the possibility of a strategic business combination between the parties.

On October 18, 2010, Apax indicated to Epicor that it could no longer support its proposed valuation of $10.50 per share, and Epicor terminated discussions with, and access to due diligence by, Apax.

On October 20, 2010, Party C held a preliminary meeting with Epicor’s management.

On October 25 and 26, 2010, the Board of Directors held a regularly scheduled meeting; representatives of Moelis were present for a portion of the meeting. In addition to the regularly scheduled operational and financial business of the meeting, Moelis reviewed the contacts with various private equity firms and potential strategic partners. The board then confirmed its prior direction with respect to Party C, including its expectations regarding price in excess of $12.00, which was communicated to Party C on October 27, 2010. Thereafter, Party C did not provide any continued indication of interest in acquiring Epicor.

On November 29, 2010, representatives from Party D met with Mr. Klaus with other representatives of Epicor present to discuss a potential strategic relationship. The Party D representatives indicated that they were not planning to pursue an acquisition or other strategic transaction in the near term.

In November and early December 2010, Apax approached Moelis and Epicor requesting permission under Epicor’s confidentiality agreement with Apax to engage in discussions with Hellman & Friedman and Activant regarding a potential acquisition by Apax of Activant which Apax intended to combine with an acquisition of Epicor to enable Apax to offer a greater price per share to Epicor’s stockholders. On December 3, 2010, Epicor provided a waiver to Activant that permitted Activant to discuss with Apax and Hellman & Friedman its conclusions and analyses regarding Activant’s due diligence investigation of Epicor, but not provide Epicor’s information to Apax or Hellman & Friedman without prior consent of Epicor.

On December 7, 2010, Apax, following notification to Moelis, submitted a new nonbinding indication of interest, which contemplated a cash acquisition of Epicor for $10.60 per share in cash with a simultaneous acquisition by Apax of Activant pursuant to which the businesses of Activant and Epicor would be combined. Apax requested that Epicor agree to a period of exclusive negotiations with respect to the proposal. Apax also included a marked copy of the merger agreement proposed by Epicor on October 10, 2010, together with debt and equity commitment letters and a proposed non-tender and support agreement.

On December 7, 2010, the Board of Directors held a meeting with representatives of management, Moelis and WSGR in attendance. The board reviewed with Moelis and WSGR the history of the negotiations with Apax and the new proposal received from Apax. The board also reviewed Epicor’s financial outlook and recent stock price performance. Moelis then reviewed with the board various valuation methodologies for the Company and recent precedent transactions. Next, a representative of WSGR reviewed the board’s process to date and fiduciary duties with respect to the proposal. After discussion, the board concluded to authorize management to express to Apax that it remained confident in its stand-alone plan, and it believed its stand-alone plan offered higher potential value to stockholders than the Apax offer and was therefore rejecting Apax’s offer. Mr. Klaus communicated this conclusion in writing to Apax following the meeting on December 8, 2010.

On December 9, 2010, Apax submitted a revised nonbinding indication of interest for a cash acquisition of Epicor for $11.00 per share, again contemplating a combination with Activant and an exclusive negotiating period. Epicor notified Apax on December 10, 2010 that it was currently focused on completing its fourth quarter and year end and planning for 2011, and its board would not be in a position to consider the offer until its regularly scheduled meeting in early February 2011.

Thereafter, Apax sent a letter on December 16, 2010 to Epicor highlighting financial aspects of its offer, to which Epicor responded on December 17, 2010 reiterating its December 10, 2010 message.

On January 13, 2011, a representative of Apax and Mr. Klaus held a lunch meeting at which they spoke briefly about Epicor’s recent financial performance and Mr. Klaus reiterated that Epicor was not in a position to respond to Apax’s December proposal until its February board meeting. During January and early February, Apax was in contact with representatives of Moelis regarding the state of the financing markets, Epicor’s recent results, and its continued interest in acquiring Epicor.

On February 7, 2011, Apax submitted a revised nonbinding indication of interest for a cash acquisition of Epicor at $12.00 per share, again contemplating a combination with Activant and requesting a three-week exclusive negotiating period.

On February 8, 2011, the Board of Directors held a regularly scheduled meeting with representatives of Moelis and WSGR present. Representatives from Moelis gave a presentation to the board on valuation. The board considered the revised Apax offer and determined to continue to pursue its stand-alone strategy. The board directed management and Moelis to inform Apax that it was not interested in pursuing a transaction at this time. On February 9, 2010, Epicor sent a letter to Apax indicating it had carefully reviewed Apax’s proposal, and rejected it.

On March 8, 2011, while Mr. Klaus was attending an investor conference in New York, representatives of Apax invited Mr. Klaus to dinner, where the Apax representatives again indicated Apax’s interest in acquiring Epicor and Activant.

Mr. Klaus indicated that while Apax’s prior offer had been rejected and the Company continued to pursue its stand-alone strategy, the board would review proposals received from Apax that were in excess of the previous $12.00 proposal. In the following days, Mr. Klaus and representatives of Apax had a discussion in which representatives of Apax indicated, as they had periodically throughout the course of discussions relating and leading up to the transaction, their belief that the continued involvement of Mr. Klaus and other members of the management team of Epicor was integral to Epicor’s future success, and Mr. Klaus indicated that, in the event of a transaction between Apax and Epicor, he would look forward to any opportunity to continue in a management role at Epicor.

On March 11, 2011, Apax submitted a revised nonbinding indication of interest a cash acquisition of Epicor at $12.50 per share, again contemplating a combination with Activant and an exclusive negotiating period, after which if Epicor did not accept Apax’s proposal it would reimburse Apax’s expenses. Apax indicated it had negotiated a full merger agreement with Activant. Apax also provided a list of supplemental due diligence requests to enable it to complete the diligence investigation it had begun in 2010. Apax indicated a desire to execute a transaction on April 4, 2011. Also on March 11, 2011, one of Epicor’s competitors, Lawson Software, disclosed it had received an unsolicited acquisition proposal from Golden Gate Capital and its portfolio company, Infor, to acquire Lawson.

On March 14, 2011, the Board of Directors held a meeting with representatives of management, WSGR and Moelis in attendance. At the meeting, the board reviewed the revised Apax indication of interest, as well as the developments with respect to Lawson. Representatives of management and Moelis reviewed with the board the process conducted by the board during 2010 and 2011, and Moelis presented to the board its valuation analysis with respect to the proposal. The board also discussed with Moelis the likelihood that, particularly in light of the process conducted to date, another party would be able to provide an indication of interest at a higher price. A representative of WSGR reviewed with the board its fiduciary obligations, including with respect to entering into an exclusivity agreement, and the role of Epicor’s previous efforts to solicit interest as well as a post-agreement “go-shop” market check. At the conclusion of the meeting, the board authorized the Company to enter into exclusive negotiations with Apax for a limited period of time and to reimburse Apax’s expenses if, at the end of the exclusive negotiation period, Apax was prepared to complete the transaction and Epicor rejected the proposal. The board indicated that Epicor should convey to Apax that deal certainty and price were of paramount importance, and representatives of Moelis and WSGR delivered this message to Apax and Kirkland & Ellis LLP, counsel to Apax (“Kirkland & Ellis”), following the board meeting.

On March 15, 2011, Apax provided a revised exclusivity agreement to Epicor which required Epicor to negotiate exclusively through April 4, 2010 and provided for reimbursement of $2,000,000 of Apax’s expenses unless Apax notified Epicor of a modification of its proposed offer price to below $12.50 per share. On March 16, 2011, Epicor provided a revised version of the exclusivity agreement which specified that up to $2,000,000 of reasonable and documented, out-of-pocket expenses would only be payable if Apax was prepared to enter into a definitive agreement with a transaction price of $12.50 or higher on reasonable terms and conditions, including a go-shop with a two-tier breakup fee that would result in a lower termination fee for parties identified in the go-shop. The parties executed the exclusivity agreement later that day.

On March 17, 2011, Epicor reopened access to the electronic data room to Apax and its advisors and began providing the additional due diligence information requested by Apax. From March 17 through March 30, Epicor and Apax and their advisors held numerous due diligence calls with respect to Apax’s remaining diligence requests. In addition, on March 18, 2010, Apax provided copies of the equity commitment letter and non-tender and support agreement that had been provided as part of its earlier December proposal, and indicated that it was prepared to use the same terms for the equity commitment letter and non-tender and support agreement, which would terminate if the Merger Agreement were terminated. However, Apax indicated it would provide a slightly revised merger agreement, which would include “go-shop” provisions, and new debt commitment letters.

On March 22, 2010, Apax delivered a draft merger agreement to Epicor, and on March 24, 2010, Apax delivered to Epicor a draft of its proposed acquisition agreement with Activant. Apax indicated it would seek non-tender and support agreements from Richard and Todd Pickup and Mr. Klaus. Also, in late

March, Apax indicated to Moelis concerns Apax had identified in due diligence which had the potential to impact Apax’s proposed price. Apax requested that it be given consent under its confidentiality agreement to speak with Elliot Associates, Epicor’s largest stockholder, in order to request a support agreement that would enable Elliott Associates to participate in the transaction. Representatives of Moelis indicated to Apax that Epicor was resolute with respect to the $12.50 price per share and that Apax would need to arrange financing to meet that price. In addition, Epicor indicated that it would permit discussions between Apax and Elliot Associates only if such discussions were not subject to disclosure by Elliot Associates.

On March 27, 2011, Apax delivered proposed debt commitment letters to Epicor, and on March 28, 2011, Epicor delivered a revised merger agreement to Apax, including revisions to the go-shop provisions and termination rights and fee provisions, including those relating to the termination of the Activant transaction, the completion of which was a condition to the completion to the Epicor acquisition.

On March 30, 2011, the Board of Directors held a meeting with representatives of WSGR and Moelis present. At the meeting, representatives of WSGR reviewed with the board its fiduciary duties and the principal areas of negotiation with respect to the definitive agreements, as well as the request to contact Elliott Associates. Representatives of Moelis then reviewed the financial aspects of the proposal and valuation of Epicor using various methodologies. The board authorized management and its advisors to continue negotiating with Apax. Later that day, Apax provided a revised equity commitment letter to Epicor, which letter reflected changes negotiated by Activant in the equity commitment letter for the Activant transaction. The board also met in executive session without Mr. Klaus and Richard Pickup, in light of Apax’s request that they each execute non-tender and support agreements for the transaction.

On March 31, 2011, Epicor provided draft disclosure schedules to the merger agreement to Apax, and Apax provided a further revised merger agreement to Epicor. Significant open issues in the merger agreement included the size of the termination fees, whether a termination fee would be payable in the event of termination of the Activant transaction not caused by Apax, and overall structure of the transaction as it related to timing. On April 1 and 3, 2011, representatives of WSGR and Kirkland & Ellis held teleconferences to further negotiate the merger agreement and exchanged drafts of the merger agreements and the related agreements.

On April 1, 2011, the Board of Directors met, with representatives of WSGR and Moelis present. At the meeting, representatives of WSGR reviewed with the board the status of the negotiations of the definitive agreements with Apax, including the remaining open issues which included the size and conditions for payment of the termination fees and reverse termination fees. The representatives of WSGR also informed the board that the non-tender support agreements being requested by Apax from Mr. Klaus and Richard and Todd Pickup would reflect that the each of them not tender shares into the Offer, but would agree to sell their shares to Apax at the Offer Price upon conclusion of the Offer, and agree to vote in favor of the Merger.

The board discussed the open issues and provided guidance on resolution of them, and authorized management and Epicor’s advisors to continue negotiations. The board then met in executive session without Mr. Klaus and Richard Pickup.

On April 3, 2011, Apax informed Epicor that it would not be requiring a support agreement from Elliott Associates in connection with the execution of the Merger Agreement.

Later on April 3, 2011, the Board of Directors met with representatives of management, WSGR and Moelis present.

Representatives of WSGR reviewed with the board its fiduciary duties with respect to entering into a proposed transaction with Apax, and provided a review of the resolution of the open issues discussed at the prior board meeting and of the final terms of the definitive agreements and the proposed amendment to Epicor’s stockholder rights plan to facilitate the transaction. Representatives of Moelis then presented an updated valuation analysis of the Apax proposal, and, based on that analysis, orally rendered Moelis’ opinion, subsequently confirmed in writing, that the Offer Price was fair, from a financial point of view, to the stockholders of Epicor. Representatives of management then reviewed with the board the communication plans for announcement of the transaction, and management and WSGR reviewed with the board the process that would follow the announcement of the transaction. The board then unanimously resolved to approve the transaction, including the Merger Agreement, with Apax, and recommended that Epicor stockholders tender their shares into the Offer and, if necessary, adopt the merger agreement. The board also appointed a committee of independent directors to oversee the go-shop process.

Following the board meeting, in the late evening of April 3, 2011, Apax contacted Epicor to indicate that it had spoken with Elliott Associates and that Elliott Associates was prepared to execute a support agreement pursuant to which Elliott Associates would receive the same consideration for its shares as other stockholders of Epicor, but that the Epicor board would need to acknowledge such agreement. Epicor responded that, as its board had concluded its meeting earlier in the evening, it would not be in a position to do so before the planned announcement of the transaction. However, Apax, Epicor and Elliott Associates agreed that Elliott Associates would make a public statement of its support of the transaction. Thereafter, Apax, Parent and Epicor executed the definitive agreements for the transaction and Parent and Sub executed non-tender and support agreements with Mr. Klaus, Richard Pickup and Todd M. Pickup.

On April 4, 2011, Epicor issued a press release announcing the transaction.

Following the announcement, on April 5, 2011, the board’s go-shop committee met with representatives of Moelis to identify parties that they believed might have an interest in making a superior proposal to the agreement with Apax. At the instruction of the committee, representatives of Moelis began contacting such parties during the week of April 4, 2011.

In addition, during the week of April 4, 2011, Apax requested that the Epicor board acknowledge approval of Elliott Associates entering into a tender and support agreement. The Epicor board did so by unanimous written consent on April 10, 2011. Also on April 10, 2011, Elliott Associates executed a tender and support agreement.

On April 11, 2011, Parent and Sub commenced the Offer which has an initial expiration date of 11:59 p.m., Los Angeles time, on May 6, 2011.

Recommendation of our Board of Directors; Reasons for the Merger

Our Board of Directors unanimously approved the Merger Agreement, declared the Merger Agreement and the Merger to be fair to, advisable and in the best interests of our stockholders, and resolved to recommend to Epicor’s stockholders that the stockholders adopt the Merger Agreement.

Our Board of Directors considered a number of factors in determining to recommend that our stockholders adopt the Merger Agreement, as more fully described below. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

In reaching its conclusion regarding the fairness of the Merger Agreement to our stockholders, our Board of Directors considered the following factors, each of which our Board of Directors believes supported its conclusion, but which are not listed in any relative order of importance:

•

Epicor’s Operating and Financial Condition – the Board of Directors’ knowledge of Epicor’s business, financial condition, results of operations, prospects and competitive position and its belief that the Offer and the Merger are more favorable to Epicor’s stockholders than any other strategic alternative reasonably available to Epicor, including remaining as a stand-alone entity;

•

Prospects of Epicor – the Board of Directors’ belief, based on the board’s strategic planning process and conversations with management and its financial advisor, Moelis that the highly competitive environment in which Epicor operates and continuing consolidation in the industry pose significant challenges to Epicor’s ability to create stockholder value as an independent company, including the fact that many of Epicor’s competitors have greater name recognition, access to larger customer bases and substantially greater resources;

•

Discussions with Third Parties – the results of Epicor’s discussion with third parties other than Apax prior to the entry of exclusive negotiations with Apax, including contact and meetings with several potential strategic partners and private equity firms, none of whom had indicated they would be in a position to make a proposal with a higher value than the transaction with Apax;

•

Superior Price – the $12.50 per Share consideration payable pursuant to the Merger Agreement represents a premium of approximately 11.2% to the closing price per share of the Shares on April 1, 2011, the last full trading day prior to the announcement of the execution Merger Agreement, approximately 18.9% to the average closing price of the Shares over the 30 calendar days prior to the announcement of the execution of the Merger Agreement and approximately 34.4% premium over the average closing price for the 52-week period prior to the announcement of the execution of the Merger Agreement;

•

Terms of the Merger Agreement – The Provisions of the Merger Agreement, including the respective representations, warranties and covenants and termination fees payable by Epicor including, but not limited to:

•

Cash Tender Offer/Merger – the Offer and the Merger provide for a prompt cash tender offer for all Shares and, regardless of whether the Offer is consummated, a merger for the same consideration, subject in each case to the satisfaction of certain conditions, thereby enabling Epicor’s stockholders, at the earliest possible time, to obtain the benefits of the transaction in exchange for their Shares;

•

Go-Shop Period – the fact that the terms of the Merger Agreement provide for a 30-day post-signing “goshop” period during which Epicor may solicit additional interest in transactions and provide information, and, after such 30-day period, continue discussions and negotiations with certain persons, under certain circumstances;

•

Fiduciary Termination Right – prior to the earlier of the consummation of the Offer and obtaining the requisite stockholder approval for a one-step merger under the DGCL, the Board of Directors may terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement) if the Board of Directors (A) has received a bona fide Competing Proposal (as defined in the Merger

Agreement) that is not withdrawn and did not arise in violation of the terms of the Merger Agreement and that, in the good faith determination of the Board of Directors after consultation with its financial and legal advisors, constitutes a Superior Proposal and (B) determines in good faith, after consultation with its financial and legal advisors, that failure to terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided however, Epicor may not effect such termination of the Merger Agreement unless (i) Epicor has provided a written notice with respect thereto to Parent and Sub that Epicor will take such action within three business days following the delivery of such notice; (ii) during the three business day period following Parent’s and Sub’s receipt of such notice, Epicor has agreed to negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing commitments described therein so that such Superior Proposal ceases to constitute a Superior Proposal; (iii) following the end of such three business day period, the Board of Directors has determined in good faith after consultation with its financial and legal advisors, taking into account any changes to the Merger Agreement and the financing commitments described therein proposed in writing by Parent and Sub in response to such notice or otherwise, that the Superior Proposal giving rise to such notice continues to constitute a Superior Proposal; and (iv) pays a termination fee, as further described below;

•

Change of Recommendation – prior to the earlier of the consummation of the Offer and obtaining the requisite stockholder approval for a one-step merger under the DGCL, the Board of Directors may withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Merger Agreement or the transactions contemplated hereby if events, facts, developments, circumstances or occurrences that affect the business, assets or operations of Epicor or its subsidiaries that were not known by Epicor as of the date the Merger Agreement become known and as a result thereof, the Board of Directors determines in good faith, after consultation with its financial and legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, Epicor may not take such actions unless (i) Epicor has provided a written notice with respect thereto to Parent and Sub that Epicor will take such action within three business days following the delivery of such notice; (ii) during the three business day period following Parent’s and Sub’s receipt of such notice, Epicor has agreed to negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing commitments described therein failure to effect such recommendation change would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; and (iii) following the end of such three business day period, the Board of Directors has determined in good faith after consultation with its financial and legal advisors, taking into account any changes to the Merger Agreement and the financing commitments described therein proposed in writing by Parent and Sub in response to such notice or otherwise, that failure to effect such recommendation change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law;

•

Fairness Opinion from Moelis – the receipt by our Board of Directors of Moelis’ oral opinion, subsequently confirmed in writing, that, as of April 3, 2011, and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration to be received by the stockholders of the Company in the Transaction was fair from a financial point of view to such stockholders, and the review of Moelis’ opinion and the analyses that Moelis provided to our Board of Directors (we urge you to read Moelis’ opinion, which is attached hereto as Appendix B carefully in its entirety as well as the information contained in “The Merger – Opinion of the Company’s Financial Advisor” beginning on page 38 for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Moelis);

•	Reverse Termination Fee – if the Merger Agreement is terminated under specified circumstances, Parent is required to pay a fee to Epicor of up to $60 million;

•

Top-Up Option – the “Top-Up Option” granted to Sub to purchase from Epicor, under certain circumstances following consummation of the Offer, at a price per share equal to the Offer Price, up to a number of additional Shares sufficient to cause Sub to own one Share more than 90% of the Shares then outstanding, which could permit Sub to consummate the Merger more quickly as a short form merger under the DGCL; in addition, any dilutive impact on the value of the shares of Epicor’s common stock as a result of the issuance of such additional shares will not be taken into account in any determination of the fair value of any Shares owned by any stockholder of Epicor who is entitled to and properly exercises appraisal rights under Section 262 of the DGCL, except as may be required by applicable law;

•

Support Agreements – concurrently with the execution of the Merger Agreement, stockholders controlling, in the aggregate, approximately 21% of the outstanding Shares executed non-tender and support agreements pursuant to which they agreed to sell their Shares to Parent at the Offer Price and, if necessary, vote their shares in favor of adoption of the Merger Agreement. In addition, Elliott Management Corporation, on behalf of itself and its affiliates, which we refer to collectively as Elliott, which controls approximately 11% of the outstanding Shares, indicated its support for the transaction (Elliott issued a press release to this effect on April 4, 2011 and subsequently entered into a tender and support agreement on April 10, 2011 pursuant to which it agreed to tender its Shares into the Offer and, if necessary, vote its Shares in favor of adoption of the Merger Agreement), making it more likely that the transaction will be completed promptly;

•	Business Reputation of Apax – the business reputation and capabilities of Apax and its management and the substantial financial resources of Apax and, by extension, Parent and Sub; and

•	Availability of Appraisal Rights – the availability of appraisal rights in connection with the Merger to stockholders who comply with all of the required procedures under the DGCL.

Our Board of Directors also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following factors, which are not listed in any relative order of importance:

•

Failure to Close – the risks and costs to Epicor if the Offer and the Merger are not consummated, including the diversion of the attention of Epicor’s directors, executive officers and associates, the potential loss of employees, customers and business partners, and the incurrence of significant transaction costs;

•

Financing Condition – the fact that the consummation of the Offer is subject to Parent’s receipt of debt financing and while the Merger is not subject to a similar condition, Epicor is not entitled to seek specific performance of the consummation of the Merger and funding of the equity commitment pursuant to the Equity Commitment Letters unless the debt financing is available and might, therefore, only be entitled to receive the reverse termination fee if the debt financing is not available;

•

Activant Merger – the fact that the consummation of the Offer and the Merger is conditioned on the satisfaction or waiver of certain conditions to the Activant Merger Agreement described more fully below and that, if such conditions are not satisfied or waived, the Merger Agreement will be terminated and Epicor’s remedies will be limited, although Epicor is entitled to a cash termination fee from Parent for certain Activant-related terminations of the Merger Agreement;

•

Regulatory Risk – the fact that the Merger will be subject to antitrust review under the HSR Act, which could delay or prevent completion of the Merger, despite Epicor’s efforts to negotiate terms and conditions in the Merger Agreement that optimize the likelihood that all required approvals will be obtained;

•

No Future Growth Opportunity – while the consummation of the Offer gives the stockholders the opportunity to realize a premium over the prices at which the Shares were traded prior to the public announcement of the Merger Agreement, tendering of Shares in the Offer and the consummation of the Offer would eliminate the opportunity for stockholders to participate in the future growth and profits of Epicor;

•

United States Federal Income Tax Consequences – the all-cash consideration to be received in the Offer and the Merger by the stockholders who are United States Holders would be taxable to such stockholders who have a gain on the disposition of Epicor common stock for United States federal income tax purposes;

•

Termination Fee – the ability of Parent to match a competing proposal, and the fact Epicor may be required to pay Parent a termination fee of up to $40,000,000, which fee will be reduced to $15,000,000 with respect to the termination of the Merger Agreement during the go-shop period or the five day period thereafter if a transaction is entered into with party that makes a qualifying proposal during the go-shop period, which the Board of Directors understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Parent’s willingness to enter into the Merger Agreement and were reasonable in light of, among other things, the benefits of the Offer and the Merger to stockholders; and

•

Restrictions on Conduct of Business – the restrictions on the conduct of Epicor’s business prior to the completion of the transaction, generally requiring Epicor to conduct its business in the ordinary course of business, which may delay or prevent Epicor from undertaking business opportunities that may arise pending completion of the transaction, whether or not consummated.

The foregoing discussion of information and factors considered by the Board of Directors and the reasons for making its recommendation is not intended to be exhaustive, but is believed to include all of the material factors considered by the Board of Directors and the material reasons for making its recommendation. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger and the related reasons for making its recommendation, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in and the related reasons for reaching determinations and recommendations. In addition, individual members of the Board of Directors may have given different weights to different factors and reasons.

In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Our Directors and Officers in the Merger” beginning on page 49.

Opinion of the Company’s Financial Advisor

Opinion

At the meeting of the Company’s Board of Directors on April 3, 2011, Moelis delivered its oral opinion, which was later confirmed in writing, that based upon and subject to the conditions and limitations set forth in its written opinion, as of April 3, 2011, the Consideration to be received by the stockholders of the Company in the Transaction is fair from a financial point of view to such stockholders.

The full text of Moelis’ written opinion dated April 3, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this document and is incorporated herein by reference. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. Moelis’ opinion is limited solely to whether the consideration to be received by the stockholders of the Company in the Transaction is fair from a financial point of view to such stockholders as of the date of the opinion and does not address the Company’s underlying business decision to effect the transaction or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the matters described in the foregoing, as well as the business and prospects of the Company generally;

•

reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft of the Merger Agreement, dated April 3, 2011;

•	reviewed a draft of the Activant Merger Agreement, dated March 22, 2011;

•	participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Board of Directors of the Company, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Board of Directors of the Company, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, at the direction of the Board of Directors of the Company, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date hereof. Moelis assumed, with the consent of the Board of Directors of the Company, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or the Transaction.

Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Board of Directors of the Company at its meeting held on April 3, 2011, in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Selected Public Companies Analysis

Moelis compared selected financial metrics of the Company with similar data for eight publicly traded companies listed below. Moelis selected companies that are providers of enterprise resource planning and supply chain software. For each of the selected companies, Moelis calculated various multiples, including:

•	the ratio of total enterprise value to earnings before interest, taxes, depreciation, and amortization, or EBITDA, for the last twelve months, or LTM, as of the last available financial filings;

•	the ratio of total enterprise value to estimated EBITDA for the 2011 calendar year;

•	the ratio of price to estimated earnings per share for the 2011 calendar year; and

•	the ratio of price to estimated earnings per share for the 2012 calendar year.

The calculations for the Company below were based on closing trading prices on April 1, 2011 and forecasted financial information provided by the Company’s management and consensus estimates from Thomson. The calculations for the selected public companies identified below were based on closing trading price on April 1, 2011, publicly available information and consensus estimates for 2011 and 2012 from Thomson. The following table summarizes the above multiples for the selected companies:

	EV/EBITDA		Price/EPS
	LTM(1)	2011E	2011E	2012E
Large Cap ERP
Oracle Corp.	10.9x	9.8x	14.9x	13.5x
SAP AG	12.8x	11.6x	16.4x	14.4x
Median	11.9x	10.7x	15.7x	14.0x
Middle Market ERP and Supply Chain
Lawson Software (Unaffected)(2)	11.1x	9.9x	18.1x	15.8x
JDA Software	8.7x	7.7x	14.1x	12.2x
Unit 4 N.V.	9.8x	8.5x	13.1x	11.4x
Exact Holding NV	10.3x	9.3x	14.4x	13.5x
Deltek, Inc	12.1x	10.5x	20.5x	14.6x
Manhattan Associates	12.2x	9.4x	18.5x	16.3x
Median	10.7x	9.4x	16.3x	14.0x
Epicor @ $12.50 (Consensus)	13.4x	12.3x	17.5x	15.9x
Epicor @ $12.50 (Management)	13.4x	11.4x	18.0x	16.9x

(1)	LTM as of latest financial reports; Epicor LTM as of December 31, 2010.
(2)	Closing price as of March 7, 2011, prior to news story (and subsequent confirmation and announcement of the receipt of an unsolicited offer for $11.25) that Lawson had hired Barclays Capital to explore strategic alternatives for Lawson.

Based on the foregoing, Moelis applied multiple ranges of 8.5x to 12.0x to the Company’s LTM EBITDA, 8.0x to 10.5x to the Company’s 2011 EBITDA, 13.5x to 18.5x to the Company’s 2011 estimated earnings per share, and 11.5x to 15.5x to the Company’s 2012 estimated earnings per share. The following table summarizes the resulting calculations of implied enterprise value, equity value and equity value per share:

	Implied Enterprise Value		Equity Value		Equity Value Per Share
	Low	High	Low	High	Low	High
EV / LTM EBITDA	$618.2	$872.8	$443.9	$698.4	$6.93	$10.89
EV / 2011E EBITDA	687.9	902.8	513.5	728.5	8.01	11.36
2011E P / E	—	—	—	—	9.38	12.86
2012E P / E	—	—	—	—	8.48	11.43

Based on the foregoing, Moelis calculated a reference range of equity value per share for the Company common stock of $8.20 to $11.65.

Selected Transactions Analysis

Moelis compared selected transaction metrics of the Transaction with similar data for nine transactions listed below. Moelis selected the transactions based on targets that are providers of enterprise resource planning and supply chain software.

For each of the selected transactions, Moelis calculated various multiples, including:

•	the ratio of total enterprise value to LTM maintenance revenue;

•	the ratio of total enterprise value to LTM and next twelve months, or NTM, EBITDA; and

•	the ratio of price to earnings per share for the identified target company for the NTM following the announcement of the transaction.

The calculations for the Company below were based on the transaction price and forecasted forward information provided by the Company’s management and consensus estimates from Thomson. The calculations for the transactions identified below were based on publicly available information. The following table summarizes the above multiples for the selected transactions:

	Acquirer	Target	EV/ Maintenance Revenue	EV/EBITDA		Price/EPS
Announce Date			LTM	LTM	NTM	NTM
03/11/11	Infor /GGC	Lawson (@ $11.25 offer)	5.01x	12.7x	11.4x	20.6x
11/05/09	JDA Software	i2 Technologies	5.16x	6.5x	8.0x	20.2x
01/31/08	Unit 4 Agresso	CODA	NA	12.6x	11.7x	17.6x
12/17/07	Epicor	NSB Retail	4.50x	13.3x	11.1x	12.5x
08/03/06	IBM	MRO Software	7.11x	16.1x	13.9x	25.0x
05/15/06	Infor / GGC	SSA Global	4.60x	11.1x	9.4x	15.4x
04/24/06	JDA Software	Manugistics	2.92x	10.2x	9.3x	NM
11/07/05	Infor / GGC	GEAC Computer	NA	7.9x	8.4x	14.3x
01/26/05	Infor / GGC	Mapics	2.82x	8.0x	7.0x	21.6x
Median			4.60x	11.1x	9.4x	18.9x
Epicor @ $12.50 (Consensus)			5.04x	13.4x	12.3x	17.5x
Epicor @ $12.50 (Management)			5.04x	13.4x	11.4x	18.0x

Based on the foregoing, Moelis applied multiple ranges of 4.25x to 5.00x to the Company’s LTM maintenance revenue, 10.0x to 13.0x to the Company’s LTM EBITDA, 9.0x to 11.5x to the Company’s 2011 EBITDA, and 15.0x to 20.5x to the Company’s 2011 earnings per share. The following table summarizes the resulting calculations of implied enterprise value, equity value and equity value per share:

	Implied Enterprise Value		Equity Value		Equity Value Per Share
	Low	High	Low	High	Low	High
EV / LTM Maintenance Revenue	$823.2	$968.5	$648.9	$794.1	$10.12	$12.38
EV / LTM EBITDA	727.3	945.5	553.0	771.2	8.63	12.02
EV / NTM EBITDA	773.8	988.8	599.5	814.5	9.35	12.69
Price / NTM EPS	—	—	—	—	10.43	14.25

Based on the foregoing, Moelis calculated a reference range of equity value per share of Company common stock of $9.65 to $12.85.

Discounted Cash Flow Analysis

Moelis performed a discounted cash flow analysis of the Company using projections prepared by the Company’s management. Moelis calculated a range of implied present values as of December 31, 2010 of the standalone, unlevered, after-tax free cash flows that the Company was forecasted to generate from January 1, 2011 through calendar year 2015 using discount rates (based on the estimated weighted average cost of capital of the Company) ranging from 12.0% to 14.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $8.37 to $14.77 per share of Company common stock. Based on the foregoing, Moelis calculated a reference range of equity values per share of Company common stock of $9.50 to $12.50.

Other Information

Moelis provided additional information to the Company regarding premiums paid since January 1, 2009 with targets in the technology sector with enterprise values between $500 million and $2 billion.

	Premium to “Spot” Price		Premium to Average Stock Price Over:
	1 Day	52-Week High	30 Days	90 Days	180 Days
High	46.3%	39.5%	60.5%	64.7%	82.0%
Median	24.5%	3.9%	29.7%	34.3%	38.8%
Low	(17.5)%	(67.4)%	0.6%	(11.8)%	(36.2)%
Epicor @ $12.50	11.2%	10.1%	18.9%	19.3%	23.8%

General

The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above for purposes of comparison is directly comparable to the Company or the Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Consideration was determined through arms’ length negotiations between the Company and Parent and was approved by the Board of Directors of the Company. Moelis provided advice to the Company during these negotiations. Moelis did not, however, recommend any specific amount of consideration to the Company or its Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transaction.

Moelis’ opinion was prepared for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction. Moelis was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the

Company, other than the holders of the Company Common Stock. In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration. At the direction of the Board of Directors of the Company, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering its opinion, Moelis assumed, with the consent of the Board of Directors of the Company, that the final executed form of the Agreement would not differ in any material respect from the draft that Moelis examined, and that Parent and the Company would comply with all the material terms of the Agreement.

Moelis acted as financial advisor to the Company in connection with the Transaction and will receive a fee of approximately $13 million for its services, approximately $11.5 million of which is contingent upon the consummation of the Transaction. Moelis received a fee of $1.5 million upon delivery of its opinion. In addition, the Company has agreed to reimburse Moelis for certain expenses and indemnify Moelis for certain liabilities arising out of its engagement. In the ordinary course of business, Moelis, its successors and its affiliates may trade securities of the Company for Moelis’ own accounts and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. For further information see—Persons Retain, Employed, Compensated or Used – Engagement Letter with Moelis & Company on page 65.

The Board of Directors of the Company selected Moelis as its financial advisor in connection with the Transaction because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Financial Projections

Epicor does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended periods due to the significant unpredictability of the underlying assumptions and estimates. However, in connection with Moelis’ role as Epicor’s financial advisors, Epicor provided to Moelis certain financial forecasts concerning Epicor for fiscal years 2011 through 2015. Epicor’s financial forecasts for these fiscal years were reviewed with the Board of Directors and were used by Moelis in connection with it preparation of its fairness opinion and related financial analysis of the transaction.

These financial forecasts were prepared solely for internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither Epicor’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial forecasts.

These financial forecasts reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Epicor’s business, all of which are difficult to predict and many of which are beyond Epicor’s control. These financial forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such financial forecasts, including, but not limited to, Epicor’s performance, the marketplace for its products, industry performance, general business and economic conditions, customer requirements, competition, Epicor’s ability to successfully manage costs in the future, adverse changes in applicable laws, regulations or rules and other risks and uncertainties described in reports filed with the SEC. See also “Cautionary Note Regarding Forwarding-Looking Statements” below.

There can be no assurance that the financial forecasts will be realized or that actual results will not be significantly higher or lower than projected. These financial forecasts cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, these financial forecasts will be affected by Epicor’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which these financial forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Epicor’s control. These financial forecasts also reflect assumptions as to certain business decisions that are subject to change. These financial forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Epicor, any of its financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of Epicor, any of its affiliates, any affiliates of any of the foregoing or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described below. None of Epicor, its financial advisor or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term).

These financial forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the April 4, 2011 announcement of the pending acquisition of Epicor by Sub pursuant to the Offer and the Merger or subsequent integration activities. For instance, there can be no assurance that the announcement of the Offer and the Merger will not cause Epicor’s customers to delay or cancel purchases of its products or services pending the consummation of the Offer and the Merger. Any such delay or cancellation of customer sales is likely to adversely affect Epicor’s ability to achieve the results reflected in such financial projections. Further, the financial forecasts do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

The inclusion of these financial forecasts should not be deemed an admission or representation by Epicor with respect to the financial forecasts or that the financial forecasts are viewed by Epicor as material information of Epicor, and in fact Epicor views the financial forecasts as non-material because of the inherent risks and uncertainties associated with such long range forecasts.

These financial forecasts are not being included in this proxy statement to influence your decision how to vote your shares with respect to the adoption of the Merger Agreement, but because these financial forecasts were made available by Epicor to Epicor’s financial advisor, Moelis. The information from these financial forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Epicor contained elsewhere in this proxy statement and Epicor’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Epicor’s financial forecasts, stockholders are cautioned not to place undue, if any, reliance on the forecasts included in this proxy statement.

	Financial Forecast for Fiscal Year Ending December 31,
	2011	2012	2013	2014	2015
	(in millions)
Total Revenues	$480	$520	$581	$652	$731
Adjusted EBITDA (non-GAAP)(1)	$86	$92	$106	$127	$154
Net Income (non-GAAP)(1)	$43	$46	$55	$68	$85

(1)	The Adjusted EBITDA (non-GAAP) and Net Income (non-GAAP) projections summarized above do not include projections for amortization of intangible assets, stock-based compensation expenses, amortization of long-term debt discount from the Company’s May 2007 convertible note offering, or other infrequent, non-recurring or unusual expenses that have historically impacted our results of operations. It is impracticable to project such metrics and we are not able to provide a quantitative reconciliation to their nearest equivalent financial metric calculated in accordance with generally accepted accounting principles in the United States without unreasonable efforts.

Financing the Merger

Sub estimates that it will need up to approximately $715 million to purchase all of the issued and outstanding Shares and to pay related fees and expenses, and an additional $267 million to repay indebtedness of Epicor at the consummation of the Merger. Parent estimates that it will need up to approximately $391 million (subject to an adjustment relating to Activant’s net working capital not expected to exceed $5 million) to consummate the Activant Merger and to pay related fees and expenses, and an additional $503 million to repay indebtedness of Activant at the consummation of the Merger. In the aggregate, including certain fees, expenses and other items not included in any of the above amounts, Parent estimates that it will need up to approximately $2.0 billion to complete the acquisition of both Epicor and Activant. Parent has received a commitment from its lenders to provide it with the Senior Secured Credit Facilities in an aggregate amount of $945 million comprised of an $870 million term loan facility and a $75 million revolving credit facility. Additionally, Parent expects to either (i) issue and sell the Senior Notes in a Rule 144A or other private placement on or prior to the consummation of the Offer yielding at least $465 million in gross cash proceeds, or (ii) if and to the extent Parent does not, or is unable to issue Senior Notes yielding at least $465 million in gross cash proceeds on or prior to the consummation of the Offer, obtain up to $465 million, less the amount of Senior Notes, if any, issued on or prior to the consummation of the Offer, in loans under the Bridge Facility. Subject to certain conditions, the Credit Facilities will be available to Parent to finance the Offer, the Merger and the Activant Merger, repay or refinance certain existing indebtedness of Epicor and Activant, pay related fees and expenses and to provide for funding of the Surviving Corporation. In addition, Parent has obtained a $647 million equity commitment from the Apax VII Funds (or their permitted assignees), which have sufficient uncalled capital to fund such equity commitment. Parent will contribute or otherwise advance to Sub a portion of the proceeds of the equity commitments and of the Credit Facilities, such that together Sub will have sufficient funds to pay the aggregate Offer Price for all Shares tendered in the Offer and all related fees and expenses. The equity and debt financing commitments are subject to certain conditions. Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

The funding under the debt and equity commitment letters is subject to certain conditions, including conditions that do not relate directly to the Merger Agreement. We believe the amounts committed under the debt and equity commitment letters and the proceeds from the Senior Notes will be sufficient to complete the Merger and the Activant Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such debt or equity commitment letters or if the conditions to such commitments are not met.

If the Merger Agreement is terminated in the circumstance in which Parent fails to consummate the Merger in accordance with the terms and conditions of the Merger Agreement because Parent does not receive the proceeds of the debt financing commitments, then Parent may be obligated to pay Epicor a termination fee of up to $60,000,000 and to pay Activant a termination fee of $48,950,000.

The following is a summary of certain provisions in the debt commitment and equity commitment letters, but is qualified in its entirety by the text of the debt commitment letter which was filed as Exhibit (b)(1) to the Schedule TO filed with the SEC by Parent, Sub and certain other persons with respect to the Company on April 11, 2011 and the equity commitment letter which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2011.

Equity Financing

Parent, Epicor and the Apax VII Funds are party to an equity commitment letter, pursuant to which the Apax VII Funds have agreed to purchase equity securities of Parent in an aggregate amount of up to $647 million in cash, which we refer to as the Equity Commitment, solely for the purpose of allowing Parent, Sub and/or Sun5 Merger Sub, Inc., as applicable, (i) to fund a portion of Sub’s payment of the aggregate Offer Price for Shares tendered in the Offer, for Shares acquired in the Merger and to fund a portion of Sun5 Merger Sub, Inc.’s payment for Activant shares acquired in the Activant Merger, (ii) to pay related fees and expenses upon the consummation of the Merger, the Offer or the Activant Merger (as the case may be) and the transactions contemplated by the Merger Agreement and the Activant Merger Agreement and (iii) to repay or cause to be repaid indebtedness of Epicor, Activant and their respective subsidiaries in accordance with the Merger Agreement and the Activant Merger Agreement (as applicable).

The funding of the Equity Commitment is subject to (1) the satisfaction or waiver by Parent (with the prior written approval of the Apax VII Funds) of each of the conditions to Parent’s and Sub’s obligations to consummate the Merger as contemplated by the Merger Agreement, (2) the contemporaneous consummation of the Merger and, if applicable, the Offer, in accordance with the terms of the Merger Agreement, (3) the contemporaneous consummation of the Activant Merger in accordance with the terms of the Activant Merger Agreement and (4) the consummation of the debt financing prior to, or substantially contemporaneously with, such funding by the Apax VII Funds. The obligation of the Apax VII Funds to fund the Equity Commitment may be reduced to the extent that Parent does not require the full amount of the Equity Commitment. The Equity Commitment is also reduced to the extent any of the amounts set forth above are paid to Parent in accordance with the equity commitment letter between Activant, Parent and the Apax VII Funds.

Debt Financing

Parent has received a debt commitment letter, dated as of April 4, 2011, from Bank of America, N.A., which we refer to as Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as MLPFS and Royal Bank of Canada, which we refer to as Royal Bank, with each of Bank of America and Royal Bank as “Lenders,” to provide the following, subject to the conditions set forth in the debt commitment letter:

•

to Parent, up to $945 million of Senior Secured Facilities (not all of which is expected to be drawn at the closing of such facilities) for the purpose of financing the Offer and the Merger, financing the Activant Merger, refinancing certain existing indebtedness of Epicor and Activant, paying fees and expenses incurred in connection with the Offer, the Merger and the Activant Merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of Parent and its subsidiaries; and

•	to Parent, up to $465 million of Bridge Facilities for the purpose of financing the Offer and the Merger.

The commitment of the Lenders with respect to the Senior Secured Facilities and the Bridge Facility expires upon the earliest to occur of (i) the irrevocable termination prior to the consummation of the Merger or the Merger Agreement of the Activant Merger Agreement, (ii) the consummation of the Merger and the Activant Merger and (iii) October 4, 2011. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Sub has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes or could become unavailable on the terms and conditions contemplated in the debt commitment letter, Parent must use its reasonable best efforts to arrange promptly to obtain alternative financing from the same or alternative sources in an amount at least equal to the debt financing or such unavailable portion thereof on terms that are not less favorable in the aggregate to Parent and Sub than as contemplated by the debt commitment letter.

Although the debt financing is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Credit Facilities

The availability of the Senior Secured Facilities and the Bridge Facility is subject, among other things, to consummation of the Merger in accordance with the Merger Agreement (without giving effect to any modifications, amendments, consents or waivers to the provisions thereof, that are material and adverse to the lead arrangers or lenders under such facilities in the reasonable discretion of the lead arrangers thereunder without the consent of the lead arrangers thereunder), payment of required fees and expenses, the funding of the equity financing, the refinancing of certain of Epicor’s and Activant’s existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Senior Secured Term and Revolving Credit Facilities

The Senior Secured Facilities will consist of a (i) $870 million term loan facility with a term of seven years and (ii) a $75 million revolving credit facility with a term of five years.

Roles. MLPFS and RBC Capital Markets, which we refer to as RBCCM, have been appointed as joint lead arrangers and joint bookrunners for the Senior Secured Facilities. Royal Bank has been appointed as administrative agent and MLPFS has been appointed syndication agent for the Senior Secured Facilities.

Interest Rate. Loans under the Senior Secured Facilities are expected to bear interest, at Parent’s option, at a rate equal to the adjusted LIBOR rate or an alternate base rate, in each case, plus a spread. After Parent’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the Merger, interest rates under the revolving credit facility shall be subject to decreases based on a senior secured leverage ratio as agreed upon between Parent and the Lenders as set forth in the debt commitment letter.

Prepayments and Amortization. Parent will be permitted to make voluntary prepayments with respect to the Senior Secured Facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The term loans under the Senior Secured Facilities will amortize 1% per annum in equal quarterly installments until the final maturity date.

Guarantors. All obligations under the Senior Secured Facilities will be guaranteed by the direct parent of Parent (which we refer to as “Holdings”) and each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of Parent.

Security. The obligations of Parent and the guarantors under the Senior Secured Facilities and under any swap agreements and cash management arrangements entered into with a lender or any of its affiliates will be secured, subject to permitted liens and other agreed upon exceptions on a first priority basis by a perfected security interest in all of Parent’s and each guarantor’s tangible and intangible assets, including United States registered intellectual property, real property and all of the capital stock of Parent and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Senior Secured Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

Other Terms. The Senior Secured Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Senior Secured Facilities will also include customary events of defaults including a change of control to be defined.

Bridge Facility

Parent is expected to issue up to $465 million aggregate principal amount of Senior Notes, as described below. If the offering of Senior Notes by Parent is not completed on or prior to the closing of the Senior Secured Facilities, the Lenders have committed to provide the Bridge Facility which will consist of up to $465 million of unsecured bridge loans. Parent would be the borrower under the Bridge Facility. The Bridge Facility will be guaranteed by the persons that guarantee the Senior Secured Facilities. MLPFS and RBCCM have been appointed as joint lead arrangers and joint bookrunners for the Bridge Facility. Bank of America has been appointed as administrative agent and RBCCM has been appointed as syndication agent for the Bridge Facility.

Senior Notes due 2019

Parent is expected to issue up to $465 million in aggregate principal amount of Senior Notes due in 2019. Parent is expected to issue the notes in transactions exempt from or not subject to registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 144A and Regulation S under the Securities Act.

Guarantees. Parent’s obligations under the Senior Notes will be jointly and severally guaranteed on a senior unsecured basis by Parent and all of its existing and future direct and indirect domestic subsidiaries that guarantee its indebtedness or indebtedness of subsidiary guarantors.

Optional Redemption. Parent is expected to be able to redeem any of the Senior Notes at any time on or after the fourth anniversary of the issuance date of the Senior Notes, in whole or in part, in cash at the redemption prices to be described in the indenture governing the Senior Notes, plus accrued and unpaid interest to the date of redemption. In addition, on or before the third anniversary of the issuance date, Parent is expected to be able to redeem a portion of the aggregate principal amount of Senior Notes with the net proceeds of certain equity offerings at a price of 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to the date of redemption and the coupon thereon. Parent is expected to be able to redeem any of the Senior Notes at any time before the fourth anniversary of the issuance date of the Senior Notes, in cash at 100% of the principal amount plus accrued and unpaid interest to the date of redemption and a make-whole premium.

Change of Control. Upon a change of control, Parent is expected to be required to make an offer to purchase each holder’s Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Certain Covenants. The indenture governing the Senior Notes will contain customary covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These limitations are subject to a number of important qualifications and exceptions to be described in the indenture governing the Senior Notes.

Interests of Our Directors and Officers in the Merger

Certain members of management and Epicor’s Board of Directors may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from or in addition to the interests of Epicor stockholders, generally. These interests may create potential conflicts of interest. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. As described below, consummation of the Offer will constitute a change in control of Epicor for the purposes of determining the entitlements due to executive officers and directors of Epicor relating to certain severance and other benefits.

Consideration Payable Pursuant to the Merger

Consideration for Shares

Epicor’s directors and executive officers will receive the same cash consideration on the same terms and conditions as the other stockholders of Epicor for any Shares they own. As of April 4, 2011, Epicor’s directors and executive officers (and affiliates and affiliated investment entities) other than the directors and executive officer who are party to a non-tender and support agreement owned 1,080,529 Shares in the aggregate (excluding options to purchase Shares and restricted stock units). The directors and executive officers (and affiliates and affiliated investment entities) other than the directors and executive officers who are party to a non-tender and support agreement, would be entitled to receive an aggregate of approximately $13,506,613 in cash in the Merger. As of April 4, 2011, the directors and executive officers (and affiliates and affiliated investment entities) who are party to a non-tender and support agreement own 13,491,693 Shares in the aggregate (excluding options to purchase Shares). Upon the transfer of the Shares owned by the executive officers and directors party to a non-tender and support agreement as of April 4, 2011, such executive officers and directors would receive an aggregate of approximately $168,646,160. The beneficial ownership of each director and executive officer is further described in the below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Consideration for Options

The Merger Agreement provides that, except as may otherwise be agreed between Parent and an individual option holder who is party to a non-tender and support agreement, each outstanding option to acquire Epicor’s shares granted under Epicor’s equity compensation plans (other than those granted under the Epicor Software Corporation (Formerly Platinum Software Corporation) Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan 1994 and the Epicor Software Corporation (Formerly Platinum Software Corporation) Amended and Restated Nonqualified Stock Option Plan 1993 (“1993 and 1994 Plans”)), including those held by Epicor’s executive officers and directors, that is outstanding and unexercised immediately prior to the consummation of the Offer (whether vested or unvested) or, if the Offer is not consummated, the Merger, will be cancelled without any action on the part of any such holder in consideration for the right to receive, as promptly as practicable following the consummation of the Offer, or, if the Offer is not consummated, the Merger, a cash payment equal to the product of (A) the number of Shares subject to such option as of immediately prior to the consummation of the Offer and (B) the excess, if any, of the Offer Price over the exercise price per share of Epicor common stock subject to such option, less any required withholding taxes (the “Option Consideration”). Each option to purchase shares granted under the 1993 and 1994 Plans that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled without any action on the part of the holder of such option in consideration for the right to receive, immediately after the Effective Time, the Option Consideration.

As of April 4, 2011, Epicor’s directors and executive officers, other than Mr. Klaus, held options to purchase 105,500 Shares in the aggregate, with exercise prices ranging from $2.32 to $15.21. Based on their Epicor options held as of the date hereof, upon completion of the Merger, Epicor’s directors and executive officers, other than Mr. Klaus, would be entitled to receive an aggregate of approximately $262,625, less any applicable withholding taxes. Mr. Klaus, the only party to a non-tender and support agreement who holds options to purchase Shares, holds options to purchase an aggregate of 372,000 Shares at exercise prices ranging from $1.15 to $8.12. Pursuant to the non-tender and support agreement, Mr. Klaus would be entitled to receive an aggregate of $3,525,200 in respect of his options.

Treatment of Restricted Shares

The Merger Agreement provides that, except as may otherwise be agreed between Parent and an individual holder of restricted shares that is party to a non-tender and support agreement, each share of Epicor restricted stock outstanding immediately prior to the consummation of the Offer or, if the Offer is not consummated, the Merger, will become or otherwise be deemed vested pursuant to the terms of the equity plan and award agreement governing such restricted stock and, the holder of the Epicor shares (other than stockholders party to the non-tender and support agreement) will have the right to tender (or direct Epicor to tender) his or her restricted shares into the Offer (net of any Epicor shares withheld to satisfy employment and income tax obligations). To the extent that any restricted shares that vest upon completion of the Offer are not tendered, or, if the Offer is not consummated, they will be converted into the right to receive an amount in cash equal to the Offer Price upon the Effective Time, except as otherwise agreed between Parent and an individual holder of restricted shares that is a party to a non-tender and support agreement. Each of the stockholders party to a non-tender and support agreement has agreed not to tender any of their Epicor shares into the Offer, which with respect to Mr. Klaus, includes any Epicor restricted shares.

As of April 4, 2011, Epicor’s directors and executive officers, other than Mr. Klaus, held an aggregate of 275,504 unvested shares of restricted stock which will vest immediately prior to the consummation of the Offer or, if the Offer is not consummated, the Merger. Based on their shares of restricted stock held as of the date hereof, upon completion of the Offer and completion of the Merger, Epicor’s directors and executive officers would be entitled to receive an aggregate of $3,443,800, less any applicable withholding taxes. As of April 4, 2011, Mr. Klaus, the only party to a non-tender and support agreement who holds unvested shares of restricted stock, held a total of 715,751 unvested shares of restricted stock which will vest immediately prior to the consummation of the Offer or, if the Offer is not consummated, the Merger. Pursuant to the non-tender and support agreement, Mr. Klaus would be entitled to receive an aggregate of $8,946,888 in respect of his shares of restricted stock which were unvested as of April 4, 2011.

Non-Tender and Support Agreements

Each of L. George Klaus and Richard H. Pickup, as well as Mr. Pickup’s son, Todd Martin Pickup, together with their respective affiliated entities has entered into a non-tender and support agreement with Parent and Sub pursuant to which they have each agreed (i) not to tender any of their Shares into the Offer, (ii) to support the Merger and the other transactions contemplated by the Merger Agreement and, if applicable, vote their Shares in favor of adoption of the Merger Agreement and (iii) immediately following the consummation of the Offer and prior to the consummation of the Merger, to transfer certain of their shares and options to purchase the Company’s common stock to Parent or Parent affiliates at the time of the closing of the Offer in exchange for the Offer Price as provided for in the Merger Agreement. The non-tender and support agreements will terminate if the Merger Agreement is terminated.

Change of Control Agreements

L. George Klaus Amended Management Retention Agreement

Pursuant to a Management Retention Agreement between the Company and L. George Klaus (the “Klaus Retention Agreement”) effective January 19, 2009, Mr. Klaus is entitled to receive certain salary and benefits through December 31, 2010. On June 21, 2010, Epicor and Mr. Klaus agreed to extend the term of the Klaus Retention Agreement through December 31, 2011 and on February 10, 2011, Epicor and Mr. Klaus agreed to extend the term of the Klaus Retention Agreement through December 31, 2012. In addition, pursuant to the Klaus Retention Agreement, as amended, Mr. Klaus is entitled to the following benefits upon termination in connection with a change in control:

In the event of Mr. Klaus’ Involuntary Termination within twelve (12) months following a Change of Control, Mr. Klaus shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code. The consummation of the Merger will constitute a Change of Control under the Klaus Retention Agreement because the Sub will have acquired beneficial ownership of more than 50% of the aggregate voting power of all classes of voting equity stock of the Company.

•	eighteen (18) months of Mr. Klaus’ Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies; and

•	150% of the Mr. Klaus’ target annual bonus as calculated from the bonus plan in effect at the time of the Involuntary Termination.

In the event that the severance and other benefits provided for in the Klaus Retention Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Klaus shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Mr. Klaus.

As defined in the Klaus Retention Agreement,

“Cause” means (i) any act of personal dishonesty taken by Mr. Klaus in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Mr. Klaus; (ii) Mr. Klaus’ conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Mr. Klaus which constitutes gross misconduct and is materially injurious to the Company; or (iv) continued willful violations by Mr. Klaus of his obligations to the Company after there has been delivered to Mr. Klaus a written demand for performance from the Company which describes the basis for the Company’s belief that he has not substantially performed his duties and after he has been given at least 10 business days in which to cure the circumstances identified in such written demand.

“Involuntary Termination” means Mr. Klaus’ termination of employment as a result of the occurrence of any of the following, without his express written consent, (i) a significant reduction of Mr. Klaus’ duties, position or responsibilities relative to his CEO duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Klaus from such position, duties and responsibilities, unless Mr. Klaus is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Mr. Klaus’ CEO base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives; (iii) the relocation of Mr. Klaus to a facility or a location more than one hundred (100) miles from his current location; (iv) any purported termination of Mr. Klaus’ CEO title by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Mr. Klaus’ death or Disability; or (vi) the failure of the Company to obtain the assumption of the Klaus Retention Agreement by any successors contemplated in the Klaus Retention Agreement.

Michael Pietrini Management Retention Agreement

On April 15, 2009, the Company, following approval by the Board of Directors, entered into a Management Retention Agreement (the “Pietrini Retention Agreement”) with Michael Pietrini in connection with his appointment as of April 15, 2009 as the Company’s Chief Financial Officer and executive vice-president of finance and administration. On July 29, 2010, Epicor and Mr. Pietrini amended the Pietrini Retention Agreement to grant Mr. Pietrini a right to reimbursement for loss on the sale of Mr. Pietrini’s Orange County, California residence following the termination of his employment in certain circumstances. Pursuant to the Pietrini Retention Agreement, effective April 15, 2009 (the “Effective Date”), as amended July 29, 2010, Mr. Pietrini is entitled to receive certain salary and benefits for the duration of his employment. In addition, pursuant to the Pietrini Retention Agreement, Mr. Pietrini is entitled to the following benefits upon termination:

In the event of Mr. Pietrini’s Involuntary Termination within twelve (12) months following a Change of Control, Mr. Pietrini shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code. The consummation of the Merger will constitute a Change of Control under the Pietrini Retention Agreement because the Sub will have acquired more than 50% of the aggregate voting power of all classes of voting equity stock of the Company.

•

an amount equal to twelve (12) months of Mr. Pietrini’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

•	an amount equal to 100% of Mr. Pietrini’s target annual bonus as calculated from Mr. Pietrini’s bonus plan in effect at the time of the Involuntary Termination;

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the right to reimbursement for a loss incurred by Mr. Pietrini on the sale of his Orange County residence in the event he chooses to relocate his residence from Orange County, providing that such sale enters escrow within the two year period beginning July 1, 2010; and

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Mr. Pietrini will have the right to continue his group health insurance (medical, dental and vision) under COBRA for the twelve (12) month period following such Involuntary Termination, and the Company will reimburse Mr. Pietrini or pay directly for the actual COBRA premiums for which Mr. Pietrini is responsible during such period.

Upon the occurrence of Mr. Pietrini’s Involuntary Termination, regardless of whether or not such Involuntary Termination occurs within twelve (12) months following a Change of Control, and if following such Involuntary Termination Mr. Pietrini chooses to relocate his residence and family back to Minnesota from Southern California, the Company will reimburse Mr. Pietrini for his actual reasonable moving expenses incurred in moving and relocating his family and household to Minnesota from Southern California up to a total of $25,000. The Company will provide Mr. Pietrini a gross-up for any taxes incurred by him on any taxable relocation funds paid to him by the Company under the Pietrini Retention Agreement.

In the event that the severance and other benefits provided for in the Pietrini Retention Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Pietrini shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Mr. Pietrini.

As defined in the Pietrini Retention Agreement,

“Cause” means (i) any act of personal dishonesty taken by Mr. Pietrini in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Mr. Pietrini; (ii) Mr. Pietrini’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Mr. Pietrini which constitutes gross misconduct and is materially injurious to the Company; or (iv) continued willful violations by Mr. Pietrini of his obligations to the Company after there has been delivered to him a written demand for performance from the Company which describes the basis for the Company’s belief that he has not substantially performed his duties and after he has been given at least 10 business days in which to cure the circumstances identified in such written demand.

“Involuntary Termination” means Mr. Pietrini’s termination of employment as a result of the occurrence of any of the following without Mr. Pietrini’s express written consent, (i) a significant reduction of Mr. Pietrini’s duties, position or responsibilities relative to his CFO duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Pietrini from such position, duties and responsibilities, unless he is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Mr. Pietrini’s CFO base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives; (iii) the relocation of Mr. Pietrini to a facility or a location more than one hundred (100) miles from the Company’s current Irvine, California location; (iv) any purported termination of Mr. Pietrini’s CFO title by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Mr. Pietrini’s death or Disability; or (vi) the failure of the Company to obtain the assumption of the Pietrini Retention Agreement by any successors contemplated in the Pietrini Retention Agreement.

Severance and Change in Control Policy

The Company has a Severance and Change in Control policy (the “Severance Policy”) which applies to the Company’s executive officers (other than the current President and Chief Executive Officer, Mr. Klaus, and the current Chief Financial Officer and executive vice-president of finance and administration, Mr. Pietrini) and other company officers. Under the terms of the Severance Policy, the Company’s other executive officers, namely Mr. Clark, is entitled to the following severance benefits:

In the event of (i) an involuntary termination by the Company within twelve (12) months following a Change of Control (as defined in the Severance Policy) or (ii) a Constructive Termination (as defined below) within twelve (12) months following a Change of Control, the executive is entitled to the certain benefits in the event of the termination of his or her employment. The consummation of the Merger will constitute a Change of Control under the Severance Policy because the Sub will have acquired beneficial ownership of more than 50% of the aggregate voting power of all voting equity stock of the Company.

•	nine (9) months of the executive’s base salary as in effect as of the last regularly scheduled payroll period immediately preceding the executive’s termination of employment;

•	75% of the executive’s target annual bonus as calculated from the executive’s bonus plan in effect at the time of the executive’s termination of employment; and

•	nine (9) months of Company-paid COBRA.

The severance benefits described above will be paid by the Company in a single lump sum within thirty (30) days following the employment termination date or date of Constructive Termination; provided, however, that the COBRA benefits will be paid on a monthly basis.

As defined in the severance policy,

“Constructive Termination” means the executive’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the express written consent of the executive: (i) the relocation of the executive to a facility or location more than fifty (50) miles from the executive’s present location; (ii) a material adverse reduction of the executive’s duties, authorities or responsibilities; or (iii) a reduction of more than twenty-five percent (25%) of the executive’s base compensation; provided, however, that the executive must provide written notice to the Company of the condition that could constitute a “Constructive Termination” event within ninety (90) days of the initial existence of such condition and the Company must not have corrected such condition to the reasonable satisfaction of the executive within thirty (30) days (the “Cure Period”) following written notice to the Company.

Potential Payments upon a Termination In Connection with a Change of Control

The following table sets forth the approximate payments and/or benefits that would be owed to each of Epicor’s executive officers upon a qualifying termination of employment in connection with the Merger, and the termination of employment took place on the date following the consummation of the Merger.

Name	Benefit Type	Payment Upon a Qualifying Termination
L. George Klaus	Cash Payment(1)	$1,876,800
	Value of Continued Health Coverage(2)	$94,152
	Value of Equity Award Acceleration	(4)
Michael Pietrini	Cash Payment(1)	$618,000
	Value of Continued Health Coverage(3)	$16,447
	Value of Equity Award Acceleration	(4)
Russell Clark	Cash Payment(1)	$295,313
	Value of Continued Health Coverage(3)	$12,335
	Value of Equity Award Acceleration	(4)

(1)	Represents the cash lump sum termination payment payable under the management retention agreements with respect to Mr. Klaus and Mr. Pietrini and the Company’s Severance and Change of Control Policy with respect to Mr. Clark, both as outlined and described above.
(2)	Reflects approximate net present value of health care benefits to be received by Mr. Klaus under terms of his Management Retention Agreement.
(3)	Reflects estimated value of COBRA payments.
(4)	Pursuant to the Merger Agreement, all equity awards will vest and will be cashed-out upon the consummation of the Offer or the Merger, as applicable. Assuming no additional equity awards are granted following the Change of Control, none of Messrs. Klaus, Pietrini or Clark will be entitled to receive further payment in respect of their equity awards upon termination. The payments to Messrs. Klaus, Pietrini and Clark in respect of their equity awards are

Indemnification and Insurance

Section 145 of the DGCL authorizes a corporation to grant or a court to award indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Epicor’s restated certificate of incorporation, as amended, and Epicor’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. Epicor’s amended and restated bylaws also provide that Epicor may purchase insurance to protect any director, officer, employee or agent against any liability, whether or not Epicor would have the power to indemnify such person against such liability under the DGCL. In addition, Epicor has entered into indemnification agreements with its directors and certain officers, pursuant to which these directors and officers are indemnified to the fullest extent permitted by Epicor’s restated certificate of incorporation, Epicor’s amended and restated bylaws and applicable law as the same exists or may be amended.

Pursuant to the Merger Agreement, Parent and Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees of Epicor or its subsidiaries as provided in their respective employers’ certificates of incorporation or bylaws or other organizational documents or in any agreement will survive the Offer or the Merger and will continue in full force and effect and will not be amended, repealed or modified in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Epicor.

In addition, pursuant to the Merger Agreement, the Surviving Corporation will indemnify and hold harmless each current and former director or officer of Epicor or any of its subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such person’s capacity as a director, officer or employee to Epicor or any of its subsidiaries or the Merger Agreement and any transaction contemplated therein.

For a period of six years after the Effective Time, Parent shall maintain in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by Epicor and its subsidiaries from an insurance carrier with the same or better credit rating as Epicor’s current insurance carrier and on terms and coverage amounts no less favorable than the terms of such policies in effect on the date of the Merger Agreement; provided that neither Parent nor the Surviving Corporation shall be required to expend annually in excess of 275% of the annual premium paid by Epicor in its last full fiscal year for such insurance coverage, but in such case shall purchase the greatest amount of coverage available for such amount. Alternatively, Epicor shall be entitled to purchase, at or prior to the Effective Time, a “tail policy” from an insurance carrier with the same or better credit rating as Epicor’s current insurance carrier and on terms and conditions providing no less favorable benefits as the current policies of directors’ and officers’ liability insurance maintained by Epicor with respect to matters arising on or before the Effective Time subject to the maximum premium listed in the immediate preceding sentence.

Potential for Future Arrangements

Prior to the date hereof, representatives of Apax indicated their belief that the continued involvement of Mr. Klaus and other members of the management team of Epicor was integral to Epicor’s future success, and Mr. Klaus indicated that, in the event of a transaction between Apax and Epicor, he would look forward to any opportunity to continue in a management role at Epicor. While no such discussions between representatives of Apax, Parent or Epicor have occurred prior to the date hereof, representatives of Apax have indicated that Parent may, after the closing of the Offer (or, if required, the meeting of the Epicor stockholders to approve the transaction), at Parent’s sole discretion, offer certain current members of Epicor management the opportunity to convert all or a portion of their current equity interests of Epicor into, or otherwise invest (on terms that are no more favorable than those applicable to other investors) in, the equity of Parent or an affiliate of Parent. In furtherance thereof, Apax requested that Mr. Klaus execute a non-tender and support agreement which provides that Mr. Klaus will not tender his shares into the Offer, but rather will have his shares purchased directly by Parent for the Offer Price at the completion of the Offer, which would allow Apax to offer alternative consideration at its discretion to Mr. Klaus following the completion of the Offer; however Mr. Klaus is under no obligation to accept such alternative consideration. Further, representatives of Apax have indicated that Parent or an affiliate of Parent may, at its sole discretion, establish equity-based compensation plans for its management. Although it is likely that certain members of Epicor’s current management team will enter into arrangements with Parent or an affiliate of Parent regarding employment (and potentially severance arrangements) with, and the right to purchase or participate in the equity of, Parent or an affiliate of Parent, as of the date hereof no such discussions have occurred between members of Epicor’s current management and representatives of Parent or Apax and there can be no assurance that any parties will reach any such agreement.

Appraisal Rights

Holders of record of our common stock who do not vote in favor of the adoption of the Merger Agreement, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, or DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by that court. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be less than, the same as, or more than the merger consideration that you are entitled to receive under the terms of the Merger Agreement.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for adoption at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock in respect of the Merger, and Section 262 of the DGCL is attached to this proxy statement as Appendix C. Any Epicor stockholder who wishes to exercise appraisal rights in connection with the Merger or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Appendix C will result in the loss of appraisal rights under the DGCL.

A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the Merger Agreement, and must deliver to us, before the taking of the vote on the adoption of the Merger Agreement at the special meeting, a written demand for appraisal of the stockholder’s Epicor common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the Merger Agreement or instructing or effecting a vote against the adoption of the Merger Agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of the stockholder’s shares in connection with the Merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective date of the Merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the Merger, will lose any right to appraisal in respect of the shares of our common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either vote AGAINST adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of our common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if our common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising appraisal rights with respect to our common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of our common stock as to which appraisal is sought. When no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all of our common stock in brokerage accounts or other nominee forms held by such record holder. If you hold shares in brokerage accounts or other nominee form and wish to exercise appraisal rights under Section 262 of the DGCL, we urge you to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, Attention: Corporate Secretary. Failure of a stockholder to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the stockholders’ meeting will constitute a waiver of his, her or its appraisal rights.

Within 10 days after the effective date of the Merger, Epicor, or its successor, which we refer to generally as the surviving corporation, will notify each former Epicor stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the adoption of the Merger Agreement, of the date the Merger became effective.

Within 120 days after the effective date of the Merger, but not thereafter, the surviving corporation or any former Epicor stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. None of Parent, Sub, the surviving corporation or Epicor is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation, Epicor, Parent or Sub will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of our stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time period prescribed in Section 262 of the DGCL. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in this paragraph. We plan to issue a press release when the Merger has become effective.

Within 120 days after the effective date of the Merger, any former Epicor stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of approving and adopting the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Epicor stockholders who have demanded appraisal of their shares of Epicor common stock and with whom agreements as to value have not been reached. After notice to such former Epicor stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing on such petition to determine those former Epicor stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Epicor stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Epicor stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Our stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined under Section 262 of the DGCL could be less than, the same as, or more than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of our common stock and that Moelis’ opinion, included in this proxy statement, as to fairness from a financial point of view of the merger consideration is not an opinion as to fair value under Section 262 of the DGCL. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Epicor stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Epicor stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of our common stock entitled to appraisal.

Any holder of our common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective date of the Merger).

If any stockholder who properly demands appraisal of his, her or its common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of our common stock will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the Merger. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers to us or the surviving corporation, as the case may be, a written withdrawal of the stockholder’s demand for appraisal. Any attempt to withdraw an appraisal demand in this manner more than 60 days after the effective date of the Merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Epicor stockholder will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the Merger.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Certain Material United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material United States federal income tax consequences of the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a stockholder in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a stockholder subject to the alternative minimum tax provisions of the Code;

•	a stockholder that received shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former United States citizens or long-term residents;

•	any holder of Shares that entered into a non-tender and support agreement as part of the transactions described in this proxy statement; or

•

any holder of Shares that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the Merger has beneficially owned, actually or constructively, more than 5% of the total fair market value of the Shares.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss generally will be determined separately for each block of Shares (i.e.,

Shares acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

Backup Withholding Tax

A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders Shares. Stockholders should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer or exchanging their Shares for cash in the Merger under any federal, state, foreign, local or other tax laws.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the Merger, although we may determine that additional consents from, or notifications to, governmental agencies are necessary or appropriate.

Under the Hart-Scott-Rodino Act we cannot complete the Merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. Clearance under the HSR Act, however, does not preclude the Department of Justice or the Federal Trade Commission from later challenging the Merger on antitrust grounds.

In the Merger Agreement, the parties thereto have agreed to use commercially reasonable efforts to make all filings with governmental authorities and obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger. On April 15, 2011, we were informed by the Federal Trade Commission that early termination of the waiting period has been granted for the Merger, effective as of April 15, 2011.

Accounting Treatment of the Merger

We expect the Merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase price would be allocated to our assets and liabilities based on their relative fair values as of the date of the Merger in accordance with Accounting Standards Codification 805, Business Combinations.

Except as set forth below, neither Epicor nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to the stockholders of Epicor concerning the Offer or the Merger.

Persons Retained, Employed, Compensated Or Used

Engagement Letter with Moelis & Company

Pursuant to Epicor’s engagement letter with Moelis, dated as of September 16, 2010 (the “Moelis Engagement Letter”), Moelis agreed to act as financial advisor to Epicor in connection with certain strategic transactions involving Epicor, including the sale of all or a majority of the equity securities of Epicor to a third party (a “Transaction”). Pursuant to the Moelis Engagement Letter, Moelis agreed to, upon request from Epicor, provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of Epicor’s common stock (other than certain affiliates of Epicor) of the consideration they would receive in a proposed Transaction. Pursuant to the Engagement Letter, Epicor agreed to pay Moelis, $1,500,000 upon the delivery of the Opinion, regardless of the conclusions reached in the Opinion and a transaction fee equal to 1.325% of the Transaction Value (as defined in the Engagement Letter), provided that the fee paid in respect of the Opinion would offset the fee paid in respect of the Transaction Value. In the event that Epicor receives any compensation related to the termination of a Transaction (such as a termination fee, topping fee or expense reimbursement), Moelis will be entitled to 15% of such amount, less the out-of-pocket expenses of Epicor related to the Transaction, we refer to such amount as the Moelis Termination Fee.

Pursuant to the Moelis Engagement Letter, whether or not any Transaction is consummated, Epicor will reimburse Moelis for all reasonable and documented expenses, not to exceed $100,000.

In addition, if the Moelis Engagement Letter is terminated and Epicor enters into an agreement within 12 months of such termination that subsequently results in a Transaction, or consummates a Transaction, Epicor will pay Moelis the fee in respect of the Transaction Value as described above upon the closing of the Transaction, or, if such Transaction fails to close, Epicor will pay the Moelis Termination Fee. Moelis will not be entitled to any such fee if the Moelis Engagement Letter is terminated for Cause (as defined in the Moelis Engagement Letter).

In connection with the Transaction, Moelis will receive a fee of approximately $13 million for its services, approximately $11.5 million of which is contingent upon the consummation of the Transaction. Moelis received a fee of $1.5 million upon delivery of its opinion.

Litigation Related to the Merger

Following announcement of the Merger Agreement, three (3) putative stockholder class actions were filed in the Superior Court of California, Orange County, and one (1) such suit was filed in Delaware Chancery Court. The actions pending in California are entitled, Kline v. Epicor Software Corp. et al.,(filed Apr. 6, 2011); Tola v. Epicor Software Corp. et al., (filed Apr. 8, 2011); Watt v. Epicor Software Corp. et al., (filed Apr. 11, 2011). The action pending in Delaware is entitled Field Family Trust Co. v. Epicor Software

Corp. et al., (filed Apr. 12, 2011). Amended complaints were filed in the Tola and Field Family Trust actions on April 13, 2011 and April 14, 2011, respectively. The suits allege that the Epicor directors breached their fiduciary duties of loyalty and due care, among others, by seeking to complete the sale of Epicor to Apax and its affiliates through an allegedly unfair process and for an unfair price and by omitting material information from the Solicitation/Recommendation Statement on Schedule 14D-9 that Epicor filed on April 11, 2011 with the SEC. The complaints also allege that Epicor, Apax, and Sub aided and abetted the directors in the alleged breach of fiduciary duties. The plaintiffs seek certification as a class and relief that includes, among other things, an order enjoining the Tender Offer and Merger, rescission of the Merger, and payment of plaintiff’s attorneys’ fees and costs. We believe the lawsuits are without merit and intend to vigorously contest the actions. There can, however, be no assurance of the outcome of these lawsuits.

THE MERGER AGREEMENT AND OTHER AGREEMENTS

Explanatory Note Regarding the Merger Agreement

This section of the proxy statement describes the material provisions of the Merger Agreement, but it may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement in its entirety. The Merger Agreement is a document that establishes and governs the legal relations among us, Parent, and Sub with respect to the transactions described in this proxy statement.

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, Epicor. Epicor’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Epicor, Parent, Sub or any of their respective subsidiaries or affiliates.

The Merger Agreement contains representations and warranties Epicor, Parent and Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Epicor, Parent and Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Epicor, Parent and Sub rather than establishing matters as facts.

The Merger Agreement

The Offer

On April 11, 2011, Sub commenced the offer for all of the outstanding shares of Company common stock at a price of $12.50 per share, net to the seller in cash, without interest and less applicable withholding taxes. The Offer contemplated that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Sub and all outstanding shares of Company common stock, other than shares held by Parent, Sub or the Company, shares held by the Company’s stockholders who have and validly exercised appraisal rights under the DGCL (which shall instead be converted into the right to receive such consideration as shall be determined pursuant to Section 262 of the DGCL), and shares held by stockholders party to a non-tender and support agreement (which shall be treated in the manner agreed between the parties to the applicable non-tender and support agreement), will be canceled and converted into the right to receive cash equal to $12.50 per share. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of shareholder approval of the adoption of the Merger Agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain shareholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of whether the Offer is consummated.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting.

The Merger Agreement also provides that the obligation of Sub to purchase shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things:

•	the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended,

•

the receipt of proceeds by Parent under certain financing agreements (or receipt of definitive and irrevocable confirmation that the lenders party to those financing agreements that all of the financing will be available at the consummation of the Offer on the terms and conditions set forth in the financing agreements,

•	the accuracy (subject to materiality and material adverse effect qualifications) of Epicor’s representations and warranties set forth in the Merger Agreement,

•

in the event that the exercise of the Top-Up Option (as defined below) is necessary to ensure that Parent or Sub owns at least 90% of the outstanding shares immediately after the consummation of the Offer, that there shall not exist under applicable law or other legal requirement any restriction or legal impediment on Sub’s ability and right to exercise the Top-Up Option, and the shares issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn and the shares held by stockholders party to a non-tender and support agreement shall be sufficient for Sub to own at least 90% of the outstanding Shares;

•

the satisfaction or waiver of certain conditions set forth in the Activant Merger Agreement, including the accuracy (subject to materiality and material adverse effect qualifications) of Activant’s representations and warranties set forth in the Activant Merger Agreement; and

•	the Merger Agreement has not terminated in accordance with its terms.

In addition, it is a condition to Sub’s obligation to purchase the shares tendered in the Offer that the number of the outstanding shares of Company common stock that have been validly tendered and not validly withdrawn, together with any shares of Company common stock then owned by Parent and its subsidiaries, equals at least 74.51% of the Company common stock outstanding as of the expiration of the Offer.

Top-Up Option

Pursuant to the Merger Agreement, Epicor granted to Sub an irrevocable option to purchase additional shares, which we refer to as the Top-Up Option Shares, at a price per share equal to $12.50 that, when added to the number of shares owned by Parent, Sub and any of their wholly-owned subsidiaries immediately prior to the time of such exercise (including shares tendered in the Offer pursuant to the procedures for guaranteed delivery but only if such shares have been delivered prior to the exercise of the

Top-Up Option) and shares held by stockholders party to a non-tender and support agreement, will constitute at least one share more than 90% of the shares then outstanding (after giving effect to the Top-Up Option). The Top-Up Option is intended to expedite the timing of the consummation of the Merger by permitting the Merger to occur pursuant to Delaware’s short-form merger statute. Sub is required to exercise the Top-Up Option if Sub does not own at least 90% of the outstanding shares immediately after it accepts for purchase all of the shares validly tendered and not withdrawn. Immediately following the consummation of the Offer and immediately prior to the consummation of the Merger, Sub will pay to Epicor the purchase price owed by Sub to Epicor to purchase that number of newly issued, fully paid and nonassessable shares required to effect the Top-Up Option, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of such newly issued shares and (y) executing and delivering to Epicor a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash.

If, following the consummation of the Offer and the exercise, if applicable, of the Top-Up Option, Parent and its affiliates collectively own at least 90% of the outstanding Shares (including the shares subject to the non-tender and support agreements), Parent, Sub and Epicor shall take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of stockholders of Epicor in accordance with the DGCL. In such a case, stockholder approval at the special meeting will not be required.

Recommendation

Epicor has represented in the Merger Agreement that the Epicor Board has, at a meeting duly called and held at which all directors of Epicor were present, duly and unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated therein (including the Offer, the Top-Up Option and the Merger), (ii) approved and declared advisable the Merger agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by the Merger Agreement, (iii) declared that the terms of the Merger Agreement and the transactions contemplated therein, including the Merger, the Offer, the Top-Up Option and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Epicor, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of Epicor unless the adoption of the Merger Agreement by Epicor stockholders is not required by applicable law, (v) recommended that the stockholders of Epicor accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, (vi) approved the issuance of any Top-Up Option Shares to be issued pursuant to the Top-Up Option and (vii) irrevocably approved for all purposes each of Parent, Sub and their respective affiliates and the Merger Agreement and the transactions contemplated therein (including the Offer, the Top-Up Option and the Merger) to (A) exempt such persons, agreements and transactions from, and to elect for Epicor, Parent, Sub and their respective affiliates not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to Epicor, Parent, Sub or any of their respective affiliates or the Merger Agreement or the transactions contemplated therein (including the Offer, the Top-Up Option and the Merger) with respect to any of the foregoing and (B) exempt such person from being an “Acquiring Person” under the Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, between Epicor and Mellon Investor Services LLC, as Rights Agent, as amended by Amendment No. 1 thereto, dated as of February 24, 2009, by and between Epicor and Mellon Investor Services LLC, as Rights Agent (which we refer to as the “Rights Plan”) and entering into any amendments to the Rights Plan or other agreements required to effectuate the foregoing, which resolutions, as of the date of the Merger Agreement, have not been rescinded, modified or withdrawn in any way. We refer to the recommendation in clause (v) above as the “Recommendation.”

The Merger

The Merger Agreement provides that, following consummation of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger (the “Effective Time”):

•	Sub will be merged with and into Epicor and, as a result of the Merger, the separate corporate existence of Sub will cease;

•	Epicor will be the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”) and will become a wholly-owned subsidiary of Parent; and

•

all of the properties, rights, privileges, powers and franchises of Epicor and Sub will vest in the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of Epicor and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation; and

•

in the event that the Minimum Tender Condition is not met, and in certain other circumstances, Epicor, Sub and Parent have agreed to consummate the Merger without the prior consummation of the Offer, subject to the receipt of the Stockholder Approval (as defined below) and the satisfaction of certain other conditions described below.

Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Epicor Software Corporation.” The directors of Sub will become the directors of the Surviving Corporation and the officers of Epicor will become the officers of the Surviving Corporation.

Merger Closing Conditions

The obligations of Parent and Sub, on the one hand, and Epicor, on the other hand, to consummate the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•

if required by applicable law, the affirmative vote of holders of a majority of Shares entitled to vote at a stockholders’ meeting to adopt the Merger Agreement (which we refer to as the “Stockholder Approval”) shall have been obtained;

•	the applicable waiting period under the HSR Act shall have expired or otherwise been terminated (which termination occurred on April 15, 2011, as further discussed above);

•

none of the United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission shall have enacted, issued, promulgated, enforced or entered any laws, rules, regulations, orders, judgment, injunction, temporary restraining order or other order in any suit or proceeding which is then in effect and has the effect of enjoining or otherwise prohibiting the Merger; and

•	unless the Offer Termination shall have occurred, Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

If the Offer Termination has occurred or if the consummation of the Offer has not occurred, the obligations of Parent and Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following additional conditions:

•

each of the representations and warranties of Epicor with respect to (i) authorization, the opinion of the financial advisor, applicability of takeover statutes, the Rights Plan or Stockholder Approval are true and correct in all respects with the same effect as though made as of the date of the consummation of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) organization and qualification, the certificate of organization and bylaws, authorized and outstanding capital stock, SEC filings and financial statements, information supplied with respect to certain SEC filings, and disclosure controls and procedures are true and correct in all material respects with the same effect as though made as of the date of the consummation of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other matters (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, except with respect to the representation and warranty that since December 31, 2010, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect (as defined herein)) shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect as of the date of the consummation of the Merger with the same effect as though made as of the date of the consummation of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date). Solely for the purposes of clause (ii) above, if one or more inaccuracies in the representations and warranties with respect to authorized and outstanding capital stock causes the aggregate amount required to be paid by Parent or Sub to effectuate the Merger and pay all fees and expenses in connection therewith to increase by $1,000,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of this closing condition;

•

Epicor has performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the consummation of the Merger;

•	Epicor shall have delivered to Parent an officer’s certificate which certifies that the conditions listed above have been satisfied; and

•	the conditions to Parent’s obligation to consummate the Activant Merger under the Activant Merger Agreement have been satisfied or waived in writing.

If the Offer Termination has occurred or if the consummation of the Offer has occurred, Epicor’s obligation to consummate the Merger is subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following additional conditions:

•

each of the representations and warranties of Parent and Sub contained in the Merger Agreement (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications) are true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below) as of the date of the consummation of the Merger with the same effect as though made on and as of the date of the consummation of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date);

•

Parent and Sub have performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the consummation of the Merger; and

•	Parent shall have delivered to Epicor an officer’s certificate which certifies that the conditions listed above have been satisfied.

“Company Material Adverse Effect” is defined below under “Representations and Warranties.” “Parent Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Parent, or which, individually or in the aggregate, may reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Merger Consideration

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Parent, Sub or Epicor, Shares owned by any stockholder of Epicor who is entitled to and properly exercises appraisal rights under Section 262 of the DGCL and the shares held by the parties to a non-tender and support agreement, will automatically be converted into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the Offer Price shall be canceled and cease to exist.

Payment for Epicor Shares. Prior to the Effective Time, Parent shall designate a paying agent (which we refer to as the Paying Agent, the identity and the terms of appointment of which are reasonably acceptable to Epicor, for the payment of the Merger Consideration. Immediately prior to the filing of the certificate of merger with the Secretary of State, Parent will deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the sum of (i) an amount equal to the product of (x) the number of Shares issued and outstanding (other than Shares owned by Parent, Sub or Epicor, Shares owned by any stockholder of Epicor who is entitled to and properly exercises appraisal rights under Section 262 of the DGCL and the shares held by the parties to a non-tender and support agreement) immediately prior to the Effective Time and (y) the Merger Consideration (such amount, the “Total Common Merger Consideration”) and (ii) the amounts payable to holders of stock options, restricted stock and restricted stock units under the Merger Agreement (as further described below) (collectively, the “Aggregate Merger Consideration” and, such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund is insufficient to make the contemplated payments due to any losses taken or fees charged with respect to the investment of such funds, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent will cause the Exchange Fund to be held for the benefit of the holders of Epicor common stock (including stock options, restricted stock and restricted stock units) and applied promptly to payments to such holders as described in the Merger Agreement. The Exchange Fund may not be used for any other purpose than such payments except as expressly provided for in the Merger Agreement.

As promptly as reasonably practicable after the Effective Time and no later than two business days thereafter, the Paying Agent will send (i) to each holder of Shares a letter of transmittal and instructions advising such holders how to surrender stock certificates in exchange for the Merger Consideration, (ii) to each holder of a stock option, a check or direct deposit in an amount due and payable to such holder under the Merger Agreement in respect of such stock option, and (iii) to each holder of a restricted stock unit, a check or direct deposit in an amount due and payable to such holder under the Merger Agreement in respect of such a restricted stock unit. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or book-entry share (each, a “Book-Entry Share”) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, promptly following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered will be cancelled.

Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for 12 months after the Effective Time will be returned to the Surviving Corporation or Parent, as directed by Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with the exchange procedures shall thereafter look only to Parent as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

If any Certificate has been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the stockholder is entitled, if the stockholder claiming such Certificate provides an affidavit to that fact and, if required by the Surviving Corporation, posts a bond in such reasonable amount that the Surviving Corporation direct as indemnity against any claim that may be made against it in respect of the Certificate.

Stock Options, Restricted Stock Units and Restricted Stock; Employee Stock Purchase Plan

Each option to purchase Shares outstanding and unexercised immediately prior to the consummation of the Offer (other than those granted under the Epicor Software Corporation (Formerly Platinum Software Corporation) Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan 1994 and the Epicor Software Corporation (Formerly Platinum Software Corporation) Amended and Restated Nonqualified Stock Option Plan 1993 (which we refer to as the “1993 and 1994 Plans”)) shall be cancelled without any action on the part of any such holder in consideration for the right to receive, as promptly as practicable following the consummation of the Offer, a cash payment equal to the product of (A) the number of Shares subject to such option as of immediately prior to the consummation of the Offer and (B) the excess, if any, of the Offer Price over the exercise price per share of Epicor common stock subject to such option, less any required withholding taxes. Each option to purchase shares granted under the 1993 and 1994 Plans that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled without any action on the part of the holder of such option in consideration for the right to receive, immediately after the Effective Time, cash payment with respect thereto equal to the product of (A) the number of Shares subject to such option as of immediately prior to the Effective Time and (B) the excess, if any, of the Offer Price over the exercise price per share of Epicor common stock subject to such option. As of the Effective Time, each restricted stock unit that is issued and outstanding immediately prior to the Effective Time shall become or otherwise be deemed vested pursuant to the terms of the equity plan and award agreement governing each such restricted stock unit (if not already vested in the ordinary course) and all restrictions on such vested restricted stock units shall lapse, and each restricted stock unit shall be cancelled by virtue of the Merger and without any action on the part of any holder of any restricted stock unit in consideration for the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (i) the Shares previously subject to such vested restricted stock unit and (ii) the Merger Consideration, less any required withholding taxes. As of immediately prior to the consummation of the Offer, each outstanding share of restricted stock shall become or otherwise be deemed vested pursuant to the terms of the equity plan and award agreement governing such restricted stock and all restrictions on such vested restricted stock shall lapse and holder thereof shall have the right to tender the Shares underlying the award of vested restricted stock then held (net of any tax withholding) into the Offer. To the extent any Shares that were formerly restricted stock are not so tendered, upon the Effective Time, they shall be converted into the right to receive the Offer Price in accordance with the procedures for Epicor common stock. Notwithstanding the foregoing, any option to purchase Shares, restricted stock unit or restricted stock held by a person that is subject to a non-tender and support agreement shall be treated in the manner agreed between the parties to the applicable non-tender and support agreement. Epicor shall terminate its existing Employee Stock Purchase Plan at or prior to the Effective Time.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

The Merger Agreement contains representations and warranties of Epicor, Parent and Sub.

Some of the representations and warranties in the Merger Agreement made by Epicor are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement and the Offer, “Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in the Merger Agreement) that, individually or in the aggregate with any such other changes, events, effects, occurrences, state of facts or developments, (a) has had or is reasonably likely to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition, in each case, of Epicor and its subsidiaries taken as a whole, or (b) prevents the consummation of the Merger. For the purposes of clause (a) above, no changes, events, effects, occurrences, state of facts or developments relating to or attributable to the following will constitute a “Company Material Adverse Effect” (provided, however, that with respect to the following clauses (ii), (iii) and (iv), such matter will only be excluded to the extent that such matter does not have a materially disproportionate effect on Epicor and its subsidiaries, taken as a whole, relative to other comparable entities operating in the industry in which Epicor and its subsidiaries operate):

i.	any changes in general economic or political conditions (including hostilities, acts of war, sabotage, terrorism or military actions), or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which Epicor or any of its subsidiaries conducts business;

ii.	any events, circumstances, changes or effects that affect the industries in which Epicor or any of Epicor’s subsidiaries operate;

iii.	any changes in laws applicable to Epicor or any of Epicor’s subsidiaries or any of their respective properties or assets or changes in GAAP or rules and policies of the Public Company Accounting Oversight Board;

iv.	any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof;

v.	the negotiation, entry into, announcement or performance of the Merger Agreement and the transactions contemplated therein (including compliance with the covenants set forth herein and any action taken or omitted to be taken by Epicor at the request of or with the consent of Parent or Sub) including any loss of, or change in, the relationship of Epicor or any of Epicor’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners as a result thereof;

vi.	any changes in the market price or trading volume of Shares or any failure of Epicor to meet internal or published projections, forecasts or revenue or earnings predictions for any period (except that the underlying causes of such change or failure may be considered for purposes of determining whether a Company Material Adverse Effect has occurred);

vii.	the fact that the prospective owner of Epicor and its subsidiaries is Parent or any affiliate of Parent;

viii.	any change in the credit rating of Epicor or any of its subsidiaries (except that the underlying causes of such change may be considered for purposes of determining whether a Company Material Adverse Effect has occurred);

ix.	any breach by Parent or Sub of the Merger Agreement;

x.	Parent’s execution, delivery and performance of the Activant Merger Agreement or the consummation of the Activant Merger; and

xi.	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

In the Merger Agreement, Epicor has made customary representations and warranties to Parent and Sub with respect to, among other things:

•	corporate matters related to Epicor, such as organization and qualification;

•	its subsidiaries;

•	its certificate of incorporation and bylaws;

•	capitalization;

•	authority;

•	no conflict, required filings and consents;

•	permits and licenses;

•	compliance with laws;

•	SEC filings and financial statements;

•	information supplied with respect to certain SEC filings;

•	disclosure controls and procedures;

•	absence of certain changes and events;

•	no undisclosed liabilities; indebtedness;

•	absence of litigation;

•	employee benefit plans;

•	labor matters;

•	intellectual property;

•	taxes;

•	material contracts;

•	real property;

•	insurance;

•	opinion of financial advisor with respect to the fairness of the Offer Price;

•	the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

•	that neither Parent or Sub shall be an “Acquiring Person” under the Rights Plan;

•	the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

•	brokers’ fees and expenses; and

•	competition act.

In the Merger Agreement, Parent and Sub have made customary representations and warranties to Epicor with respect to, among other things:

•	corporate matters related to Parent and Sub, such as organization, standing and corporate power;

•	certificate of incorporation, bylaws and other organizational documents;

•	authority;

•	no conflict; required filings and consents;

•	absence of litigation;

•	absence of certain agreements;

•	information supplied for certain SEC filings;

•	financing;

•	capitalization of Sub;

•	interest in competitors;

•	investment intentions;

•	brokers’ fees and expenses;

•	solvency;

•	inapplicability of DGCL Section 203;

•	Parent ownership of Epicor securities;

•	WARN Act;

•	management agreements;

•	litigation; and

•	the Activant Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of Epicor Pending the Merger

The Merger Agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the written consent of Parent (not to be unreasonably withheld, delayed or conditioned, except as otherwise provided), (iii) as expressly permitted by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement:

•

the business of Epicor and its subsidiaries must be conducted only in, and such entities must not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects;

•

Epicor and its subsidiaries will use commercially reasonable efforts to keep available the services of the current executive officers and key employees of Epicor and each of its subsidiaries and to preserve the current relationships of Epicor and each of its subsidiaries with each of the distributors, franchisees, suppliers and other persons with whom Epicor or any of its subsidiaries has material business relations; and

•	Epicor and its subsidiaries will comply with applicable law.

Without limiting the generality of the foregoing, Epicor agreed not to, and agreed not to permit any of its subsidiaries to:

•	amend, waive or otherwise change, in any material respect, the certificate of incorporation of bylaws of Epicor (or equivalent organizational or governing documents of any of its subsidiaries);

•

issue, sell, pledge, dispose, encumber or grant any shares of capital stock, or any options, warrants, convertible securities or rights of any kind (provided, however, that Epicor may issue shares upon the vesting of restricted stock units or exercise of options and pursuant to existing employment agreements and benefit plans in effect as of the date of the Merger Agreement that have been disclosed or made available to Parent);

•	make dividends, distributions or redemptions of Shares;

•	increase employee compensation or other benefits payable;

•

grant any incentive compensation opportunity or pay any incentive compensation or pay or agree to pay any pension, retirement, allowance, severance, change of control or termination pay to, or enter into any severance, change of control or similar agreement with, any current or former employees, directors, executive officers, or other services providers of Epicor or any of its subsidiaries, other than in the ordinary course of business consistent with past practice,

•	enter into or amend any employment, consulting, bonus, retention, retirement or similar agreement with any employee or executive officer;

•	establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement;

•	adopt or amend compensation or benefit plans;

•	make acquisitions in excess of $2.5 million;

•	incur indebtedness for borrowed money;

•	terminate or materially amend or modify certain agreements or entrance into any contract that would have been required to be disclosed in connection with the execution of the Merger Agreement;

•	materially change financial accounting principles;

•	purchase, sell, transfer, license, assign, mortgage, encumber, abandon, fail to maintain or otherwise dispose of intellectual property rights;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Epicor or any of its subsidiaries (other than among wholly-owned subsidiaries);

•	effect compromises, settlements or agreements to settle any pending or threatened suit or claim;

•	grant any liens on assets other than as permitted under the Merger Agreement;

•	enter into any new line of business outside existing business segments;

•

effect any material tax election changes, changes to annual tax accounting periods, changes to tax accounting methods, settlements of, or extensions or waivers of the applicable statute of limitations for any tax claim;

•	fail to maintain in full force and effect material insurance policies;

•	implement any employee layoffs that implicate the WARN Act; or

•	agree to, make any commitment to, or enter into any letter of intent or agreement in principle with respect to do any of the foregoing.

Acquisition Proposals by Third Parties

Go-Shop; Solicitation

Go-Shop. During the period beginning on April 4, 2011 and continuing until 11:59 p.m., Los Angeles time, on May 4, 2011, Epicor may, directly or through its representatives: (i) solicit, initiate or encourage, any Competing Proposals (as defined below), including by way of providing access to non-public information; however, prior to furnishing such information, Epicor receives from the third party recipient of such information a customary confidentiality and standstill agreement with terms no less favorable to Epicor in the aggregate than those contained in the confidentiality agreement with Apax Partners, L.P. (an “Acceptable Confidentiality Agreement”), and in addition, (A) any such material provided to any third party given such access that has not been provided to Parent or Sub shall be provided to Parent and Sub as promptly as reasonably practicable after it is provided to such third party and (B) Epicor and its subsidiaries shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of Epicor in any material respect; and (ii) engage in, continue or otherwise participate in any discussions or negotiations with respect to any Competing Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Competing Proposal.

No Solicitation. After 11:59 p.m., Los Angeles time, on May 4, 2011 until the Effective Time, or, if earlier, the termination of the Merger Agreement in accordance with its terms, Epicor shall, and shall cause its subsidiaries and representatives to (i) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third parties (other than a Qualified Go-Shop Bidder) with respect to a Competing Proposal, and (ii) request any such third party (other than a Qualified Go-Shop Bidder) to promptly return or destroy all confidential information concerning Epicor and its subsidiaries. Epicor shall not, and shall not permit any of its subsidiaries or representatives to, from and after May 4, 2011 until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated pursuant to its terms, directly or indirectly, (w) solicit, initiate, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any standstill or confidentiality agreement or the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law or otherwise) any inquiry, discussion, Offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (x) engage, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to Epicor or any of its subsidiaries to, or afford access to the books or records of Epicor or its subsidiaries to, any third party that would reasonably be expected to lead to a Competing Proposal or any third party that, to the knowledge of Epicor, is seeking to make, or has made, a Competing Proposal, (y) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or (z) resolve to propose, agree or publicly announce an intention to do any of the foregoing. From and after May 4, 2011, Epicor may continue to engage in the activities described in clauses (x) through (z) above with respect to a Qualified Go-Shop Bidder. No later than May 6, 2011, Epicor shall notify Parent and Sub in writing of the number and identity of any Qualified Go-Shop Bidders.

For purposes of this proxy statement and the Merger Agreement:

•

“Competing Proposal” means any inquiry, proposal or Offer (other than a proposal or Offer by Parent or any of its subsidiaries) from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Epicor or any of its subsidiaries whose assets, individually or in the aggregate, constitute, directly or indirectly, 15% or more of the consolidated assets of Epicor as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity purchase or investment, joint venture or otherwise) by any third party, directly or indirectly, of 15% or more of the assets of Epicor and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any third party, directly or indirectly, of 15% or more of the issued and outstanding Shares; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any third party, directly or indirectly, beneficially owning 15% or more of Epicor common stock or any class of equity or voting securities of Epicor or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Epicor as determined on a book-value basis; or (v) any combination of the foregoing.

•

“Qualified Go-Shop Bidder” means any person or group from whom Epicor has received a Competing Proposal after the execution of the Merger Agreement and prior to May 4, 2011 that the Epicor Board determines, prior to or as of May 4, 2011, in good faith, after consultation with Epicor’s financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal; provided that any such person or group shall cease to be a Qualified Go-Shop Bidder when the ultimate equityholder(s) of such person and the other persons who were members of such group, if any, as of May 4, 2011, cease to provide (directly or indirectly) in the aggregate at least 50% of the equity financing (measured by voting power and value) of such person or group at any time following May 4, 2011.

•

“Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to 50%) made by a third party to that the Epicor Board determines in good faith, after consultation with Epicor’s financial and legal advisors, and considering such factors as the Epicor Board considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), is more favorable from a financial point of view Epicor and its stockholders (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing) than the transactions contemplated by the Merger Agreement.

From and after May 4, 2011, Epicor shall, as promptly as reasonably practicable (and in any event within two business days), advise Parent and Sub of receipt by Epicor of any Competing Proposal (or any inquiry or request for negotiating or discussing a Competing Proposal) or any request for non-public information in connection with any Competing Proposal, the material terms and conditions of any such Competing Proposal or request (including the identity of the third party and, if applicable, copies of any documents relating to such Superior Proposal), and shall as promptly as reasonably practicable (and in any event on a daily basis) advise Parent and Sub of any material amendments to any such Competing Proposal or request and shall keep Parent reasonably informed on a daily basis of the status and terms thereof.

Epicor Board’s Recommendation; Adverse Recommendation Changes

As described above, and subject to the provisions described below, the board of directors has made the Recommendation that the holders of the shares of Company Common Stock adopt the Merger Agreement. The Merger Agreement provides that the Epicor Board will not effect an “Adverse Recommendation Change” (as defined below) except as described below.

Neither the Epicor Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Sub, the Recommendation or the findings or conclusions of the Epicor Board described in the board resolutions adopted in connection with the execution of the Merger Agreement, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal made or received after the date hereof; (iii) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days after the commencement of such Competing Proposal; (iv) fail to include the Recommendation in the Offer Documents; (any of the actions described in clauses (i) through (iv), an “Adverse Recommendation Change”) or (v) cause or permit Epicor to enter into any Alternative Acquisition Agreement.

Prior to the earlier to occur of the consummation of the Offer and obtaining the Stockholder Approval, the Epicor Board shall be permitted (x) to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal if the Epicor Board (A) has received a bona fide Competing Proposal that is not withdrawn and that, in the good faith determination of the Epicor Board after consultation with its financial and legal advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Sub, and (B) determines in good faith, after consultation with its financial and legal advisors, that failure to terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law or (y) to effect an Adverse Recommendation Change (but only as described in clause (i) of such definition and only so long as it is not made in connection with, or in any way relating to, a Competing Proposal, the terms thereof, or the fact that it was made), if events, facts, developments, circumstances or occurrences that affect the business, assets or operations of Epicor or its subsidiaries that were not known by Epicor as of the date hereof become known and as a result thereof the Epicor Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable law.

Epicor is not entitled to make an Adverse Recommendation Change under clause (i) of such definition or to terminate the Merger Agreement in accordance with the terms of the Merger Agreement with respect to a Superior Proposal unless (i) Epicor has provided a written notice with respect thereto to Parent and Sub that Epicor shall take such action within three business days following the delivery of such notice and describing, as applicable, (x) such events, facts, developments, circumstances or occurrences that are the basis of such action and cause it to be required to effect such Adverse Recommendation Change or (y) the material terms and conditions of the Superior Proposal that is the basis of such action and cause it to constitute a Superior Proposal (including the identity of the third party and, if applicable, copies of any documents relating to such Superior Proposal); (ii) during the three business day period following Parent’s and Sub’s receipt of such notice, Epicor shall negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing commitments described therein so that, as applicable, (x) failure to effect such Adverse Recommendation Change would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law or (y) such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of such three business day period, the Epicor Board shall have determined in good faith after consultation with its financial and legal advisors, taking into account any changes to the Merger Agreement and the financing commitments described therein proposed in writing by Parent and Sub in response to such notice or otherwise, that, as applicable, (x) failure to effect such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law or (y) the Superior Proposal giving rise to such notice continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new written notice to be delivered by Epicor to Parent and Sub (provided that references to the three business day period above shall be deemed to be references to a two business day period).

The Merger Agreement does not prohibit Epicor or the Epicor Board, directly or indirectly through its Representatives, from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Board of Directors of Epicor has determined in good faith, after consultation with legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; however, any such disclosures (other than those made pursuant to clause (ii) above) shall be deemed to be an Adverse Recommendation Change unless the Epicor Board expressly publicly reaffirms the Recommendation within two business days following a written request by Parent. Upon the written request by Parent for any reason (provided, however, that Parent may only make such request pursuant to this sentence one time during such period), the Epicor Board shall expressly publicly reaffirm Recommendation (x) in the event that a Competing Proposal has not been submitted during the eight business day period prior to such request, within two business days following such written request or (y) in the event that a Competing Proposal has been submitted during the eight business day period prior to such request, on the tenth business day following such submission.

Proxy Statement and Stockholders’ Meeting

Epicor is required, as promptly as reasonably practicable after the Proxy Statement Clearance Date, to take all action necessary in accordance with applicable law, the rules of Nasdaq and Epicor’s governing documents to duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval.

The Merger Agreement provides that, on or before April 18, 2011, Epicor will prepare and file with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting, which shall include the Recommendation with respect to the Merger, a disclosure relating to Epicor’s financial advisor, the Fairness Opinion, the information that formed the basis of such Fairness Opinion and a copy of Section 262 of the DGCL. As promptly as reasonably practicable after the Proxy Statement Clearance Date and having obtained the written consent of Parent (which may or may not be provided in its sole discretion), Epicor shall set a record date and cause such proxy statement to be mailed to the holders of Epicor common stock (on the business day following the Proxy Statement Clearance Date if practicable, but in no event later than the fifth business day following the Proxy Statement Clearance Date) as of the record date established for the Stockholders’ Meeting; however, such written consent from Parent shall not be required from and after May 14, 2011.

Indemnification of Directors and Officers; Insurance

Parent and Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees of Epicor or its subsidiaries as provided in their respective employers’ certificates of incorporation or bylaws or other organizational documents or in any agreement will survive the Offer or the Merger and will continue in full force and effect and will not be amended, repealed or modified in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Epicor.

In addition, the Surviving Corporation will indemnify and hold harmless each current and former director or officer of Epicor or any of its subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such person’s capacity as a director, officer or employee to Epicor or any of its subsidiaries or the Merger Agreement and any transaction contemplated therein.

For a period of six years after the Effective Time, Parent shall maintain in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by Epicor and its subsidiaries from an insurance carrier with the same or better credit rating as Epicor’s current insurance carrier and on terms and coverage amounts no less favorable than the terms of such policies in effect on the date of the Merger Agreement; provided that neither Parent nor the Surviving Corporation shall be required to expend annually in excess of 275% of the annual premium paid by Epicor in its last full fiscal year for such insurance coverage, but in such case shall purchase the greatest amount of coverage available for such amount. Alternatively, Epicor shall be entitled to purchase, at or prior to the Effective Time, a “tail policy” from an insurance carrier with the same or better credit rating as Epicor’s current insurance carrier and on terms and conditions providing no less favorable benefits as the current policies of directors’ and officers’ liability insurance maintained by Epicor with respect to matters arising on or before the Effective Time subject to the maximum premium listed in the immediate preceding sentence.

Financing Efforts

Each of Parent and Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the debt and equity financing on the terms and conditions set forth in the equity commitment letter and debt commitment letter and any related fee letter, including using reasonable best efforts to seek to cause (including through litigation to the extent necessary) the lenders party to the debt commitment letter and any other person providing financing, and shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the equity commitment letter or debt commitment letter without the prior written consent of Epicor to the extent such amendments, modifications or waivers would (a) reduce the aggregate amount of aggregate cash proceeds available from which to fund the amounts required to be paid by Parent or Sub under the Merger Agreement (as compared to the amount of such aggregate proceeds contemplated under the equity commitment letter and debt commitment letter as in effect on the date of the Merger Agreement), (b) impose new or additional conditions precedent that would be reasonably likely to (i) prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement or (ii) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the equity commitment letter and debt commitment letter, (c) expand upon the conditions precedent contained therein in any way or cause any delay of the consummation of the transactions contemplated in the Merger Agreement or (d) otherwise result in financing terms that are less favorable, in the aggregate when taken as a whole, to Parent, Sub and Epicor than those in the equity commitment letter and debt commitment letter as in effect on the date of the Merger Agreement. Parent and Sub shall not be required, and in no event shall the term “reasonable best efforts” of Parent or Sub be deemed or construed to require, either Parent or Sub to (i) seek the equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the equity commitment letter or (ii) pay any fees in excess of those contemplated by the financing commitments, or agree to any “market flex” term less favorable to Parent, Sub or the Surviving Corporation than such corresponding market flex term contained in or contemplated by the financing commitments (in either case, whether to secure waiver of any conditions contained therein or otherwise).

Epicor has agreed to use its reasonable best efforts to provide such reasonable cooperation as Parent may reasonably request in connection with the debt and equity financing and certain other financing related matters.

Obligations to Use Alternative Financing

In the event that any portion of the debt or equity financing becomes or could become unavailable in the manner or from the sources contemplated in the equity commitment letter and debt commitment letter, Parent and Sub have agreed to use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the Merger Agreement on terms and conditions no less favorable, in the aggregate, to Parent and Sub than those in the equity commitment letter and debt commitment letter that such alternative financing would replace (taking into account any flex provisions), as promptly as practicable following the occurrence of such event (and in any event no later than the date of the consummation of the Offer or the date of the consummation of the Merger, as applicable).

Stockholder Litigation

Epicor shall cooperate fully with Parent in connection with, and permit Parent to participate in, the defense, negotiation or settlement of any litigation commenced or threatened against any party or any of its affiliates relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated in the Merger Agreement or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated in the Merger Agreement, which we refer to as Transaction Litigation. Epicor agrees not to and not to permit any of its subsidiaries to compromise, settle, come to an arrangement regarding or agree to compromise or settle or come to an arrangement regarding any Transaction Litigation or consent thereto unless Parent consents in writing; however, after receipt of the Stockholder Approval, Epicor shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

Covenants Relating to the Activant Merger Agreement

Parent agreed not to complete the Activant Merger unless (x) the conditions set forth in the Merger Agreement have been satisfied or waived in writing and (y) all conditions to the receipt of the financing set forth in the equity commitment letter and the debt commitment letter have been satisfied or waived in writing (other than the consummation of the Offer or the Merger, as the case may be, and the consummation of the Activant Merger). Each of Parent, Sub and Epicor intends to consummate the Merger on the same day as the Activant Merger. Parent will keep Epicor informed on a current basis of all material developments with respect to the Activant Merger Agreement and the transactions contemplated therein. Parent will provide prompt notice to Epicor if it becomes aware of any material breach of any covenant of Activant contained in the Activant Merger Agreement or if Parent becomes aware that any representation or warranty of Activant in the Activant Merger Agreement is not true and correct in all material respects. Parent shall (x) not, without the prior written approval of Epicor, enter into or agree to any amendment, supplement, modification or waiver of the financing covenants or termination provisions of the Activant Merger Agreement to the extent such amendment, supplement, modification or waiver of such provisions would impede or delay in any material respect the consummation of the Activant Merger or the consummation of the Offer or the Merger and (y) provide Epicor with a copy of any proposed amendments, modifications, or supplements to the Activant Merger Agreement at least two business days prior to the execution thereof. Parent will not waive any of its rights or remedies under the Activant Merger Agreement if doing so could impede or delay the Activant Merger (thereby impeding the consummation of the Offer or the Merger). Parent will take all necessary actions to enforce its rights against Activant in the event of any breach by Activant of the Activant Merger Agreement, except where such breach would not impede or delay the Activant Merger or the consummation of the Offer or the Merger. Without the prior written approval of Epicor, Parent shall not terminate the Activant Merger Agreement.

Efforts to Close the Transaction

In the Merger Agreement, each of Epicor, Parent and Sub agreed to use its reasonable best efforts to consummate and make effective the transactions contemplated in the Merger Agreement and to cause the conditions to the Offer and the Merger to be satisfied, including making all necessary filings, notices, and other documents necessary to consummate the Offer, the Merger and other transactions contemplated by the Merger Agreement and obtaining certain third-party consents.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, access and confidentiality, resignation of directors, stock exchange de-listing, the payoff of an existing credit facility and amendment of an indenture relating to existing convertible notes. Epicor has also agreed to use commercially reasonable efforts to repatriate cash from certain jurisdictions and to cooperate in good faith with Parent and Apax Partners, L.P. in order to structure such repatriations.

Termination

Termination of the Merger Agreement

The Merger Agreement may be terminated:

•	by mutual written consent of Parent and Epicor, at any time prior to the Effective Time, whether before or after Stockholder Approval is obtained;

•	by either Parent or Epicor if:

•

the effective date of the Merger shall not have occurred on or before October 4, 2011 (which we refer to as the “Termination Date”); provided, however, that the right to terminate the Merger Agreement on such date shall not be available to Parent or Epicor if (x) the consummation of the Offer shall have occurred or (y) the failure of Parent or Epicor, as applicable, to perform any of its obligations under the Merger Agreement or the Activant Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date; or

•

any governmental, regulatory, judicial or administrative authority, agency or commission of competent jurisdiction shall have issued a decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or those contemplated by the Activant Merger Agreement, and such action shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this clause shall have used their reasonable best efforts to prevent, oppose or remove such order, injunction, law or judgment; or

•

the Stockholder Approval shall not have been obtained at the duly held Stockholders’ Meeting or at any adjournment or postponement thereof at which the transactions contemplated in the Merger Agreement have been voted upon; or

•	the Activant Merger Agreement shall have been terminated in accordance with its terms prior to the consummation of the Activant Merger; or

•	by Epicor if:

•

Parent or Sub breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement or in the Activant Merger Agreement, which breach or failure to perform (x) would result in a failure of a condition to the Merger (or to the Activant Merger, as the case may be) regarding the accuracy of Parent or Sub’s representations and warranties or compliance with its covenants or agreements to be satisfied and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure; however, Epicor does not have the right to terminate described in this clause if the consummation of the Offer has occurred; or

•

prior to the consummation of the Offer occurring and prior to obtaining the Stockholder Approval, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal immediately following or concurrently with such termination to the extent permitted by the Merger Agreement (provided that concurrently with such termination, Epicor pays the Termination Fee and that in the event that such fee is not so paid, any attempted termination shall be null and void); or

•

all of the conditions to the Merger have been satisfied or, if permitted by applicable law, waived (other than (A) the delivery of the officer’s certificate which, by its terms, may only be delivered as of the Merger, but provided that such certificate could be so delivered at the time of any such termination pursuant to this clause and (B) the satisfaction of the conditions to the Parent’s obligation to consummate the Activant Merger which, by their terms, need only be satisfied as of the consummation of the Merger, but provided that all of such conditions could be satisfied at the time of any such termination pursuant to this clause) and Parent and Sub fail to consummate the Merger within two business days following the date of the consummation of the Merger should have occurred pursuant to the terms of the Merger Agreement and Epicor provides written notice at least one day prior to such termination stating its intention to terminate the Merger Agreement; or

•

all of the conditions to the Offer have been satisfied or, if permitted by applicable law, waived (other than (A) the delivery of the officer’s certificate which, by its terms, may only be delivered as of the consummation of the Offer, but provided that such certificate could be so delivered at the time of any such termination pursuant to this clause and (B) the satisfaction of the conditions to the Parent’s obligation to consummate the Activant Merger, which, by their terms, need only be satisfied as of the consummation of the Offer, but provided that all of such conditions could be satisfied at the time of any such termination pursuant to this clause) and Parent failed to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn promptly in accordance with the Merger Agreement; or

•	by Parent if:

•

Epicor breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement which breach or failure (if such breach or failure is not a breach of Epicor’s obligation to consummate the Merger as set forth herein) to perform (x) would result in a failure of a condition to the Merger regarding the accuracy of Epicor representations and warranties or compliance with its covenants or agreements to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured by Epicor within 30 days of receipt by Epicor of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate described in this clause if the consummation of the Offer shall have occurred; or

•

(x) the Epicor Board shall have been deemed to have made an Adverse Recommendation Change (provided, however, that Parent shall not have such right to terminate if (A) the consummation of the Offer shall have occurred or (B) if required by applicable law, the Stockholder Approval has been obtained); (y) Epicor enters into an Alternative Acquisition Agreement; or (z) Epicor or the Epicor Board materially breaches (or is deemed to have materially breached) certain provisions of the Merger Agreement with respect to solicitation of Competing Proposals.

Under the Activant Merger Agreement, Parent agreed not to terminate the Merger Agreement without the prior written approval of Activant.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and of no effect without liability on the part of any party hereto and all rights and obligations of any party hereto shall cease; provided, however, that the Confidentiality Agreement, the equity commitment letter (to the extent set forth therein), the expense reimbursement and indemnity obligations, the termination fee obligations and expense and transfer tax obligations shall survive any such termination.

Termination Fees

•

Epicor has agreed to pay Apax Partners, L.P. and Activant, in proportions designated by Apax Partners, L.P., a termination fee of $40 million in the aggregate (which we refer to as the “Termination Fee”) if (i) (A) the Merger Agreement is terminated by Epicor or Parent due to (x) the failure of the Merger to be completed by October 4, 2011 or (y) the failure of Epicor stockholders to adopt the Merger Agreement at the stockholders meeting, to the extent such stockholder approval is required by applicable law, or (B) the Merger Agreement is terminated by Parent due to a material breach of Epicor’s representations, warranties, covenants or agreements set forth in the Merger Agreement as described above under “—Termination of the Merger Agreement” that is not principally caused by the willful or intentional breach or willful or intentional failure of Epicor to perform any of its obligations under the Merger Agreement (including willful or intentional breach of Epicor’s obligation to consummate the Merger), (ii) after the date of the Merger Agreement and prior to such termination, Epicor receives a Competing Proposal which is publically disclosed and has not been withdrawn, and (iii) within 12 months after any termination of the Merger Agreement in the circumstances described in clause (A) above, Epicor enters into a definitive agreement with respect to any Competing Proposal which is thereafter consummated or consummates any Competing Proposal. For purposes of determining whether the Termination Fee is payable under the circumstances described in the previous sentence, the references to “15%” in the definition of Competing Proposal shall be deemed to be references to “50%”;

•

Epicor has agreed to pay to Apax Partners, L.P. and Activant, in proportions designated by Apax Partners, L.P., the Termination Fee if the Merger Agreement is terminated (i) by Epicor due to entry into an Alternative Acquisition Agreement with respect to a Superior Proposal prior to the consummation of the Offer or obtaining the Stockholder Approval ; (ii) by Parent due to (x) the Epicor Board having made an Adverse Recommendation Change, (y) entry by Epicor into an Alternative Acquisition Agreement, or (z) Epicor or the Epicor Board having materially breached (or is deemed to have materially breached) certain provisions of the Merger Agreement with respect to solicitation of Competing Proposals; or (iii) by Parent due to a material breach of Epicor’s representations, warranties, covenants or agreements set forth in the Merger Agreement as described above under “—Termination of the Merger Agreement” that is principally caused by the willful or intentional breach or willful or intentional failure of Epicor to perform any of its obligations under the Merger Agreement (including willful or intentional breach of Epicor’s obligation to consummate the Merger); however, with respect to clause (i) above, if immediately following or concurrently with Epicor entering into an Alternative Acquisition Agreement with a Qualified Go-Shop Bidder that has made a Superior Proposal, such termination occurs on or before May 9, 2011, then Epicor shall pay an aggregate termination fee of $15 million;

•

Parent has agreed to pay Epicor a reverse termination fee of $60 million (which we refer to as the “Reverse Termination Fee”) if the Merger Agreement is terminated by Epicor due to (i) a material breach of Parent’s or Sub’s representations, warranties, covenants or agreements set forth in the Merger Agreement as described above under “—Termination of the Merger Agreement” that is the principal factor in the failure of the Offer or the Merger to be consummated; (ii) Parent and Sub’s failure to consummate the Merger after all of the conditions to the Merger have been satisfied or, if permitted by applicable law, waived as described above under “—Termination of the Merger Agreement”; or (iii) Parent’s failure to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn promptly in accordance with the Merger Agreement after all of the conditions to the Offer have been satisfied or, if permitted by applicable law, waived as described above under “Termination of the Merger Agreement,” not later than the second business day following such termination; and

•

Parent has agreed to pay Epicor a special termination fee of $20 million (which we refer to as the “Special Termination Fee”) if the Merger Agreement is terminated by either Parent or Epicor (i) due to the termination of the Activant Merger Agreement as a result of the failure of the conditions with respect to the representations and warranties contained therein being true and correct on such date (without giving effect to materiality, “Material Adverse Effect” or similar phrases) or (ii) if the effective date of the Merger shall not have occurred on or before October 4, 2011, if and only if the Activant Merger Agreement could have been terminated due to failure of conditions with respect to the representations and warranties contained therein being true and correct on such date (without giving effect to materiality, “Material Adverse Effect” or similar phrases), not later than the second business day following such termination.

Expense Reimbursement

In the event the Merger Agreement is terminated due to the failure of Epicor stockholders to adopt the Merger Agreement at the stockholders meeting, to the extent such stockholder approval is required by applicable law, Epicor has agreed to reimburse Parent in an amount up to $10 million for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with the Merger Agreement and the transactions contemplated therein by payment to Parent of the amount thereof by wire transfer of same day funds within two business days following Parent’s request therefore, however, such amount reimbursed shall reduce dollar for dollar the Termination Fee.

Specific Performance

Parent, Sub and Epicor shall be entitled to an injunction or specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any arbitration or any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Each of Parent, Sub and Epicor agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of or to enforce specifically the terms and provisions the Merger Agreement, the equity commitment letter or debt commitment letter will not be required to provide any bond or other security in connection with any such order or injunction.

Notwithstanding the foregoing, Epicor’s right to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause the Offer or the Merger to be consummated, the Offer Price or Merger Consideration to be paid or the equity financing to be funded shall be enforceable if and only if:

•

with respect to the Offer and payment of the Offer Price and the equity financing related thereto, all of the Offer conditions shall have been satisfied or waived as of the expiration of the Offer, and either (x) the Activant Merger has consummated or (y) if the Activant Merger has not consummated, Activant has confirmed in writing to Parent that Activant is ready, willing and able to consummate the Activant Merger;

•

with respect to the Merger, the payment of the Merger Consideration and the equity financing related thereto, all the conditions to the obligations of Parent and Sub would have been satisfied if the consummation of the Merger were to have occurred at such time, and either (x) the Activant Merger has consummated or (y) if the Activant Merger has not consummated, Activant has confirmed in writing to Parent that Activant is ready, willing and able to consummate the Activant Merger,

•

the lenders party to the debt commitment letter (or alternative financing sources) have (A) irrevocably and unconditionally confirmed in writing that the financing provided for by the debt commitment letter (or alternative financing) will be funded at the consummation of the Offer or the Merger, as applicable, if the equity financing is funded at the consummation of the Offer or the Merger, as applicable, (B) funded the debt financing at the consummation of the Offer or the Merger, as applicable, or (C) will fund at the consummation of the Offer or the Merger if the equity financing is funded at the consummation of the Offer or the Merger, as applicable, and

•

with respect to any funding of the equity financing to occur at the consummation of the Merger, Epicor has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the Merger will consummate.]

Limitations of Liability

Epicor’s right to receive payment of the Reverse Termination Fee or Special Termination Fee, as applicable, shall constitute the sole and exclusive remedy of Epicor and its subsidiaries against Parent, Sub, Apax Partners, L.P., the financing sources under the debt financing, Activant or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for any other breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of such parties shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated therein.

The right of each of Parent, Apax Partners, L.P. and Activant to receive payment from Epicor of the Termination Fee or expense reimbursement, as applicable, shall constitute the sole and exclusive remedy of Parent and Sub against Epicor and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for any other breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of such parties shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated therein.

Amendment and Waiver

The Merger Agreement may be amended by mutual agreement of the Parent, Sub and Epicor hereto by action taken by or on behalf of their respective boards of directors at any time before or after the consummation of the Offer shall have occurred or receipt of the Stockholder Approval; however, (a) after the consummation of the Offer, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (b) after the Stockholder Approval has been obtained, there shall not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by the stockholders of Epicor without such further approval of such stockholders nor any amendment or change not permitted under applicable law.

Under the Activant Merger Agreement, Parent has restricted its ability to amend the Merger Agreement in certain circumstances.

Additional Agreements

Non-Tender and Support Agreements

Immediately prior to the execution of the Merger Agreement, L. George Klaus, Richard H. Pickup (and affiliated entities) and his son Todd Martin Pickup (and affiliated entities) entered into non-tender and support agreements with Parent pursuant to which such stockholders have agreed upon the terms and subject to the conditions of such agreements (i) not to tender their Shares in the Offer, (ii) to support the Merger and, if applicable, vote their Shares in favor of adoption of the Merger Agreement and (iii) immediately following the consummation of the Offer and prior to the consummation of the Merger, to transfer all of their Shares to Parent or its affiliates in exchange for an amount equal to the Offer Price per Share. The non-tender and support agreements will terminate upon a termination of the Merger Agreement.

Based on a Schedule 13D filed with the SEC by Todd Martin Pickup and Vintage Trust II on April 7, 2011, Todd Martin Pickup beneficially owns 5,699,400 Shares, which represents approximately 8.9% of the outstanding number of Shares. Based on Amendment No. 12 to Schedule 13D filed with the SEC by Richard H. Pickup on April 5, 2011, Richard H. Pickup beneficially owns 3,606,057 Shares, which represents approximately 5.6% of the outstanding number of Shares. Based on Amendment No. 1 to Schedule 13D filed with the SEC by L. George Klaus on April 5, 2011, Mr. Klaus beneficially owns 4,186,236 Shares, which represents approximately 6.5% of the outstanding Shares. Therefore, the number of shares held by parties to a non-tender and support agreement as of such dates was 13,491,693 Shares, which represents approximately 21% of the outstanding Shares.

The foregoing is a summary of certain provisions in the non-tender and support agreements, which is qualified in its entirety by the text of the non-tender and support agreements which were filed as Exhibits (d)(3) – (d)(5) to the Schedule TO filed with the SEC by Parent, Sub and certain other persons with respect to the Company on April 11, 2011.

Tender and Support Agreement

Following the execution of the Merger Agreement, Elliott Management Corporation, which we refer to as EMC, entered into a tender and support Agreement with Parent pursuant to which EMC has agreed to tender its Shares, and those of its affiliated funds, in the Offer and support the Merger and, if applicable, vote its Shares and those of its affiliated funds in favor of adoption of the Merger Agreement upon the terms and subject to the conditions of such agreement. The tender and support agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement.

Based on Amendment No. 11 to Schedule 13D filed with the SEC by Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. on April 14, 2011, the number of shares held subject to the tender and support agreement as of such date was 7,161,826 Shares, which represents approximately 11.0% of the outstanding number of Shares.

The foregoing is a summary of certain provisions in the tender and support agreements, which is qualified in its entirety by the text of the non-tender and support agreements which were filed as Exhibits (d)(6) to the Schedule TO filed with the SEC by Parent, Sub and certain other persons with respect to the Company on April 11, 2011.

Equity Commitment Letters

Parent has received two equity commitment letters from the Apax VII Funds, pursuant to which the Apax VII Funds (or their permitted assignees) have agreed to purchase equity (or, in certain circumstances, debt) securities of Parent in an aggregate amount of up to $647 million in cash, which we refer to as the Equity Commitment. Epicor, Parent and Sub are parties to one equity commitment letter, and Activant, Parent and Activant Merger Sub are parties to the second equity commitment letter. The terms and conditions of the equity commitment letters are substantially similar, with such changes as are necessary to reflect the different parties and the applicable merger agreement to which they refer. The Equity Commitment is made solely for the purpose of allowing Parent, Sub and/or Activant Merger Sub, as applicable, (i) to fund a portion of Sub’s payment of the aggregate Offer Price for Shares tendered in the Offer, for Shares acquired in the Merger and to fund a portion of Activant Merger Sub’s payment for Activant shares acquired in the Activant Merger, (ii) to pay related fees and expenses upon the consummation of the Merger, the Offer or the Activant Merger (as the case may be) and the transactions contemplated by the Merger Agreement and the Activant Merger Agreement and (iii) to repay or cause to be repaid indebtedness of Epicor, Activant and their respective subsidiaries in accordance with the Merger Agreement and the Activant Merger Agreement (as applicable), subject to (1) the satisfaction or waiver by Parent (with the prior written approval of the Apax VII Funds) of each of the conditions to Parent’s and Sub’s or Activant Merger Sub’s, as applicable, obligations to consummate the Merger or Activant Merger, as applicable, as contemplated by the Merger Agreement or Activant Merger Agreement, as applicable, (2) the contemporaneous consummation of the Merger and, if applicable, the Offer, in accordance with the terms of the Merger Agreement, (3) the contemporaneous consummation of the Activant Merger in accordance with the terms of the Activant Merger Agreement and (4) the consummation of the debt financing prior to, or substantially contemporaneously with, such funding by the Apax VII Funds. The obligation of the Apax VII Funds to fund the Equity Commitment may be reduced to the extent that Parent does not require the full amount of the Equity Commitment. The Equity Commitment is also reduced in each equity commitment letter, to the extent any of the amounts set forth above are paid to Parent in accordance with the other equity commitment letter.

The obligation of the Apax VII Funds (or their permitted assignees) to fund the Equity Commitment to Parent will automatically and immediately terminate upon the earliest to occur of (i) the consummation of the Merger (at which time the obligation will be discharged), (ii) the valid termination of the Merger Agreement or the Activant Merger Agreement in accordance with their respective terms or (iii) Epicor or any of its affiliates, securityholders or agents asserting in any litigation or other proceeding, any claim under or action with respect to the Apax VII Funds funding the Termination Commitment (as defined below) or any other claim under or action against Parent, Sub or Activant Merger Sub in connection with the applicable equity commitment letter, the Merger Agreement, the Activant Merger Agreement, the debt commitment letter or any transaction contemplated thereby or otherwise relating thereto, in each case, other than certain retained claims as set forth in the equity commitment letters.

In addition, the Apax VII Funds agreed to purchase (or to cause a permitted assignee to purchase) for cash an aggregate amount of equity (or, in certain circumstances, debt) securities of Parent sufficient to allow Parent to pay (i) the Termination Fee, Special Termination Fee and Activant Termination Fee in accordance with the Merger Agreement and Activant Merger Agreement (as applicable) and any other amounts related thereto, (ii) all fees and expenses incurred by Parent, Sub and Activant Merger Sub in connection with the Merger Agreement and the Activant Merger Agreement (as applicable), and (iii) all other liabilities of Parent, Sub and Activant Merger Sub arising out of or relating to the Merger Agreement, the Activant Merger Agreement or the Offer (we refer to these amounts as the “Termination Commitment”). The Apax VII Funds are in no event required to purchase more than $130 million of equity securities of Parent in the event that the Termination Fee, Special Termination Fee and Activant Termination Fee, as applicable, and the amounts related thereto, are timely paid to Epicor or Activant, as applicable and Epicor or Activant, as applicable, is not legally compelled by a judicial order or otherwise to return any portion of such Termination Fee, Special Termination Fee and Activant Termination Fee. Otherwise, the Apax VII Funds are required to purchase up to $230 million of equity securities of Parent. The Termination Commitment is reduced in each equity commitment letter, to the extent any of the amounts set forth above are paid to Parent in accordance with the other equity commitment letter.

The obligation of the Apax VII Funds (or their permitted assignees) to fund the Termination Commitment to Parent will automatically and immediately terminate upon the earliest to occur of (i) the consummation of the Merger, but only if the Apax VII Funds have funded the Equity Commitment, (ii) the valid termination of the Merger Agreement, or the Activant Merger Agreement, as applicable, other than a termination (which we refer to as a “Qualifying Termination”) of the Merger Agreement or Activant Merger Agreement, as applicable, for which the Termination Fee, Special Termination Fee and Activant Termination Fee or any other amounts related thereto, as applicable, are due and owing by Parent and (iii) the 150th day after a Qualifying Termination unless prior to the 150th day after such Qualifying Termination (x) Epicor or Activant, as applicable, has commenced a suit, action or other proceedings against Parent alleging the Termination Fee, Special Termination Fee or Activant Termination Fee or any other amounts related thereto, as applicable, is due and owing or (y) any event has occurred that legally prevents Epicor or Activant, as applicable, from commencing such a suit, action or other proceedings against Parent alleging the Termination Fee, Special Termination Fee or Activant Termination Fee or any other amounts related thereto, as applicable, is due and owing;

The liability of the Apax VII Funds entering into the equity commitment letters described above is several, not joint and several, based upon the following percentages: Apax US VII (9.3%), Apax Europe VII-1 (1.48%), Apax Europe VII-A (31.47%) and Apax Europe VII-B (57.75%), subject to adjustment, so long as the aggregate equals 100%.

The foregoing is a summary of certain provisions in the equity commitment letter, which is qualified in its entirety by the text of the equity commitment letter which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2011.

Activant Merger Agreement

The description of the Activant Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Activant Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Activant Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Activant Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, Epicor or Activant. Except as expressly set forth in the Activant Merger Agreement, none of Epicor’s nor Activant’s stockholders, nor any other investor, is a third-party beneficiary under the Activant Merger Agreement, and no such person or entity should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Activant, Epicor, Parent, Sub or any of their respective subsidiaries or affiliates.

The Activant Merger Agreement contains representations and warranties of Activant, Parent and Activant Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Activant Merger Agreement and may be subject to important qualifications and limitations agreed to by Activant, Parent and Activant Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Activant, Parent and Activant Merger Sub rather than establishing matters as facts. The following is a summary of certain provisions in the Activant Merger Agreement, which is qualified in its entirety by the text of the Activant Merger Agreement which was filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on April 6, 2011.

The Activant Merger

The Activant Merger Agreement provides that subject to the terms and conditions of the Activant Merger Agreement, and in accordance with the DGCL, at the effective time of the Activant Merger:

•	Activant Merger Sub will be merged with and into Activant and, as a result of the Activant Merger, the separate corporate existence of Activant Merger Sub will cease;

•	Activant will be the surviving corporation in the Activant Merger and will become a wholly-owned subsidiary of Parent; and

•	Activant will succeed to and assume all the rights and obligations of Activant Merger Sub in accordance with the DGCL.

Activant Merger Closing Conditions

The obligations of Parent and Activant Merger Sub to consummate the Activant Merger are subject to the fulfillment of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable law):

•

the representations and warranties of Activant set forth in the Activant Merger Agreement (other than (x) those relating to organization, authorization and capital structure and (y) those other representations and warranties that address matters as of particular dates) shall be true and correct as of the closing of the Activant Merger as though then made at and as of the closing of the Activant Merger (without giving effect to materiality, “Material Adverse Effect,” or similar phrases in the representations and warranties, other than “Material Adverse Effect” in the representation and warranty relating to the absence of certain developments), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had an Activant Material Adverse Effect, and Parent shall have received a certificate signed by an executive officer of Activant, dated the date of closing of the Activant Merger, to the foregoing effect;

•

the representations and warranties of Activant set forth in the Activant Merger Agreement that address matters as of particular dates (other than those relating to organization, authorization and capital structure) shall be true and correct as of such dates (without giving effect to materiality, “Material Adverse Effect,” or similar phrases in the representations and warranties), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had an Activant Material Adverse Effect, and Parent shall have received a certificate signed by an executive officer of Activant, dated the date of closing of the Activant Merger, to the foregoing effect;

•

the representations and warranties relating to organization, authorization and capital structure shall be true and correct in all material respects as of the closing of the Activant Merger as though made at and as of the closing of the Activant Merger (except for representations and warranties which address matters only as of a specific date, which representatives and warranties shall continue as of the closing of the Activant Merger to be true and correct in all material respects as of such specific date), and Parent shall have received a certificate signed by an executive officer of Activant, dated the date of closing of the Activant Merger, to the foregoing effect;

•

Activant shall have performed and complied in all material respects with all covenants required by the Activant Merger Agreement to be performed or complied with by it on or prior to the closing of the Activant Merger, and Parent shall have received a certificate signed by an executive officer of Activant, dated the date of closing of the Activant Merger, to the foregoing effect;

•

there shall not be any law, common law, statute, code, ordinance, rule, regulation or order, injunction, judgment, consent, settlement, decree, ruling, writ, assessment or arbitration award, of any government or governmental or regulatory body thereof, or political subdivision thereof, or any court, arbitrator, arbitration panel or similar judicial body, in effect which has the effect of enjoining or otherwise prohibiting the consummation of the Activant Merger;

•

the waiting period (or any extension thereof) applicable to the transactions contemplated by the Activant Merger Agreement under the HSR Act shall have expired (or early termination or approval, as applicable, shall have been granted) (which condition was satisfied as of April 15, 2011);

•

Parent shall have received a copy of the executed action by written consent of the Activant stockholders evidencing the affirmative vote of the holders of a majority of the outstanding Activant shares of common stock in favor of the approval of the Activant Merger in accordance with the terms of the Activant Merger Agreement (which consent has already been obtained by Parent); and

•	the conditions to Parent’s and Sub’s obligation to consummate the Merger shall have been satisfied or waived in writing in accordance with the terms of the Merger Agreement.

The obligations of Activant to consummate the Activant Merger are subject to the fulfillment of each of the following conditions (any or all of which may be waived by Acvitant in whole or in part to the extent permitted by applicable law):

•

the representations and warranties of Parent and Activant Merger Sub set forth in the Activant Merger Agreement (other than (x) those relating to authorization and (y) those other representations and warranties that address matters as of particular dates) shall be true and correct as of the date of closing of the Activant Merger as though then made at and as of the date of closing of the Activant Merger (without giving effect to materiality or similar phrases in the representations and warranties), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Activant Merger Sub to consummate the transactions contemplated by the Activant Merger Agreement, and Activant shall have received a certificate signed by an executive officer of Parent and Activant Merger Sub, dated the date of closing of the Activant Merger, to the foregoing effect;

•

the representations and warranties of Parent and Activant Merger Sub set forth in the Activant Agreement that address matters as of particular dates (other than those relating to authorization) shall be true and correct as of such dates (without regard to materiality or similar phrases in the representations and warranties), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Activant Merger Sub to consummate the transactions contemplated by the Activant Merger Agreement, and Activant shall have received a certificate signed by an executive officer of Parent and Activant Merger Sub, dated the date of closing of the Activant Merger, to the foregoing effect;

•

the representations and warranties of Parent and Activant Merger Sub relating to authority shall be true and correct in all material respects as of the date of closing of the Activant Merger as though made at and as of the date of closing of the Activant Merger (except for representations and warranties which address matters only as of a specific date, which representatives and warranties shall continue as of the date of closing of the Activant Merger to be true and correct in all material respects as of such specific date), and Activant shall have received a certificate signed by an executive officer of Parent and Activant Merger Sub, dated the date of closing of the Activant Merger, to the foregoing effect;

•

Parent and Activant Merger Sub shall have performed and complied in all material respects with all covenants required by the Activant Merger Agreement to be performed or complied with by Parent or Activant Merger Sub on or prior to the date of closing of the Activant Merger, and Activant shall have received a certificate signed by an executive officer of Parent and Activant Merger Sub, dated the date of closing of the Activant Merger, to the foregoing effect;

•

there shall not be any law, common law, statute, code, ordinance, rule, regulation or order, injunction, judgment, consent, settlement, decree, ruling, writ, assessment or arbitration award, of any government or governmental or regulatory body thereof, or political subdivision thereof, or any court, arbitrator, arbitration panel or similar judicial body, in effect which has the effect of enjoining or otherwise prohibiting the consummation of the Activant Merger;

•

the waiting period (or any extension thereof) applicable to the transactions contemplated by the Activant Merger Agreement under the HSR Act shall have expired (or early termination or approval, as applicable, shall have been granted) (which condition was satisfied as of April 15, 2011);

•

Activant shall have received a copy of the executed action by written consent of the Activant stockholders evidencing the affirmative vote of the holders of a majority of the outstanding Activant shares of common stock in favor of the approval of the Activant Merger in accordance with the terms of the Activant Merger Agreement (which consent has already been obtained by Activant); and

•	Parent shall have received a certificate signed by an executive officer of Activant, dated the date of closing of the Activant Merger, to the foregoing effect.

None of Activant, Parent or Activant Merger Sub may rely on the failure of any condition described above if such failure was caused by such party’s failure to perform its obligations under the Activant Merger Agreement.

Activant Material Adverse Effect

The term “Activant Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate with any such other changes, events, effects, occurrences, state of facts or developments (a) has had or would reasonably be expected to have a material and adverse effect on the business, results of operations, assets and other rights (taken as a whole) or financial condition of Activant and its Subsidiaries taken as a whole, or (b) has a material adverse effect on the ability of Activant to consummate the Activant Merger, other than, in the case of clause (a), any changes, events, effects, occurrences, state of facts or developments arising out of, relating to or attributable to:

•

operating, business, regulatory or other conditions in the industries in which Activant and its subsidiaries operate (to the extent such effect, event, change, occurrence or circumstance does not adversely affect Activant and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to Activant’s and its subsidiaries’ competitors);

•

general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (to the extent such effect, event, change, occurrence or circumstance does not adversely affect Activant and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to Activant’s and its subsidiaries’ competitors);

•	earthquakes, floods, natural disasters or other acts of nature;

•

global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (to the extent such effect, event, change, occurrence or circumstance does not adversely affect Activant and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to Activant’s and its subsidiaries’ competitors);

•	the negotiation, execution, announcement or performance of the Activant Merger Agreement or the consummation of the transactions contemplated thereby (including compliance with the covenants set forth therein other than the covenant relating to the conduct of Activant’s business) and any action taken or omitted to be taken by Activant or any of its subsidiaries at the written request of Parent or Activant Merger Sub), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources and employees and on revenue, profitability and cash flows;

•	any change in the cost or availability or other terms of any financing necessary for Parent and Activant Merger Sub to consummate the transactions contemplated thereby;

•	any change in laws or GAAP or other accounting rules, or the interpretation thereof;

•	the fact that the prospective owner of Activant and any of its subsidiaries is Parent or any affiliate of Parent;

•

any failure by Activant or any of its subsidiaries or Parent or any of its affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this bullet);

•

any change in the credit rating of Activant or any of its subsidiaries or Parent or any of its affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this bullet);

•	any breach by Parent or Activant Merger Sub of the Activant Merger Agreement; and

•	Parent’s execution, delivery and performance of the Merger Agreement or the consummation of the Offer and the Merger.

Activant’s Financing Efforts

Activant has agreed to use its reasonable best efforts to cooperate in connection with the arrangement of the debt financing contemplated by the debt commitment letter or any alternative debt financing for the transactions contemplated by the Activant Merger Agreement as may be reasonably requested by Parent.

The Epicor Merger Agreement

Under the Activant Merger Agreement, Parent has agreed to the take certain actions or refrain from taking certain actions relating to the Merger Agreement, the Merger and the Offer, as described below.

1. Parent has agreed not to consummate the Offer and/or the Merger unless:

•	all conditions to the Activant Merger Agreement have been satisfied or waived in writing in accordance with the terms thereof,

•

all conditions to the receipt of the financing contemplated by the equity commitment letters and the debt commitment letter have been satisfied or waived in writing in accordance with the terms thereof and

•	each of Parent and Activant intends to consummate the Activant Merger on the same day as the consummation of the Offer and/or the Merger.

2. Parent has agreed not to take certain actions relating to the Offer (other than reducing the Offer Price) that require Epicor’s consent without also obtaining the consent of Activant or waive the Minimum Tender Condition or the Activant Closing Condition, in each case, to the extent such action would reasonably be expected to impair or significantly delay the consummation of the Offer or the Merger.

3. Parent has agreed not to take any action to increase the Offer Price without obtaining the prior written consent of Activant, unless Parent and the Apax VII Funds simultaneously increase the equity financing by the aggregate amount of additional consideration payable in the Offer and the Merger as a result of such increase in the Offer Price.

4. Following the consummation of the Offer, Parent has agreed to acquire the shares subject to the non-tender and support agreements and exercise the Top-Up Option to the extent necessary to enable Parent to complete each of the Offer, the Merger and the Activant Merger concurrently on the same business day and otherwise use its reasonable best efforts to consummate the Merger as soon as possible after the consummation of the Offer.

5. Parent has agreed to keep Activant informed on a current basis of all material developments with respect to the Merger Agreement and the transactions contemplated thereby.

6. Parent has agreed to provide Activant with a reasonable opportunity to review, and consider in good faith any comments provided by Activant to, the Schedule TO, the Schedule 14D-9, the proxy statement to be filed by Epicor in connection with the adoption of the Merger Agreement, any amendments the foregoing and any other material filings made by Parent or Epicor with the SEC.

7. Parent has agreed to extend the Offer to the extent required by the Merger Agreement.

8. Parent has agreed not to extend the Offer in any manner without Activant’s consent in the event Epicor’s consent or agreement is required to extend the Offer in such manner.

9. On and after July 5, 2011, Parent has agreed, if requested in writing by Activant, to cause the Offer to be terminated to the extent that Epicor has the right to cause Parent to terminate the Offer pursuant to the Merger Agreement.

10. Parent has agreed to provide prompt notice to Activant if it becomes aware of any material breach of any covenant of Epicor contained in the Merger Agreement or if Parent becomes aware that any representation or warranty of Epicor in the Merger Agreement is not true and correct in all material respects;

11. Parent has agreed not, without the prior written approval of Activant, to enter into or agree to any amendment, supplement, modification or waiver of:

•

certain sections of the Merger Agreement relating to the consummation of the Merger, the Activant Merger Agreement, the Activant Closing Condition, limitations on the availability of remedies and consent to jurisdiction, if it would adversely affect Activant or its affiliates;

•

certain sections of the Merger Agreement relating to the closing conditions of the Merger, the termination of the Merger Agreement, the effects of the termination of the Merger Agreement, termination fees or the closing conditions of the Offer, to the extent it would adversely affect any rights of Activant under the Activant Merger Agreement; or

•

any other section of the Merger Agreement to the extent such amendment, supplement, modification or waiver of such other section would reasonably be expected to impair or significantly delay the consummation of the Offer or the Merger.

12. Parent has agreed to provide Activant with a copy of any such proposed amendments, modifications, or supplements to the Merger Agreement at least two business days prior to the execution thereof.

13. Parent has agreed to take all necessary actions to enforce its rights against Epicor in the event of any breach by Epicor of the Merger Agreement, except where such breach would not impede or delay the consummation of the Merger, the Offer or the Activant Merger.

14. Parent has agreed not to waive any of its rights or remedies under the Merger Agreement if doing so could impede or delay the Merger (thereby impeding the consummation of the closing of the Activant Merger).

15. Parent has agreed not to terminate the Merger Agreement by mutual consent with Epicor without the prior written approval of Activant.

Efforts to Close the Activant Merger

Each of Activant, Parent and Activant Merger Sub agreed to use its reasonable best efforts to (i) take all actions necessary or appropriate under applicable law to consummate as promptly as reasonably practical the transactions contemplated by the Activant Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Merger, the Offer and the Activant Merger.

Termination of the Activant Merger Agreement

The Activant Merger Agreement may be terminated at any time prior to the effective time of the Activant Merger:

1. at the election of Activant or Parent on or after October 4, 2011 (which we refer to as the “End Date”), if the Activant Merger shall not have occurred by the close of business on such date, if the terminating party is not in material breach of any of its obligations under the Activant Merger Agreement or the obligations under the Merger Agreement, and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Activant Merger prior to the End Date, or (ii) the failure of the effective time of the Activant Merger to have occurred prior to the End Date. None of the parties to the Activant Merger Agreement may terminate the Activant Merger Agreement at the End Date (x) in the event that the other party to the Activant Merger Agreement has initiated proceedings to specifically perform the Activant Merger Agreement while such proceedings are still pending or (y) on the End Date if any party has the right to terminate the Activant Merger Agreement pursuant to certain provisions thereto;

2. by mutual written consent of Activant and Parent;

3. by Activant or Parent if there shall be in effect a final nonappealable order, injunction, judgment, consent, settlement, decree, ruling, writ, assessment or arbitration award prohibiting the consummation of the Activant Merger or the Merger;

4. by Parent if it is not in material breach of any of its obligations under the Activant Merger Agreement and Activant is in material breach of any of its representations, warranties or obligations under the Activant Merger Agreement that renders any of the conditions in the Activant Merger Agreement relating to the accuracy of Activant’s representations and warranties and the performance of Activant’s obligations incapable of being satisfied prior to the End Date, and if such breach is not cured or waived in writing within 30 days after the giving of written notice by Parent to Activant;

5. by Activant if it is not in material breach of any of its obligations under the Activant Merger Agreement and either Parent or Activant Merger Sub is either (i) in material breach of any of its representations, warranties or obligations under the Activant Merger Agreement that renders any of the conditions in the Activant Merger Agreement relating to the accuracy of Parent’s or Activant Merger Sub’s representations and warranties and the performance of Parent’s and Activant Merger Sub’s obligations incapable of being satisfied by the End Date or (ii) Parent or Sub is in breach of any of its representations, warranties or obligations under the Merger Agreement that renders any of the conditions in the Activant Merger Agreement relating to the accuracy of Activant’s representations and warranties and the performance of Activant’s obligations or any of the conditions of the Merger Agreement or the conditions to the Offer incapable of being satisfied prior to the End Date and, in each case, such breach is either (A) not capable of being cured prior to the End Date or (B) if curable, is not cured or waived in writing pursuant to the terms of the Activant Merger Agreement or the Merger Agreement (as applicable) by the earlier of (1) one business day before the End Date or (2) 30 days after the giving of written notice by Activant to Parent;

6. by Activant if (i) (A) all the conditions in the Activant Merger Agreement relating to the obligations of Parent and Activant Merger Sub to consummate the Activant Merger have been satisfied or waived in writing and (B) Parent and Activant Merger Sub fail to consummate the Activant Merger within two business days following the date the Activant Merger should have occurred and Activant was ready, willing and able to consummate the Activant Merger; or (ii) all of the conditions of the Offer shall have been satisfied as of any scheduled expiration of the Offer (occurring on or after the last day of the Marketing Period) and Parent shall have failed to consummate the Offer within two business days following the time of such scheduled expiration, (iii) all of the conditions of the Offer (other than the Financing Proceeds Condition) shall have been satisfied as of any scheduled expiration of the Offer (occurring on or after the last day of the Marketing Period) and Parent shall have failed to consummate the Offer within two business days following the time of such scheduled expiration; or (iv) Parent or Sub shall have delivered to Epicor a written termination notice providing for the termination of the Merger Agreement in violation of the Merger Agreement;

7. by Parent if (i) the affirmative vote of the holders of a majority of the outstanding Activant shares of common stock in favor of the approval of the Activant Merger in accordance with the terms of the Activant Merger Agreement shall not have been obtained within one business day following the date of the Activant Merger Agreement (which consent has already been obtained) or (ii) (A) all the conditions in the Activant Merger Agreement relating to the obligations of Activant to consummate the Activant Merger have been satisfied and (B) Activant fails to consummate the Activant Merger within five business days following the date the Activant Merger should have occurred and Parent and Activant Merger Sub were ready, willing and able to consummate the Activant Merger;

8. by Activant, if any of the debt or equity commitment letters have been withdrawn, terminated or repudiated and such withdrawal, termination or repudiation has not been cured by Parent, or such commitment letters have not been replaced in accordance with the Activant Merger Agreement, in each case, by the earlier of (i) one business day prior to the End Date or (ii) the later of (x) 30 days after the date on which such withdrawal, termination, repudiation occurs and (y) the end of the Marketing Period;

9. (i) by Activant or Parent if the Merger Agreement shall have been terminated prior to the earlier of (x) the consummation of the Merger or (y) the consummation of the Offer or (ii) by Activant if the events permitting Parent to terminate the Merger as a result of the Stockholder Approval not having been obtained have occurred and Parent has failed to terminate the Merger Agreement within 30 days from the first date on which Parent had the right to do so; or

10. by Activant if Parent has had the right to terminate the Merger Agreement as a result of an (i) Adverse Recommendation Change, (ii) Epicor entering into an Alternative Acquisition Agreement and (iii) Epicor or the Epicor Board materially breaches (or is deemed to have materially breached) any of its obligations relating to the “Go Shop; Solicitation” provisions in the Merger Agreement, and Parent has not done so within 30 days from the first date on which Parent had the right to do so, unless the events permitting such termination have been cured, reversed or terminated such that Parent no longer has the right to terminate the Merger Agreement within thirty days from the first date on which Parent had the right to terminate the Merger Agreement.

Under the Merger Agreement, Parent agreed not to terminate the Activant Merger Agreement without the prior written approval of Epicor.

Activant Termination Fees

Parent is required to pay to Activant $48,950,000 (which we refer to as the “Activant Termination Fee”) if the Activant Merger Agreement is terminated:

•	by Activant in the circumstances described in items 5, 6 or 8 above;

•

by Activant or Parent as a result of Epicor terminating (or having the right to terminate) the Merger Agreement prior to the earlier of the consummation of the Merger or the consummation of the Offer in the circumstances described under the first, third or fourth bullets of clause (c) described under “—The Merger Agreement—Termination of the Merger Agreement”;

•

by Activant or Parent as a result of the termination of the Merger Agreement prior to the earlier of the consummation of the Merger or the consummation of the Offer by the mutual consent of Parent and Epicor without Activant’s prior written consent;

•

by Activant or Parent if there shall be in effect a final nonappealable order, injunction, judgment, consent, settlement, decree, ruling, writ, assessment or arbitration award prohibiting the consummation of the Activant Merger or the Merger that was caused by or resulting from the material breach by Parent’s, Activant Merger Sub’s or Sub’s obligations under the Merger Agreement or the Activant Merger Agreement; or

•

by Activant or Parent as a result of the termination of the Merger Agreement prior to the earlier of the consummation of the Merger or the consummation of the Offer as a result of any government, or any governmental, regulatory, judicial or administrative authority, agency or commission having enacted, issued, promulgated, enforced or entered any laws, rules, regulations, orders, judgments, decrees, injunction, temporary restraining order or other order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger that was caused by or resulting from the material breach by Parent’s, Activant Merger Sub’s or Sub’s obligations under the Merger Agreement or the Activant Merger Agreement.

Specific Performance

Subject to certain exceptions and limitations, Activant, Parent and Activant Merger Sub shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Activant Merger Agreement and the applicable equity commitment letter by the other (as applicable), and to specifically enforce the terms and provisions of the Activant Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under the Activant Merger Agreement and the applicable equity commitment letter. This right to specific performance includes the right of Activant to cause Parent and Activant Merger Sub to fully enforce the terms of the applicable equity commitment letter and the debt commitment letter, including by requiring Parent and Activant Merger Sub to file one or more lawsuits against the Apax VII Funds and the Lenders to fully enforce their obligations under the equity commitment letter and the debt commitment letter, respectively.

No party has a right of specific performance to cause the Activant Merger to be consummated or the consideration with respect to the Activant Merger to be paid or the amounts committed to be funded under the equity commitment letter to be funded (whether under the Activant Merger Agreement or such equity commitment letter), unless (i) the conditions to Parent’s and Activant Merger Sub’s obligation to consummate the Activant Merger have been satisfied as of the time when the consummation of the Activant Merger is required to have occurred, (ii) either (x) the Lenders (or alternative financing sources) have irrevocably and unconditionally confirmed in writing that the financing provided for by the debt commitment letter (or alternative financing) will be funded at the consummation of the Activant Merger if the equity financing is funded at the consummation of the Activant Merger, or (y) the amounts committed to be funded under the debt commitment letter (or alternative financing) have been funded or will be funded at the consummation of the Activant Merger if the equity financing is funded at the consummation of the Activant Merger and the Merger consummates at or prior to the consummation of the Activant Merger, (iii) Activant has irrevocably confirmed in a written notice delivered to Parent that the consummation of the Activant Merger will occur if specific performance is granted and the equity financing and the debt financing are funded, and (iv) either (x) the Offer has consummated or (y) if the Offer has not consummated, Epicor has confirmed in writing to Parent that Epicor is ready, willing and able to consummate the Merger.

No party has a right of specific performance to cause the amounts committed to be funded under the equity commitment letter to be funded at the consummation of the Activant Merger (whether under the Activant Merger Agreement or such equity commitment letter), unless Activant has irrevocably confirmed that if specific performance is granted and the equity financing and the debt financing are funded, then the Activant Merger will be consummated.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is listed on the Nasdaq Global Select Market under the symbol “EPIC.” The Shares have been listed on the Nasdaq since October 22, 1992.

The following table shows, for the periods indicated, the reported high and low closing sale prices per share of our common stock on the Nasdaq:

	High	Low
Year Ended December 31, 2009
First Quarter	$5.20	$2.33
Second Quarter	5.87	3.67
Third Quarter	6.83	5.20
Fourth Quarter	8.00	6.16
Year Ended December 31, 2010
First Quarter	$10.12	$7.17
Second Quarter	10.99	7.97
Third Quarter	8.98	6.36
Fourth Quarter	10.74	8.59
Year Ending December 31, 2011
First Quarter	11.40	9.62
April 1, 2011 to , 2011

On April 1, 2011, the last trading day before Epicor announced that Parent and Epicor had entered into the Merger Agreement, the last sale price of Shares reported on the Nasdaq was $11.24 per Share; therefore, the Offer Price of $12.50 per Share represents a premium of approximately 11.2% over such price. On             , 2011, the last trading day prior to the first mailing of the proxy statement, the last sale price of the Shares reported on the Nasdaq was $             per Share.

Epicor has not paid dividends to date and intends to retain any earnings for use in the business for the foreseeable future. Under the terms of the Merger Agreement, Epicor is not permitted to declare or pay dividends in respect of Shares unless approved in advance by Parent in writing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 4, 2011 regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company’s capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the persons named in the Summary Compensation Table and (iv) all current directors and executive officers of the Company as a group:

	Common Stock
Name and Address of Beneficial Owner (†) (+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
Elliott Associates, L.P. Elliott International, L.P. Elliott International Capital Advisors, Inc 551 Fifth Avenue New York, NY 10176	8,549,445	(1)	13.3%
FMR LLC Edward C. Johnson 3d Fidelity Management & Research Company Pyramis Global Advisors, LLC Pyramis Global Advisors Trust Company 82 Devonshire Street Boston, MA 02109	6,041,068	(2)	9.4%
Todd Martin Pickup Vintage Trust II Vintage Trust Pickup Grandchildren’s Trust Plus Four Equity Partners, L.P. Pickup Living Trust 2532 Dupont Drive, Irvine, CA 92612	5,699,400	(3)	8.9%
L. George Klaus	4,186,236	(4)	6.5%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,882,948	(5)	6.1%
Richard H. Pickup Pickup Family Trust Gamebusters Inc TB Fund, LLC Carole Pickup Dito Caree, LP Dito Devcar, LP Pickup CRUT I Pickup CRUT II Dito Devkar Foundation 2321 Alcova Ridge Dr. Las Vegas, NV 89134	3,606,057	(6)	5.6%
Robert H. Smith	351,010	(7)	*
Michael Kelly	144, 201	(8)	*

	Common Stock
Name and Address of Beneficial Owner (†) (+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
Michael L. Hackworth	95,701		*
John M. Dillon	46,804		*
W. Douglas Hajjar	30,610	(9)	*
Russell C. Clark	147,359	(10)	*
Michael Pietrini	347,844	(11)	*
All current directors and officers as a group (9 persons)	8,596,541	(12)	13.3%

*	Less than 1%
**	Based on 64,166,065 shares of Epicor Common Stock outstanding as of April 4, 2011, which excludes 3,045,513 shares of Common Stock held by the Company as treasury stock.
†	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.
+	Unless otherwise indicated, the person named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable
(1)	This Information is based solely upon a Schedule 13D filed on April 5, 2011. Elliott Associates, L.P. and its wholly-owned subsidiaries (“Elliott”) beneficially owns 3,419,779 shares of Common Stock. Elliott owns 1,677,839 of its 3,419,779 shares of Common Stock through The Liverpool Limited Partnership, a wholly-owned subsidiary of Elliott. Elliott International, L.P. and Elliott International Capital Advisers Inc. beneficially own an aggregate of 5,129,666 shares of Common Stock. Shares listed do not include Elliott’s holdings of Company’s 2.375% Convertible Notes due May 15, 2027, as reported on the Schedule 13D as such holdings are non-voting and are not convertible to common stock within sixty (60) days following the Record Date.
(2)	This Information is based solely upon a Schedule 13G filed on February 14, 2011. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner and reports sole voting power with respect to 4,604,728 shares (the “Fidelity Funds Shares”). Edward C. Johnson 3d and FMR LLC reports sole dispositive power with respect to the Fidelity Funds Shares. FMR LLC, through its control of Pyramis Global Advisors, LLC, reports sole voting and dispositive power with respect to 105,250 shares. Edward C. Johnson 3d and FMR LLC, through its control over Pyramis Global Advisors Trust Company, reports sole voting power with respect to 1,445,110 shares and sole voting power with respect to 1,691,090 shares. Each of the foregoing disclaims beneficial ownership of these Shares except to the extent of their pecuniary interest therein.
(3)	This Information is based solely upon a Schedule 13D filed on February 14, 2011. Includes (i) 100,000 shares owned directly by Todd M. Pickup, (ii) 39,000 shares owned directly by Pickup Grandchildren’s Trust, (iii) 25,000 shares owned directly by Pickup Living Trust, and 5,200,000 shares owned directly by Vintage Trust II, over all of which shares Todd M. Pickup has sole investment and voting power. Also includes (i) 10,400 shares owned directly by Vintage Trust and (ii) 325,000 shares owned directly by Four Equity Partners, L.P., over all of which shares Todd M. Pickup shares investment and voting power.
(4)	This Information is based solely upon a Schedule 13D filed on April 5, 2011. Includes (i) 372,000 shares subject to stock options which were exercisable as of April 4, 2011 or within sixty (60) days thereof, (ii) 715,751 shares of restricted common stock which is subject to a lapsing right of repurchase by the Company upon the achievement of certain milestones and dates, and (iii) 381,781 shares of common stock beneficially owned by Mr. Klaus’ spouse. Mr. Klaus disclaims beneficial ownership of 381,781 shares beneficially owned by Mr. Klaus’ spouse.
(5)	This Information is based solely upon a Schedule 13G filed on February 4, 2011. Includes shares held by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock investment Management, LLC; BlackRock Asset Management Ireland Limited; and BlackRock International Limited.
(6)

This Information is based solely upon a Schedule 13D filed on April 5, 2011. Includes (i) 70,000 shares owned directly by Richard H. Pickup and (ii) 502,300 shares owned directly by Pickup Family Trust, and 400,000 shares owned directly by TB Fund, LLC, over all of which shares Richard H. Pickup has sole investment and voting power.

Also consists of (i) 900 shares owned directly by Gamebusters Inc., 1,350,000 shares owned directly by Dito Caree LP, 885,000 shares owned directly by Dito Devcar LP, 182,257 shares owned directly by Pickup CRUT II, 95,600 shares owned directly by Pickup CRUT I and 20,000 shares owned directly by Dito Devkar Foundation, over all of which shares Richard H. Pickup shares investment and voting power, and (ii) 100,000 shares owned by Carole Pickup, Richard H. Pickup’s spouse, over which Richard H. Pickup is deemed to have shared investment and voting power. Richard H. Pickup disclaims beneficial ownership of the shares owned by his spouse.

(7)	Shares listed do not include Mr. Smith’s holdings of Company’s 2.375% Convertible Senior Notes due May 15, 2027, as reported on Mr. Smith’s Form 4 filed March 2, 2009, as such holdings are nonvoting and are not convertible to common stock within sixty (60) days following the Record Date.
(8)	Includes 35,000 shares of restricted stock that are subject to lapsing right of forfeiture.
(9)	Includes 7,500 shares of restricted stock that are subject to lapsing right of forfeiture
(10)	Includes 86,058 shares of restricted stock that are subject to lapsing right of forfeiture
(11)	Includes 181,946 shares of restricted stock that are subject to lapsing right of forfeiture and stock options to purchase 48,000 shares of common stock exercisable as of April 4, 2011 or within 60 days thereof.
(12)	Includes 991,255 shares of restricted stock beneficially owned by the current directors and executive officers that are subject to lapsing right of forfeiture and stock options to purchase 477,500 shares of common stock exercisable as of April 4, 2011 or within 60 days thereof.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING,

IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Merger Agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the Merger Agreement. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against adoption of the Merger Agreement.

The approval of a majority of the votes cast is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. Accordingly, abstentions will have no impact on the outcome of this proposal. Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” approval of adjournment of the special meeting to solicit additional proxies. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of this proposal.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

As required by Article II, Section 4 of our Amended and Restated Bylaws, only such business shall be conducted at the special meeting as shall have been brought before the meeting by or at the direction of the board of directors acting pursuant to a resolution adopted by the board of directors.

STOCKHOLDER PROPOSALS

If the Merger is consummated, our stock will be privately held and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we will hold the 2011 Annual Meeting of Stockholders. The deadline for submitting stockholder proposals and director nominations for consideration at the 2011 Annual

Meeting of Stockholders has passed. However, if the Merger is not completed or we are otherwise required to hold the 2011 Annual Meeting of Stockholders and the date of such 2011 Annual Meeting of Stockholders is more than 30 days after the one-year anniversary of the 2010 Annual Meeting of Stockholders, stockholders may be permitted to submit stockholder proposals and nominations for directors pursuant to our Amended and Restated Bylaws.

HOUSEHOLDING

The SEC rules governing delivery of certain corporate documents to our stockholders state that we may deliver one copy of a proxy statement, annual report or prospectus to an address shared by two or more stockholders. This “householding” of materials provides us with a significant cost savings. We have therefore provided one copy of this proxy statement to each address, unless we have received explicit instructions to provide more than one copy. Once you have received notice from your bank or brokerage firm that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of either document and wish to receive only one, please notify your bank or brokerage firm. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a stockholder at a shared address to which a single copy was delivered. For copies of this proxy statement, stockholders should write to Investor Relations, Epicor Software Corporation, 18200 Von Karman Road, Suite 1000, Irvine, CA 92612, (949) 585-4000.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. at prescribed rates. You can contact the SEC at 1-800-SEC-0330 for additional information about these facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information filed with the SEC. This web site can be accessed at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

1. Our Annual Report on Form 10-K for the year ended December 31, 2010; and

3. Our Current Reports on Form 8-K filed with the SEC on February 14, 2011 and April 6, 2011 (except to the extent that any information or documents contained therein has been furnished and not filed in accordance with SEC rules).

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to final adjournment of the special meeting; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this proxy statement.

Documents incorporated by reference, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement) are available without charge to stockholders upon written or oral request to Investor Relations, Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, (949) 585-4000.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated [    ], 2011. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

APPENDIX A

PRIVILEGED AND CONFIDENTIAL	EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

EAGLE PARENT, INC.,

ELEMENT MERGER SUB, INC.,

and

EPICOR SOFTWARE CORPORATION

Dated as of April 4, 2011

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Sub or any of their respective subsidiaries or affiliates.

A-1

Article I

DEFINITIONS

i

ii

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2011 (this “Agreement”), is made by and among Eagle Parent, Inc., a Delaware corporation (“Parent”), Element Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Epicor Software Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is executing that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Sun5 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Activant Acquisition Sub”), and Activant Group, Inc. (“Activant”) (as it may be amended from time to time in accordance with its terms and the terms of this Agreement, the “Activant Merger Agreement”) whereby, upon the terms and subject to the conditions therein, the parties thereto have agreed that on the Activant Merger Closing Date, Activant Acquisition Sub shall merge with and into Activant in accordance with the provisions of the DGCL and thereafter Activant, along with its subsidiaries, will become wholly-owned subsidiaries of Parent;

WHEREAS, the respective boards of directors of each of Parent, Acquisition Sub and the Company have unanimously determined that it is in the best interest of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Acquisition Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of Company Common Stock, par value $0.001 per share, of the Company and associated Rights (together, the “Company Common Stock”), at a price per share of Company Common Stock of $12.50, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, regardless of whether the Offer Closing occurs, Acquisition Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”) upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the respective boards of directors of the Company and Acquisition Sub have unanimously approved and declared advisable, and the board of directors of Parent has approved, this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company the Equity Commitment Letter, pursuant to which Sponsor has caused certain of its affiliated funds to commit, subject to the terms and conditions set forth therein, to provide funds to Parent and Acquisition Sub for the purpose of financing the equity portion of the financing for the transactions contemplated hereby and the payment of any amounts payable by Parent or Acquisition Sub in the event of a termination of this Agreement up to an aggregate amount equal to $60,000,000;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Acquisition Sub to enter into this Agreement, certain shareholders of the Company have delivered to Parent and Acquisition Sub non-tender and support agreements (the “Support Agreements”) dated as of the date hereof, providing that such shareholders shall, among other things (i) agree not to tender into the Offer, (ii) support the Merger and the other transactions contemplated hereby and (iii) transfer certain of the shares of Company Common Stock (as set forth in the applicable Support Agreement) to Parent or an affiliate of Parent prior to the Effective Time on the terms and subject to the conditions set forth in the Support Agreement or as otherwise agreed between Parent and such shareholder in a manner permitted under this Agreement; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Offer.

(a) Commencement and Closing. As promptly as reasonably practicable (and, in any event, within five (5) Business Days) after the date of this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer to purchase all of the outstanding shares of Company Common Stock and associated Rights at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(f), if applicable). The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Acquisition Sub, and Acquisition Sub expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Offer Price), in each case, at any time in its sole discretion; provided, however, that, unless otherwise provided for in this Agreement, without the consent of the Company, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to any holder of Company Common Stock, (v) except as expressly provided in this Section 2.1, terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Company Common Stock, or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. Upon the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn that Acquisition Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Notwithstanding anything to the contrary set forth in this Agreement, if the Marketing Period has not ended prior to the time that the Offer Closing would otherwise have occurred pursuant to the terms and conditions of this Agreement, the Offer Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on three (3) Business Days written notice to the Company and (ii) the first (1st) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the Offer Conditions as of the date determined pursuant to this sentence).

(b) Expiration and Termination. The Offer shall initially expire at 11:59 p.m. (Los Angeles time) on the date that is the later of (i) two (2) Business Days after the Solicitation Period End Date and (y) twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act); provided that, the Offer shall be extended for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer (provided, however, that in no event shall the parties be required to extend the Offer beyond the Termination Date or, if earlier, the date that is five (5) Business Days following the Proxy Statement Clearance Date). If, at any then-scheduled expiration of the Offer (i) the Offer Condition set forth in clause (b) of Annex I shall not have been satisfied or waived, then until such time as such condition shall have been satisfied or waived, Acquisition Sub shall, and Parent shall cause Acquisition Sub to extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree), (ii) any Offer Condition shall not have been satisfied, then Acquisition Sub may (at its sole option) extend the Offer by increments of five (5) Business Days, or (iii) any Offer Condition shall not have been satisfied, then Acquisition Sub shall, and Parent shall cause Acquisition Sub to extend the Offer on one occasions, for five (5) Business Days if requested by the Company in writing; provided, however, that (a) the maximum number of days that the Offer may be extended pursuant to this sentence shall be twenty (20) Business Days and (b) with respect to clause (iii) only, in no event shall Parent and Acquisition Sub be required to extend the Offer later than two (2) Business Days following the Proxy Clearance Date. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.1(b)), unless this Agreement is validly terminated in accordance with Section 8.1 or the Merger Closing occurs. If at any then-scheduled expiration of the Offer, (x) any Offer Condition shall not have been satisfied and (y) no further extensions or re-extensions of the Offer are permitted or required pursuant to this Section 2.1(b), then Acquisition Sub may (or upon written request of the Company, shall) promptly (and in any event within one (1) Business Day) irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to the immediately preceding sentence is referred to this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date.” If this Agreement is validly terminated pursuant to Section 8.1, Acquisition Sub shall promptly (and in any event within one (1) Business Day) irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Acquisition Sub, or this Agreement is terminated in accordance with Section 8.1, Acquisition Sub shall promptly return, and shall cause any depository acting on behalf of Acquisition Sub to return, all tendered shares of Company Common Stock to the registered holders thereof, to the extent required by the terms of the Offer. The parties hereto acknowledge and agree that the Offer Termination, in and of itself, shall not give rise to a right of termination of this Agreement unless and to the extent expressly provided in Section 8.1 and the rights and obligations of the parties hereto under this Agreement other than with respect to the Offer shall continue in full force and effect, including those obligations with respect to the Merger.

(c) Filings. On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that may be required by the Exchange Act and other applicable securities Laws and/or as reasonably requested by Parent or Acquisition Sub to be set forth and included in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and each of Parent and Acquisition Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Parent and Acquisition Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Offer Documents. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Acquisition Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(d) Funds. Subject to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide, or cause to be provided, to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

(e) Withholding. Parent and Acquisition Sub (and any applicable paying agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as Parent or Acquisition Sub are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or Acquisition Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent or Acquisition Sub.

(f) Adjustments. For purposes of clarity, it is hereby acknowledged and agreed that Section 3.1(d) applies to the Offer as well as the Merger.

Section 2.2 Company Actions.

(a) Filings. On the date the initial Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to the provisions of Section 6.6, describe and make the Company Recommendation with respect to the Offer and which shall include the Fairness Opinion, and promptly thereafter shall mail the Schedule 14D-9 to be disseminated to the holders of Company Common Stock (provided, that, to the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock). Parent and Acquisition Sub shall furnish to the Company all information concerning Parent and Acquisition Sub that is required by the Exchange Act to be set forth in the Schedule 14D-9 and/or as reasonably requested by the Company. Except as expressly contemplated by Section 6.6, the Schedule 14D-9 shall include (i) disclosure relating to the Company financial advisor Moelis & Company (including the amount of fees and other consideration that Moelis & Company will receive upon consummation of or as a result of the Offer and the Merger, and the conditions therefor), (ii) the Fairness Opinion and (iii) the information that formed the basis for rendering the Fairness Opinion, subject to the approval of the form of such disclosure by Moelis & Company, such approval not to be unreasonably withheld or delayed. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the

Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the board of directors of the Company contained in the Schedule 14D-9.

(b) Stockholder Information and Contact. In connection with the Offer and the Merger, the Company shall cause its transfer agent (i) to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock and (ii) to place a stop transfer order on all Support Agreement Shares and to notify Parent and Acquisition Sub immediately upon receiving the tender of any such shares in connection with the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Acquisition Sub shall keep confidential and not disclose the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 2.3 Support Agreements. Immediately following the Offer Closing, Parent and Acquisition Sub shall (and/or Parent and Acquisition shall cause an affiliate of Parent to) pay cash and/or issue or caused to be issued securities of Parent (and/or an Affiliate of Parent) in exchange for the Support Agreement Shares in accordance with the terms and conditions set forth on the respective Annex A of each of the Support Agreements (collectively, the “Support Agreement Exchanges”). Neither Parent nor Acquisition Sub shall amend or modify the Support Agreements in a manner that decreases the number of Support Agreement Shares to be purchased thereunder without the prior written consent of the Company, except as may be required by applicable Law.

Section 2.4 Top-Up Option. General. The Company hereby grants to Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable on the terms and conditions set forth in this Section 2.4, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Acquisition Sub at the time of exercise of the Top-Up Option (but in any case, including the Support Agreement Shares), shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option may not be exercised to purchase a number of Top-Up Option Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option. The Top-Up Option shall be exercisable only once, in whole but not in part.

(b) Closing and Payment. If there shall have not been validly tendered and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its affiliates, would represent at least ninety percent (90%) of the shares of Company Common Stock outstanding on the Offer Closing Date, Acquisition Sub shall be deemed to have exercised the Top-Up Option on the Offer Closing Date and on such date shall give the Company written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in no event later than the Offer Closing Date), deliver written notice to Acquisition Sub specifying, based on the information provided by Acquisition Sub in its notice, the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place at the location specified in Section 2.6 and, to the extent such Top-Up Closing occurs, shall take place immediately following the Offer Closing and immediately prior to the Merger Closing, the purchase price owed by Acquisition Sub to the Company therefor shall be paid to the Company, at Acquisition Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first (1st) anniversary of the Top-Up Closing, (ii) shall bear simple interest of five percent (5%) per annum, (iii) shall be full recourse to Parent and Acquisition Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Acquisition Sub a certificate representing the Top-Up Option Shares.

(c) Representations and Warranties. Parent and Acquisition Sub acknowledge that the Top-Up Option Shares that Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub will be, upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Dilutive Impact. Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.5, except as may be required by applicable Law.

Section 2.5 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Epicor Software Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.6 Closing. The closing of the Merger (the “Merger Closing”) shall take place (a) on the date of and immediately following the Offer Closing (and Top-Up Closing if the Top-Up Option has been exercised) or (b) if the Offer Closing shall not have occurred on or prior to such time, at 10:00 a.m. (Pacific time) on a date to be specified by the parties hereto, but in no event later than the second Business Day after the satisfaction or, if permitted by applicable Law, waiver of the conditions set forth in Article VII (other than (i) the delivery of the certificate contemplated by Section 7.2(c) which, by its terms, may only be delivered as of the Merger Closing, but subject to delivery of such certificate as of the Merger Closing and (ii) the satisfaction of the conditions in Section 8.1 of the Activant Merger Agreement contemplated by Section 7.2(d) which, by their terms, need only be satisfied as of the Merger Closing, but subject to the satisfaction of all such conditions as of the Merger Closing), in either case, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page

Mill Road, Palo Alto, California 94304, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Merger Closing Date”); provided that, in the case of clause (b) only, in no event shall Parent or Acquisition Sub be obligated to consummate the Closing (x) if the Marketing Period has not ended prior to the time that the Merger Closing would otherwise have occurred pursuant to the foregoing, in which case the Merger Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on three (3) Business Days written notice to the Company and (ii) the first (1st) Business Day immediately following the final day of the Marketing Period subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VII to the Merger Closing as of the date determined pursuant to this proviso (other than (i) the delivery of the certificate contemplated by Section 7.2(c) which, by its terms, may only be delivered as of the Merger Closing, but subject to delivery of such certificate as of the Merger Closing and (ii) the satisfaction of the conditions in Section 8.1 of the Activant Merger Agreement contemplated by Section 7.2(d) which, by their terms, need only be satisfied as of the Merger Closing, but subject to the satisfaction of all such conditions as of the Merger Closing)and (y) if Parent is not required to close the Activant Merger pursuant to Section 2.2 of the Activant Merger Agreement).

Section 2.7 Effective Time.

(a) Concurrently with the Merger Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.8 Certificate of Incorporation and Bylaws. Subject to Section 6.7, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Epicor Software Corporation.

Section 2.9 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.10 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 2.11 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Acquisition Sub and the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Each share of Company Common Stock held by the Company as treasury stock or held by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a), Dissenting Shares and Support Agreement Shares (which shall be treated in the manner agreed between the parties to the applicable Support Agreement)) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. Each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock or other securities convertible therefor shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 3.1(b) and Section 3.3. Immediately prior to the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the sum of (i) the Total Common Merger Consideration, (ii) the Total Option Cash Payments, (iii) the Total Restricted Stock Unit Payments, and (iv) the Total Restricted Stock Payments (the “Aggregate Merger Consideration” and, such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payment contemplated by Section 3.1(b) and Section 3.3 due to any losses taken or fees charged with respect to the investment of such funds, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock (including Company Restricted Stock), Company Options and Company Restricted Stock Units and (ii) applied promptly to making the payments pursuant to Section 3.1(b) and Section 3.3. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1 and Section 3.3, except as expressly provided for in this Agreement.

(b) As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder), (ii) to each holder of a Company Option, a check or direct deposit in an amount due and payable to such holder pursuant to Section 3.3(a) in respect of such Company Option and (iii) to each holder of a Company Restricted Stock Unit, a check or direct deposit in an amount due and payable to such holder pursuant to Section 3.3(b) in respect of such Company Restricted Stock Unit.

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, promptly following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 3.2(c), each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Book Entry Share pursuant to Section 3.1(b). All cash paid upon the surrender of Certificates and Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or Parent, as directed by Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall be instructed to invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock, Company Options and Company Restricted Stock Units in the amount of such losses, (ii) Parent shall instruct the Paying Agent that no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) Parent shall instruct the Paying Agent that such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g) Withholdings. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.3 Stock Options, Restricted Stock Units and Restricted Stock; Employee Stock Purchase Plan. The Company shall take all actions necessary (including, as necessary, obtaining the consent of award holders, provided that the Company may not provide any consideration for such consent without the approval of Parent) to implement the following:

(a) Treatment of Options. Each option granted pursuant to the Company Plans (each a “Company Option”) (other than Company Options granted under the 1993 and 1994 Company Plans) that is outstanding and unexercised immediately prior to the Offer Closing (whether vested or unvested) shall be canceled without any action on the part of any holder of such Company Option in consideration for the right to receive, as promptly as reasonably practicable following the Offer Closing, a cash payment with respect thereto equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Offer Closing and (B) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Option, less any required withholding Taxes. Each Company Option granted under the 1993 and 1994 Company Plans that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled without any action on the part of the holder of such Company Option in consideration for the right to receive, immediately after the Effective Time, cash payment with respect thereto equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Option, less any required withholding Taxes (each payment under this Section 3.3(a), an “Option Cash Payment,” and the sum of all such payments, the “Total Option Cash Payments”). Notwithstanding the foregoing, any Company Option held by a Person that is subject to a Support Agreement shall be treated in the manner agreed between the parties to the applicable Support Agreement. As of the Offer Closing (and with respect to the Company Options granted under the 1993 and 1994 Company Plans, the Effective Time), Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company shall take the actions necessary to effectuate this Section 3.3(a).

(b) Treatment of Restricted Stock Units. As of the Effective Time, each Company Restricted Stock Unit (other than any Company Restricted Stock Unit held by a Person that is subject to a Support Agreement (which shall be treated in the manner agreed between the parties to the applicable Support Agreement)) that is issued and outstanding immediately prior to the Effective Time shall become or otherwise be deemed fully vested and all restrictions thereon shall lapse , in each case, in accordance with the terms of the equity plan and award agreement governing each such Company Restricted Stock Unit as in effect on the date hereof (along with any Company Restricted Stock Unit that vested in the ordinary course before the Effective Time, the “Eligible RSUs”) and each Company Restricted Stock Unit shall be canceled by virtue of the Merger and without any action on the part of any holder of any Restricted Stock Unit in consideration for the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (i) the number of shares of Common Stock previously subject to an Eligible RSU and (ii) the Merger Consideration, less any required withholding Taxes (the “Restricted Stock Unit Payment,” and the sum of all such payments, the “Total Restricted Stock Unit Payments”), subject, however, to any rights of such holder pursuant to Section 3.5. As of the Effective Time, all Company Restricted Stock Units shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Unit Payment. Any Company Restricted Stock Units that are not considered to be Eligible RSUs hereunder shall be cancelled and forfeited as of the Closing Date without right to any payment in respect thereof. Prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3(b).

(c) Treatment of Restricted Stock. As of immediately prior to the Offer Closing, each outstanding share of Company Restricted Stock (other than any such share of Company Restricted Stock held by a Person that is subject to a Support Agreement (which shall be treated in the manner agreed between the parties to the applicable Support Agreement)) shall become or otherwise be deemed vested and all restrictions thereon shall lapse in each case, in accordance with the terms of the equity plan and award agreement governing such Company Restricted Stock as in effect on the date hereof (the “Eligible Restricted Stock”) and holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) the shares of Company Common Stock underlying the award of Eligible Restricted Stock then held (net of any shares of Company Common Stock withheld to satisfy employment and income Tax obligations) into the Offer. To the extent any shares of Company Common Stock that were formerly Eligible Restricted Stock are not so tendered, upon the Effective Time, they shall be converted into the right to receive the Offer Price in accordance with the procedures set forth in Section 3.1(b). Any shares of Company Restricted Stock that are not considered to be Eligible Restricted Stock hereunder shall be cancelled and forfeited as of the Offer Closing without right to any payment in respect thereof. Prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3(c).

(d) Treatment of Employee Stock Purchase Plan. The Company shall terminate the ESPP at or prior to the Effective Time. The Company shall take all necessary and appropriate actions to (i) shorten the Offering Period in progress as of the date of this Agreement that does not end prior to the Effective Time to establish a new Exercise Date (as defined under the ESPP) as of the end of the payroll period immediately prior to the Effective Time, (ii) that no new participants may commence contributions to, the ESPP, in each case, following the date of this Agreement, and (iii) provide that no further Offering Periods shall commence following the date of this Agreement, in accordance with the terms of the ESPP.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the

Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall instead be converted solely into the right to receive such consideration as shall be determined pursuant to Section 262 of the DGCL and such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent or the Surviving Corporation, as directed by Parent, and the Aggregate Merger Consideration (and Exchange Fund) shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.6 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC by the Company and publicly available but other than any such disclosures (i) contained under the captions “Risk Factors” or “Forward Looking Statements” or (ii) to the extent that they are primarily predictive, cautionary or forward looking in nature (it being acknowledged and agreed that this clause (a) shall not apply to any of Section 4.3, Section 4.9, Section 4.4, Section 4.22, Section 4.23, Section 4.24 or Section 4.25 or (b) as disclosed in the corresponding section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent as of the date hereof as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. To the its knowledge, the Company does not own, directly or indirectly, any voting interest in any Person that requires a filing to be made other than with respect to Parent under the HSR Act.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth a list of each subsidiary of the Company. Section 4.1(b) of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its subsidiaries and any other Person of each subsidiary of the Company. All equity interests (including partnership interests and limited liability company interests) of each material subsidiary of the Company held by the Company or by any other such subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights, in each case, to the extent applicable in the jurisdiction of such issuing subsidiary. All such equity interests owned by the Company or its subsidiaries are free and clear of any Liens, other than restrictions imposed by applicable Law. Except for such subsidiaries disclosed in Section 4.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and its subsidiaries, taken as a whole.

Section 4.2 Certificate of Incorporation and Bylaws. The Company has made available to Parent true, correct and complete copies of the Restated Certificate of Incorporation, the Bylaws of the Company and the equivalent organizational or governing documents of each “significant subsidiary” of the Company as such term is defined in Regulation S-X promulgated by the SEC, each as amended to date and/or such documents have been filed with the SEC and are publicly available on EDGAR. The Restated Certificate of Incorporation, the Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries are in full force and effect. None of the Company or any of its subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in violation of any material provision of such organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 180,000,000 shares of Company Common Stock and 5,000,000 shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”). As of April 4, 2011, (i) 64,166,065 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 3,045,513 shares of Company Common Stock were held in treasury. As of April 4, 2011 there were (i) 201,133 shares of Company Common Stock reserved for future issuance pursuant to the ESPP and one Offering Period (as defined under the ESPP) in progress as of the date of this Agreement which is scheduled to terminate on July 31, 2011 (or such earlier date as may be determined pursuant to the terms of the ESPP), (ii) 1,953,304 shares of Company Common Stock reserved for future issuance under Company Plans (1,163,208 shares of which are reserved under outstanding Company Options for the purchase of Company Common Stock), and (iii) 12,709,984 shares of Company Common Stock reserved for future issuance upon conversion of the Senior Notes. Except as set forth above and the Rights, as of April 4, 2011, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for future issuance or outstanding.

(b) Section 4.3 of the Company Disclosure Letter sets forth, as of April 4, 2011 (i) each outstanding Company Option, Company Restricted Stock Unit, award of Company Restricted Stock and any other equity-based award (each, an “Award”), and (ii) the exercise price of each Company Option. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the ESPP and the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(c) Except as set forth above and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities, stock appreciation rights or phantom stock or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries, (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract, (iii) redeem, repurchase, or otherwise acquire any shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (iv) make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than funds to or investments in a wholly owned subsidiary of the Company in the ordinary course of business).

(d) Except as contemplated by this Agreement, there are no shareholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party and by which the Company or any of its subsidiaries is bound, with respect to the voting or registration of the capital stock or other equity interest of the Company or any preemptive rights with respect thereto

Section 4.4 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval (if required by applicable Law), to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Offer and the Merger (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval (if required by applicable Law), as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up Option and the Merger), (ii) approving and declaring advisable this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement, (iii) declaring that the terms of this Agreement and the transactions contemplated hereby, including the Merger, the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement, (vi) approving the issuance of any Top-Up Option Shares to be issued pursuant to the Top-Up Option, and (vii) irrevocably, for so long as this Agreement is in effect, approving for all purposes each of Parent, Acquisition Sub and their respective affiliates and this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up Option and the Merger) to (A) exempt such persons, agreements and transactions from, and to elect for the Company, Parent, Acquisition Sub and their respective affiliates not to be subject to, any Takeover Statutes of any jurisdiction that may purport to be applicable to the Company, Parent, Acquisition Sub or any of their respective affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up Option and the Merger) with respect to any of the foregoing and (B) exempt such person from being an “Acquiring Person” under the Rights Plan and entering into any amendments to the Rights Plan or other agreements required to effectuate the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

Section 4.5 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Offer, the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate (x) the Restated Certificate of Incorporation or Bylaws of the Company or (y) the organizational or governing documents of any of the Company’s subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is bound, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Offer, the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (x) applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) the DGCL, (iv) the rules of NASDAQ and (y) such matters that(i) individually or in the aggregate, would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole and (ii) result from Parent’s consummation of the Activant Merger.

Section 4.6 Permits and Licenses. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Laws. To the knowledge of the Company, the Company and its subsidiaries are in all material respects in compliance with, and have not received written notice of any default or violation of, any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, in each case except for instances of non-compliance, default or violation that would not have, individually or in the aggregate, a Company Material Adverse Effect. This Section 4.7 shall not apply to any of the subject matters addressed in Section 4.8 (Company SEC Documents; Financial Statements), Section 4.10 (Disclosure Controls and Procedures), Section 4.14 (Employee Benefit Plans), Section 4.16 (Trademarks, Patents and Copyrights), or Section 4.17 (Taxes).

Section 4.8 Company SEC Documents; Financial Statements.

(a) Since December 31, 2009, the Company has filed with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the forms, documents, and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since January 1, 2009 and prior to the date hereof and/or such correspondence has been filed with the SEC and is publicly available on EDGAR. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Except as reflected or reserved against in the Company’s financial statements (as amended or restated, if applicable) for the fiscal year ended December 31, 2009 or the notes thereto included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any Indebtedness.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except as may be indicated therein or in the notes thereto).

Section 4.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries expressly for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the information statement required in connection with the Offer under Rule 14f-1 promulgated under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”) will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Disclosure Controls and Procedures.

(a) The Company has established and maintains a system of disclosure controls and procedures (as such terms are defined in paragraph (e) of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in reports filed or submitted under the Exchange Act (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and (ii) is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, as appropriate to allow timely decisions regarding disclosure. Since January 1, 2009, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)), to the Company’s auditors and the audit committee of the board of directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(b) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.11 Absence of Certain Changes or Events. Since December 31, 2010 (a) except for actions taken in connection with the negotiation of and preparation to enter into this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.1 hereof.

Section 4.12 No Undisclosed Liabilities; Indebtedness. Except (a) as reflected or reserved against in the Company’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (c) for liabilities arising under the terms of any contract or Permit binding upon the Company or any of its subsidiaries, (d) for liabilities permitted or contemplated by this Agreement and (e) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business consistent with past practice, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Absence of Litigation. As of the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Employee Benefit Plans.

(a) Each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company, nor any ERISA Affiliate sponsors, maintains or contributes to any retirement plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code (including a Multiemployer Plan). No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification under the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

Section 4.15 Labor Matters. There is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such strike or lockout would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company is not a party to any collective bargaining agreement or similar agreement or arrangement with any labor union.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following that are owned by the Company and its subsidiaries indicating for each the name of the owner: (i) patented or registered Intellectual Property Rights, and (ii) pending patent applications or other applications for registration of other Intellectual Property Rights.

(b) All Intellectual Property Rights that are owned by the Company and its subsidiaries (the “Company Intellectual Property Rights”), are owned, free and clear of any Liens (other than Permitted Liens). To the knowledge of the Company, the Company and its subsidiaries either own or have a valid license to all Intellectual Property Rights that are material to the business of the Company and its subsidiaries as currently conducted. Neither the Company nor any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity, ownership, or enforceability of any of the Company Intellectual Property Rights.

(c) Section 4.16(c) of the Company Disclosure Letter sets forth a complete and accurate list of all material written agreements currently in effect as of the date hereof : (i) under which the Company has granted a license with respect to material Company Intellectual Property Rights (excluding agreements entered into in the ordinary course of business including, without limitation, customer, value added reseller, distributor, reseller, marketing, consulting and sales representative agreements); and (ii) under which the Company or any of its subsidiaries has been granted a license from a third party with respect to any material Intellectual Property Rights (other than commercially available, off-the-shelf software) that are both embedded in and necessary to the operation of a Company Product.

(d) To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries as conducted during the three (3) year period immediately prior to the date hereof and as currently conducted did not and does not infringe upon or misappropriate any Intellectual Property Rights of any other person. Neither the Company nor any of its subsidiaries has received, in the three (3) year period preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation of any Intellectual Property Rights of any other person by the Company or any of its subsidiaries that has not been settled or otherwise terminated or fully resolved. To the Company’s knowledge, during the three (3) year period immediately prior to the date hereof, no other person has infringed or misappropriated any material Company Intellectual Property Rights.

(e) The Company and each of its subsidiaries has taken commercially reasonable steps to preserve the confidentiality of confidential and non-public information that is owned by the Company or any of its subsidiaries. Except for the Company Products set forth on Section 4.16(e) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has generally made available in the ordinary course of business the source code for any currently selling or supported Company Products to any third party.

(f) The Company maintains a database of known material bugs, errors and defects in the Company Products in accordance with reasonable business practices.

(g) No Company Product that is a software product currently distributed by the Company or any of its subsidiaries includes any Designated OSS that would subject such product as a whole to the terms of licenses under which such Designated OSS was licensed to the Company. “Designated OSS” means any open source software (such as GPL) that is subject to a license that requires that (1) derivatives or modifications of such open source software be released under such open source license terms, (2) such open source software (or derivatives or modifications of such open source software) be distributed in source code format, and (3) such open source software (or derivatives or modifications of such open source software) be distributed to others at no fee.

Section 4.17 Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have filed all material Tax Returns required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid, and the most recent financial statements contained in the Company SEC documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). As of the date of this Agreement, there are no pending audits, examinations, investigations or other proceedings by any taxing authority. There are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens.

Section 4.18 Material Contracts.

(a) Except as disclosed in Section 4.18(a) of the Company Disclosure Letter, (x) neither the Company nor any of its subsidiaries is a party to, and (y) none of the Company, any of its subsidiaries, or any of their respective properties or assets is bound by, contracts that are or would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) or disclosed by the Company on a Current Report on Form 8-K. Each contract of the type described in the foregoing sentence and each of the other contracts listed in Schedule 4.18 hereto is referred to herein as a “Company Material Contract”.

(b) Except as set forth in Section 4.18(b) of the Company Disclosure Letter, neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is (i) a valid and binding obligation of the Company or its subsidiary and is in full force and effect and enforceable against the Company or such subsidiary in accordance with its terms (except to the extent that any Company Material Contract expires or has expired in accordance with its terms), and (ii) to the knowledge of the Company, a valid and binding obligation of the other parties thereto and is in full force and effect and enforceable against such other parties in accordance with its terms; provided, however, that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any of its subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any Company Material Contract.

(c) The Company has made available to Parent, as of the date of this Agreement, true, correct and complete copies of (including all written amendments to) all Company Material Contracts and/or such Company Material Contracts have been filed with the SEC and are publicly available on the EDGAR.

Section 4.19 Real Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) the Company or one of its subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Property”), free and clear of all Liens (other than Permitted Liens), (b) the Company or one of its subsidiaries has a good and valid leasehold interest in each Material Company Lease, free and clear of all Liens (other than Permitted Liens), and (c) owns or leases all of the material personal property shown to be owned or leased by the Company or any of its subsidiaries reflected in the latest audited financial statements included in the SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the SEC Documents or otherwise no longer held due to casualty or destruction.

Section 4.20 Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies maintained by the Company and its subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its subsidiaries is in breach or default of any of the material insurance policies, and neither the Company nor any of its subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. True, correct and complete copies of each such material insurance policy, or summaries thereof, have been made available to Parent. Since January 1, 2010 through the date hereof, neither the Company nor any of its subsidiaries has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any material insurance policy maintained by the Company or any of its subsidiaries or any material claim made pursuant to any such insurance policy.

Section 4.21 Opinion of Financial Advisor. The board of directors of the Company has received the written opinion of Moelis & Company (the “Fairness Opinion”) on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Offer Price payable to each holder of outstanding Company Common Stock in the Offer and the Merger is fair to the holders of Company Common Stock from a financial point of view.

Section 4.22 Takeover Statutes. Assuming the accuracy of the representations contained in Section 5.15, the board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.

Section 4.23 Rights Plan. The Company has taken all action so that (i) neither Parent nor Acquisition Sub shall be an “Acquiring Person” under the Rights Plan and (ii) the entering into of this Agreement and the Merger and the consummation of the other transactions contemplated hereby, including the Offer, will not result in the grant of any rights to any person under the Rights Plan or enable or require the Rights to be exercised, distributed or triggered as a result thereof.

Section 4.24 Vote Required. If required by applicable Law, the affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.25 Brokers. No broker, finder or investment banker other than Moelis & Company (the fees of which shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a copy of the engagement letter of Moelis & Company.

Section 4.26 Competition Act. For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended, the aggregate value of the assets in and the gross revenues from sales of the Company and its subsidiaries in and from Canada generated from the assets of the Company and its subsidiaries in Canada in each case as prescribed in such act are as set forth in Section 4.26 of the Company Disclosure Letter.

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Acquisition Sub or any other person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Acquisition Sub in the electronic data room for Project Encore run by RR Donnelley Venue and maintained by the Company for purposes of the Offer, the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”) or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

Section 4.28 Acknowledgment of Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Parent nor Acquisition Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement and (b) no person has been authorized by Parent or Acquisition Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Acquisition Sub hereby represents and warrants to the Company as of the date hereof as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failures to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Acquisition Sub or, to the knowledge of Parent, any of the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Authority Relative to Agreement. Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement (including the Support Agreements) and to be executed by Parent or Acquisition Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Parent Documents”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer, the Merger and the Financing. The execution and delivery by Parent and Acquisition Sub of this Agreement and each Parent Document and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, including the Offer, the Merger and the Financing, have been duly and validly authorized by all necessary corporate action of Parent and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder, with such consent attached hereto as Exhibit A), and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement, the Parent Documents or to consummate the transactions contemplated hereby or thereby, including the Offer, the Merger and the Financing (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement and each of the Parent Documents has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery by Parent and Acquisition Sub of this Agreement or the Parent Documents, the consummation by Parent or Acquisition Sub of the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing, or compliance by Parent or Acquisition Sub with any of the provisions of this Agreement will (i) conflict with or violate the certificate of incorporation or bylaws of (x) Parent or (y) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Financing, any Lien required or permitted thereunder) on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution and delivery by Parent and Acquisition Sub of this Agreement or the Parent Documents, the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing, or compliance by Parent or Acquisition Sub with any of the provisions of this Agreement or the Parent Documents will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (x) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any applicable Antitrust Laws, filing and recordation of appropriate merger documents as required by the DGCL and the rules of NASDAQ, (y) such matters that result from Parent’s consummation of the Activant Merger, and (z) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Absence of Litigation. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against either Parent or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6 Absence of Certain Agreements. Except as set forth in Section 5.6 of the Parent Disclosure Letter, neither Parent nor any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to tender its shares of Company Common Stock in the Offer or to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Superior Proposal; or (b) any third party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Commitment Letter) to Parent or the Company to finance in whole or in part the Offer or the Merger.

Section 5.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub expressly for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of the executed commitment letters from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Royal Bank of Canada, dated as of the date hereof (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from certain funds affiliated with Apax Partners, L.P. (“Sponsor”) pursuant to which Sponsor has caused such funds to commit to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) All of the Financing Commitments are, as of the date hereof, in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and, to the knowledge of Parent, the other parties thereto. Except for a fee letter and an engagement letter (complete copies of which have been provided to the Company with only the fee amounts and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Debt Financing if so required by the lenders party to such letters) redacted), there are no side letters or other agreements, contracts or arrangements relating to the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Financing contemplated thereby to be unavailable. Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable) and Section 8.1 of the Activant Merger Agreement, the aggregate proceeds of the Financing, if funded in accordance with the Financing Commitments, will be sufficient for the satisfaction of all of (x) Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the Aggregate Merger Consideration and the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith) and (y) Parent’s and Activant Acquisition Sub’s obligations under the Activant Merger Agreement, including the payment of the merger consideration thereunder and all associated costs and expenses (including any repayment or refinancing of indebtedness of Activant required in connection therewith). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in or contemplated by the Financing Commitments.

(c) Neither Parent nor Acquisition Sub is a party to any agreement or understanding which directly or indirectly limits or restricts the ability of any person to provide debt financing for other potential purchasers of the Company.

Section 5.9 [Intentionally Omitted].

Section 5.10 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 5.11 Interest in Competitors. Except as set forth on Section 5.11 of the Parent Disclosure Schedule, Parent, Acquisition Sub and Guarantor do not own any interest, nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent, Acquisition Sub or Guarantor under the HSR Act, in any entity or person that derives revenues from products, services or lines of business within the Company’s products, services or lines of business.

Section 5.12 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 5.13 Brokers. Other than Jefferies & Company, Inc. and RBC Capital Markets, LLC, whose fees and expenses shall be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sponsor.

Section 5.14 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries. Each of Parent and Acquisition Sub is Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Offer Price and the Aggregate Merger Consideration, the repayment of amounts borrowed pursuant to the Financing Commitments, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Effective Time. As used in this Section 5.14, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and of each of them (on a stand alone basis) will exceed their debts, (b) each of Parent and Acquisition Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each of them (on a stand alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Acquisition Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.14, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.15 DGCL Section 203. Assuming the truth and accuracy of the representations contained in Section 4.22, neither Parent or Acquisition Sub is, nor at any time during the last three (3) years has either Parent or Acquisition Sub been, an “interested stockholder” of the Company as defined in Section  203 of the DGCL.

Section 5.16 Parent Ownership of Company Securities. As of the date of this Agreement, Parent, Sponsor and their respective subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.17 WARN Act. As of the date of this Agreement, Parent and Acquisition Sub are neither planning nor contemplating, and Parent and Acquisition Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 5.18 Management Agreements. Except as set forth on Section 5.18 of the Parent Disclosure Schedule, other than this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Guarantor, Parent or Acquisition Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the board of directors or any of the Company’s affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.19 Litigation. As of the date hereof, (i) there is no suit, action or proceeding pending or, to the knowledge of Parent or Acquisition Sub, threatened against Parent, Acquisition Sub, Guarantor or any of their respective affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect and (ii) there is no judgment outstanding against Parent, Acquisition Sub, Guarantor or any of their respective affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.20 Activant Merger Agreement. Parent has provided the Company with a true and complete copy of the Activant Merger Agreement and all schedules, annexes and exhibits thereto, in each case as currently in effect (collectively, the “Activant Merger Materials”). Other than the Activant Merger Materials, there are no other agreements or arrangements between Parent, Acquisition Sub or any of their respective Affiliates, on the one hand, and Activant, on the other hand, related to the Activant Merger. The representations and warranties of Parent and Activant Merger Sub set forth in the Activant Merger Agreement are true and correct, except as would not impair or significantly delay the ability of Parent, Acquisition Sub and Activant Merger Sub to consummate the transactions contemplated by this Agreement and/or the Activant Merger Agreement.

Section 5.21 Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing, each of Parent and Acquisition Sub has relied on the results of its own independent investigation.

Section 5.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Parent nor Acquisition Sub nor any other person on behalf of Parent or Acquisition Sub makes any express or implied representation or warranty with respect to Parent or Acquisition Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither Parent nor Acquisition Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent, shall not be unreasonably withheld, delayed or conditioned, provided that Parent may or may not provide such consent with respect to clauses (b)(ii), (d) and (e) below at its sole discretion), (iii) as may be expressly permitted pursuant to this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice in all material respects, (y) it shall use its commercially reasonable efforts to keep available the services of the current executive officers and key employees of the Company and each of its subsidiaries and to preserve the current relationships of the Company and each of its subsidiaries with each of the distributors, franchisees, suppliers and other Persons with whom the Company or any of its subsidiaries has material business relations and (z) it shall (and shall cause its subsidiaries to) comply with applicable Laws. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to:

(a) amend, waive or otherwise change, in any material respect, the Restated Certificate of Incorporation or the Bylaws of the Company (or such equivalent organizational or governing documents of any of its subsidiaries);

(b) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, or as otherwise contemplated in Section 6.1(e), issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock; provided, however that (i) the Company may issue shares upon the vesting of any Company Restricted Stock Unit or the exercise of any Company Option, in each case outstanding as of the date hereof or as may be granted after the date hereof under this Section 6.1 to the extent disclosed in Section 4.3, and (ii) the Company may issue shares pursuant to existing employment agreements and Company Benefit Plans in effect as of the date hereof, in each case, that have been disclosed or made available to Parent;

(c) declare, authorize, make, set aside, establish a record date for or pay any dividend or other distribution, whether payable in cash, stock, property, a combination thereof or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company;

(d) except as required pursuant to existing written agreements or pursuant to Company Benefit Plans in effect as of the date hereof, in each case, that have been disclosed or made available to Parent, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to any current or former employees, directors, executive officers or other service providers of the Company or any of its subsidiaries except in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary, bonus, commission and equity compensation review process conducted each year), (ii) grant any incentive compensation opportunity or pay any incentive compensation or pay or agree to pay any pension, retirement, allowance, severance, change of control or termination pay to, or enter into any severance, change of control or similar agreement with, any current or former employees, directors, executive officers, or other services providers of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) enter into or amend any employment, consulting, bonus, retention, retirement or similar agreement with any employee or executive officer of the Company (including any change to performance targets associated therewith and except for employment agreements terminable on less than thirty (30) days’ notice without penalty), (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors, executive officers, or other service providers or any of their beneficiaries, except, in each case, as would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement, (v) amend or adopt any Company Benefit Plans (other than any such adoption or amendment that does not increase the cost to the Company of maintaining such Company Benefit Plan) or (vi) accelerate the vesting or payment of or take any action to fund, any compensation or benefit (provided, however, that the Company and its subsidiaries may enter into or amend employment and consulting arrangements with officers, employees and consultants (other than the executive officers of the Company) in connection with promotions, new hires or engagements in the ordinary course of business;

(e) grant, confer or award, except as may be required under agreements executed prior to the date hereof (which such agreements are set forth in Section 6.1(e) of the Company Disclosure Letter and which grant, conference or award is made in securities of, or rights with respect to, the Company and not any subsidiary of the Company), options, convertible securities, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof (which such agreements are set forth in Section 6.1(e) of the Company Disclosure Letter) or otherwise permitted to be granted below);

(f) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, any interest in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions with collective purchase prices not exceeding $2,500,000 in the aggregate;

(g) incur any long-term Indebtedness or issue or sell any debt securities except for Indebtedness (i) incurred under the Company’s existing credit facilities as in effect as of the date of this Agreement and disclosed to Parent or incurred to replace, renew, extend, refinance or refund any existing Indebtedness (without increasing the principal amount thereof), (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement (which such agreements are set forth in Section 6.1(g) of the Company Disclosure Letter), or (iii) incurred under letters of credit in the ordinary course of business;

(h) enter into, materially modify or amend, or terminate any Company Material Contract;

(i) make any material change to its methods of accounting in effect at December 31, 2010, except (i) as required by a concurrent change in GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board, PCAOB or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a concurrent change in applicable Law or (iv) as disclosed in the Company SEC Documents;

(j) purchase, sell, transfer, license, assign, mortgage, encumber, abandon, fail to maintain or otherwise dispose of any of the Company Intellectual Property Rights or any other properties or assets having a value in excess of $500,000 in the aggregate (other than sales of inventory or non-exclusive licenses of Intellectual Property, or commodity, purchase, sale or hedging agreements, in each case in the ordinary course of business);

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among wholly owned subsidiaries);

(l) compromise, settle or agree to settle any pending or threatened suit, action, claim, obligation, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $500,000 in the aggregate;

(m) grant any Liens on the Company’s or any of its subsidiaries’ assets other than (i) in connection with Indebtedness permitted under clause (g) above or (ii) Permitted Liens;

(n) enter into any new line of business outside of the Company’s and its subsidiaries’ existing business segments;

(o) make any material Tax election or change any annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material claim or assessment, surrender any right to claim a material refund, offset or other reduction in liability or consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes;

(p) fail to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice

(q) implement any employee layoffs that implicate the WARN Act; or

(r) agree to, make any commitment to, or enter into any letter of intent or agreement in principle with respect to do any of the foregoing.

Section 6.2 Proxy Statement.

(a) Preparation and Filing of Proxy Statement. Subject to Section 6.6, the Company shall, as promptly as reasonably practicable (and in any case within ten (10) Business Days after the date of this Agreement), prepare and file with the SEC the Proxy Statement. Except as expressly contemplated by Section 6.6, the Proxy Statement shall include (i) the Company Recommendation with respect to the Merger, (ii) a copy of Section 262 of the DGCL, (iii) a disclosure relating to the Company financial advisor Moelis & Company (including the amount of fees and other consideration that Moelis & Company will receive upon consummation of or as a result of the Offer and the Merger, and the conditions therefor), (iv) the Fairness Opinion and (v) the information that formed the basis for rendering the Fairness Opinion, subject to the approval of the form of such disclosure by Moelis & Company, such approval not to be unreasonably withheld or delayed. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the

SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable and to resolve any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act, the NASDAQ, and, in each case, the rules and regulations promulgated thereunder.

(b) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement Clearance Date and having obtained the written consent of Parent (which may or may not be provided by Parent in its sole discretion), the Company shall set a record date and cause the Proxy Statement to be mailed to the holders of Company Common Stock (which mailing shall occur on the Business Day following the Proxy Statement Clearance Date if practicable, but in no event later than the fifth (5th) Business Day following the Proxy Statement Clearance Date ) as of the record date established for the Stockholders’ Meeting; provided that such written consent from Parent shall not be required from and after the date that is forty (40) days after the date of this Agreement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Acquisition Sub and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c) Cooperation. Parent shall furnish to the Company all information concerning Parent and Acquisition Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

Section 6.3 Stockholders’ Meetings.

(a) Calling the Meeting. The Company shall, as promptly as reasonably practicable after the Proxy Statement Clearance Date and having obtained the written consent of Parent (which may or may not be provided by Parent in its sole discretion), take all action necessary in accordance with applicable Law, the rules of NASDAQ and the Restated Certificate of Incorporation and the Bylaws of the Company to duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval, such Stockholders’ Meeting to be duly called, convened and held by the Company as promptly as reasonably practicable (and in no event later than twenty (20) calendar days) following the mailing of the Proxy Statement; provided that such written consent from Parent shall not be required from and after the date that is forty (40) days after the date of this Agreement.

(b) Adjournments and Postponements. Any adjournment or postponement of the Stockholders’ Meeting shall require the prior written consent of Parent other than (i) in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, (ii) if insufficient shares are present in person or by proxy prior to the start of the Stockholder’s Meeting to constitute a quorum, or (iii) if, as of the scheduled date and time of the Stockholders’ Meeting, the Company shall not have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 7.1(a) will be satisfied at such Stockholders’ Meeting; provided that, in the case of clauses (ii) and (iii) above, such adjournment or postponement does change the record date and would not reasonably be expected to have an adverse effect on the terms of the definitive agreements entered into with respect to the Debt Financing. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one (1) time (for a period of not more than 30 calendar days but not past two (2) Business Days prior to the Termination Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.1(b)(iii) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law (including, in the event that the Stockholders’ Meeting is adjourned or postponed in accordance with this Section 6.3, by implementing such adjournment or postponement in such a way that the Company does not establish a new record date for the Stockholders’ Meeting, as so adjourned or postponed).

(c) Proxy Solicitation and Voting. Unless an Adverse Recommendation Change shall have been issued, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NASDAQ. At any Stockholders’ Meeting, Parent shall ensure that all Company Common Stock owned beneficially or of record by Parent, Acquisition Sub or any of Parent’s other Affiliates, or any shares of Company Common Stock with respect to which Parent or Acquisition Sub or any of Parent’s other Affiliates holds a valid proxy, will be voted in favor of the adoption of this Agreement and the transactions contemplated hereby (including the Merger). Unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if an Adverse Recommendation Change shall have been issued. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent, except as required by applicable Law, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d) Short-Form Merger. Notwithstanding the foregoing, if, following the Offer Closing, the Support Agreement Exchanges and the exercise, if any, of the Top-Up Option, Parent and its affiliates shall own at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Acquisition Sub of any shares of Company Common Stock held by Parent or its affiliates, to cause the Merger to become effective immediately following the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

Section 6.4 Appropriate Action; Consents; Filings.

(a) Subject to the other terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Offer and the Merger set forth in Annex I and Article VII to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Offer and the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement; provided, however, the parties hereto understand and agree that all obligations of the

Company, Parent and Acquisition Sub relating to the Financing shall be governed exclusively by Section 6.12 and Section 6.13, and not this Section 6.4. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby, including the Offer, the Merger and the Top-Up Option. Subject to the terms and conditions set forth in the Activant Merger Agreement, Parent shall perform (and shall cause Activant Acquisition Sub to perform) all of their respective obligations under Activant Merger Agreement and Parent shall use (and shall cause Activant Acquisition Sub to use) its reasonable best efforts to (i) take all actions necessary or appropriate to consummate as promptly as reasonably practical the transactions contemplated by the Activant Merger Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the Activant Merger.

(b) In furtherance of the foregoing, Parent, Acquisition Sub and the Company agree to use reasonable best efforts (and to cause their affiliates to use reasonable best efforts) to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement, including the Offer and the Merger (and, solely with respect to Parent, the Activant Merger), as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement (including, solely with respect to Parent, the Activant Merger). Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division, the FTC or other foreign or U.S. Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Offer or the Merger (and, solely with respect to Parent, the Activant Merger) by the Termination Date.

(c) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third party consents not covered by paragraphs (a) and (b) above that are necessary, proper or advisable to consummate the Merger and/or the Activant Merger, including the consents and notices set forth on Schedule 6.4 hereto. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Notwithstanding the foregoing, obtaining any third party consents pursuant to this Section 6.4(c) shall not be considered a condition to the obligations of the Parent and Acquisition Sub to consummate the Offer or the Merger.

Section 6.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, the Company will, and will instruct its Representatives to, provide to Parent and its directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives (collectively, “Representatives”) access during normal business hours to the Company’s and its subsidiaries’ employees, Representatives, properties, books, contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries (but not access to perform intrusive environmental examinations or to take samples of the soil, ground water, air or products); provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) constitute a waiver of the attorney-client or other privilege held by the Company so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s privilege with respect thereto, or (ii) otherwise violate any applicable Laws.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement; provided, that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent, Acquisition Sub and their Representatives expressly permitted or contemplated by this Agreement (including with respect to Article I, Section 6.6 and Section 6.12), it being acknowledged and agreed that the execution of this Agreement by the Company shall constitute written consent by the Company, and the Confidentiality Agreement is hereby deemed amended and or waived to the extent required, to allow Parent, Acquisition Sub and their respective Representatives to contact, solely as permitted under Section 6.12(e), Third Parties as potential sources of equity financing for the transactions contemplated hereby so long as such Persons agree to be bound by the terms and conditions of the Confidentiality Agreement. The Company agrees that Apax Partners, L.P. is an express third party beneficiary of each waiver to, or amendment of, the Confidentiality Agreement contained herein or contemplated hereby. The Company agrees that the Confidentiality Agreement is hereby amended to permit (x) the inclusion of all existing or prospective financial advisors, partner sponsors and other sources of debt and equity financing permitted under this Agreement in the term “Representative” as such term is defined therein, and (y) Parent, Acquisition Sub and their affiliates to purchase any debt or equity securities of the Company at any time, from time to time, following the termination or expiration of the Offer.

Section 6.6 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Los Angeles time) on the day that is thirty (30) days following the date of this Agreement (the “Solicitation Period End Date”), the Company and its subsidiaries and their respective Representatives shall have the right (acting under the direction of the board of directors of the Company or any committee thereof) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Competing Proposals, including by way of providing access to non-public information; provided that, prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement; and provided, further, that (A) any such material provided to any Third Party given such access that has not been provided to Parent or Acquisition Sub shall be provided to Parent and Acquisition Sub as promptly as reasonably practicable after it is provided to such Third Party (which requirement may be satisfied by posting such information to the Electronic Data Room and giving Parent and Acquisition Sub notice confirming that such disclosure is being made pursuant to the Company’s obligations under this Section 6.6(a)) and (B) the Company and its subsidiaries and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect; and (ii) engage in, continue or otherwise participate in any discussions or negotiations with respect to any Competing Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Competing Proposal.

(b) Except as expressly permitted by this Section 6.6, from and after the Solicitation Period End Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Section 8.1, the Company shall, and shall cause its subsidiaries and Representatives to (i) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Parties (other than a Qualified Go-Shop Bidder) with respect to a Competing Proposal, and (ii) request any such Third Party (other than a Qualified Go-Shop Bidder) to promptly return or destroy all confidential information concerning the Company and its subsidiaries. Except as expressly permitted by this Section 6.6, the Company shall not, and shall not permit any of its subsidiaries or Representatives to, from and after the Solicitation Period End Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, directly or indirectly, (w) solicit, initiate, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes or otherwise) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (x) engage, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the books or records of the Company or its subsidiaries to, any Third Party that would reasonably be expected to lead to a Competing Proposal or any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, (y) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or (z) resolve to propose, agree or publically announce an intention to do any of the foregoing. Notwithstanding the commencement of the obligations of the Company under this Section 6.6(b), from and after the Solicitation Period End Date, the Company may continue to engage in the activities described in clauses (x) through (z) of this Section 6.6(a) with respect to a Qualified Go-Shop Bidder; provided, however, that the obligations set forth in Section 6.6(d), Section 6.6(e) and Section 6.6(f)) shall apply at all times with respect to any such Qualified Go-Shop Bidder and its Competing Proposal. No later than two (2) Business Days following the Solicitation Period End Date, the Company shall notify Parent and Acquisition Sub in writing of the number and identity of any Qualified Go-Shop Bidders.

(c) Notwithstanding anything to the contrary contained in Section 6.6(b), at any time after the Solicitation Period End Date and prior to the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, the Company or its board of directors, directly or indirectly through its Representatives, may, in response to any bona fide Competing Proposal which did not result from or arise in connection with a breach (or the making thereof causes a breach) of Section 6.6(b), (i) furnish nonpublic information to any Third Party making such a Competing Proposal (provided, however, that (1) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, (2) any such information that has not been provided to Parent or Acquisition Sub shall be provided to Parent or Acquisition Sub as promptly as reasonably practicable after it is provided to such Third Party and (3) the Company and its board of directors and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect), and (ii) engage in discussions or negotiations with such Third Party with respect to such Competing Proposal only if and after: (x) such Third Party has submitted a bona fide Competing Proposal which the board of directors of the Company determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (y) the board of directors of the Company determines in good faith, after consultation with legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Prior to taking any of the actions referred to in this Section 6.6(c), the Company shall notify Parent and Acquisition Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 6.6(c).

(d) Except as expressly permitted by this Section 6.6(d), neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the board of directors of the Company or any such committee of this Agreement or the transactions contemplated hereby; (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal made or received after the date hereof; (iii) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal; (iv) fail to include the Company Recommendation in the Offer Documents; (any of the actions described in clauses (i) through (iv) of this Section 6.6(d) and the proviso set forth in Section 6.6(g), an “Adverse Recommendation Change”) or (v) cause or permit the Company to enter into any Alternative Acquisition Agreement. Prior to the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, the board of directors of the Company shall be permitted (x) to terminate this Agreement pursuant to Section 8.1(c)(ii) to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with this Section 6.6, Section 8.1(c)(ii) and Section 8.3, if the board of directors of the Company (A) has received a bona fide Competing Proposal that is not withdrawn, which did not result from or arise in connection with a breach of Section 6.6(b) or Section 6.6(c) and that, in the good faith determination of the board of directors of the Company after consultation with its financial and legal advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Acquisition Sub pursuant to, Section 6.6(e), and (B) determines in good faith, after consultation with its financial and legal advisors, that failure to terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (y) to effect an Adverse Recommendation Change (but only as described in clause (i) of such definition and only so long as it is not made in connection with, or in any way relating to, a Competing Proposal, the terms thereof, or the fact that it was made), if events, facts, developments, circumstances or occurrences that affect the business, assets or operations of the Company or its subsidiaries that were not known by the Company as of the date hereof become known and as a result thereof the board of directors of the Company determines in good faith, after consultation with its financial and legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) The Company shall not be entitled to effect an Adverse Recommendation Change under clause (i) of such definition or to terminate this Agreement as permitted under Section 6.6(d) with respect to a Superior Proposal unless, in each case, (i) the Company has provided a written notice with respect thereto to Parent and Acquisition Sub that the Company shall take such action within three (3) Business Days following the delivery of such notice and describing, as applicable, (x) such events, facts, developments, circumstances or occurrences that are the basis of such action and cause it to be required to effect such Adverse Recommendation Change or (y) the material terms and conditions of the Superior Proposal that is the basis of such action and cause it to constitute a Superior Proposal (including the identity of the Third Party and, if applicable, copies of any documents relating to such Superior Proposal), (ii) during the three (3) Business Day period following Parent’s and Acquisition Sub’s receipt of such notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Acquisition Sub in good faith (to the extent Parent and Acquisition Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments so that, as applicable, (x) failure to effect such Adverse Recommendation Change would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (y) such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of such three (3) Business Day period, the board of directors of the Company shall have determined in good faith after consultation with its financial and legal advisors, taking into account any changes to this Agreement and the Financing Commitments proposed in writing by Parent and Acquisition Sub in response to such notice or otherwise, that, as applicable, (x) failure to effect such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (y) the Superior Proposal giving rise to such notice continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new written notice to be delivered by the Company to Parent and Acquisition Sub and the Company shall be required to comply again with the requirements of this Section 6.6(e); provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

(f) From and after the Solicitation Period End Date, the Company shall, as promptly as reasonably practicable (and in any event within two (2) Business Days), advise Parent and Acquisition Sub of receipt by the Company of any Competing Proposal (or any inquiry or request for negotiating or discussing a Competing Proposal) or any request for non-public information in connection with any Competing Proposal, the material terms and conditions of any such Competing Proposal or request (including the identity of the Third Party and, if applicable, copies of any documents relating to such Superior Proposal), and shall as promptly as reasonably practicable (and in any event on a daily basis) advise Parent and Acquisition Sub of any material amendments to any such Competing Proposal or request and shall keep Parent reasonably informed on a daily basis of the status and terms thereof. The Company shall not enter into any agreement with any such Third Party which would prevent the Company from complying with the provisions of this Agreement.

(g) Nothing contained in this Agreement shall prohibit the Company or its board of directors, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the board of directors of the Company has determined in good faith, after consultation with legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any such disclosures (other than those made pursuant to clause (ii) above) shall be deemed to be an Adverse Recommendation Change unless the board of directors of the Company expressly publicly reaffirms the Company Recommendation within two (2) Business Days following a written request by Parent. Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, upon the written request by Parent for any reason (provided that Parent may only make such request pursuant to this sentence one (1) time during such period), the board of directors of the Company shall expressly publicly reaffirm the Company Recommendation (x) in the event that a Competing Proposal has not been submitted during the eight (8) Business Day period prior to such request, within two (2) Business Days following such written request or (y) in the event that a Competing Proposal has been submitted during the eight (8) Business Day period prior to such request, on the tenth (10th) Business Day following such submission.

(h) The approval of the board of directors of the Company for purposes of causing any Takeover Statute and the Rights Plan to be inapplicable to the transactions contemplated by this Agreement shall be irrevocable and unconditional while this Agreement remains in effect and no Adverse Recommendation Change shall change such approval for purposes of causing any Takeover Statute or the Rights Plan to be inapplicable to the transactions contemplated by this Agreement. To the extent Parent and/or the Company believes that there has been a breach by a Third Party of any standstill provision to which the Company or any of its subsidiaries is a party, the Company shall use commercially reasonable efforts to enforce such standstill provision, provided, however, that nothing in this Agreement shall prohibit the Company from waiving any standstill provision with a Third Party solely for purposes of allowing such Third Party to make a Competing Proposal to the Company’s board of directors prior to the Solicitation Period End Date.

(i) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute, directly or indirectly, fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity purchase or investment, joint venture or otherwise) by any Third Party, directly or indirectly, of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any Third Party, directly or indirectly, of fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party, directly or indirectly, beneficially owning fifteen percent (15%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis; or (v) any combination of the foregoing.

(ii) “Superior Proposal” shall mean a Competing Proposal which is not solicited or received in violation of this Section 6.6 (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company and its stockholders (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.6(e)) than the transactions contemplated by this Agreement.

(j) The Company agrees that in the event any of the Company’s or its subsidiaries’ Representatives takes any action which, if taken by the Company or any of its subsidiaries, would constitute a breach of this Section 6.6, then the Company shall be deemed to be in breach of this Section 6.6 for all purposes of this Agreement.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in the Company’s or each of the Company’s subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (x) the Restated Certificate of Incorporation or Bylaws (or equivalent organizational or governing documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement and (y) any indemnification agreement of the Company or its subsidiaries or other applicable contract as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b) Without limiting the provisions of Section 6.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or (y) the Offer, the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 275% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.7.

(e) The rights of each Indemnitee under this Section 6.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f) Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Offer, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby or (c) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied.

Section 6.9 Public Announcements.

(a) The initial press release regarding the transaction contemplated hereby shall be a joint press release by the Company, Parent and Acquisition Sub, and thereafter the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements (including conference calls with investors and analysts) with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto.

(b) Subject to Section 6.6, the Company shall, and shall cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the holders of shares of Company Common Stock for purposes of causing the Minimum Tender Condition to be satisfied, including without limitation, upon Parent’s request, (i) presenting materials (in a form reasonably agreed by the parties hereto) that recommend this Agreement and the transactions contemplated hereby (including the Offer and the Merger) to the Company’s stockholders and/or any firm providing proxy advisory services to the Company’s stockholders, and (ii) if necessary, requesting meetings with the Company’s stockholders (for purposes of obtaining their recommendation of the adoption of this Agreement) and/or any firm providing proxy advisory services to the Company’s stockholders (for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders).

(c) Before any communication related to any of the transactions contemplated by this Agreement of Company or any of its “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other Third Party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise) or (ii) utilized by any executive officer, key employee or advisor of the Company or any such participant, as a script in discussions or meetings with any such Third Parties, the Company shall (or shall cause any such participant to) cooperate in good faith with respect to any such Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act. The Company shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by Parent and its counsel on any such communication.

Section 6.10 Employee Matters.

(a) During the six (6) month period commencing at the Effective Time (or such shorter period of time that any such Company Employee remains an employee of the Surviving Corporation following the Effective Time) Parent shall provide or shall cause the Surviving Corporation to provide to any employee of the Company or any of its subsidiaries as of the Effective Time (“Company Employees”) compensation and benefits (but specifically excluding any equity based compensation) that are, in the aggregate, of comparable value to the compensation and benefits being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans (ignoring, for purposes of this comparison, equity based compensation and benefits).

(b) Without limiting paragraph (a) of this Section 6.10, (i) during the six month period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to Company Employees who experience an involuntary termination of employment severance compensation and pay no less than the severance compensation and pay under the applicable Company Benefit Plan set forth on Section 6.10(b) of the Company Disclosure Letter that would have been provided to such employees upon such an involuntary termination of employment immediately prior to the Effective Time.

(c) For purposes of determining eligibility to participate and vesting, and with respect to vacation and severance pay benefits under the benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employees after the Closing, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee’s service was recognized under any similar Company Benefit Plan, except to the extent such credit would result in a duplication of benefits.

(d) Nothing contained in this Section 6.10 or in the Agreement, whether express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Parent, the Surviving Corporation or their respective subsidiaries ability to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent, the Surviving Corporation or their respective subsidiaries, (iii) shall be construed to limit in any way the ability of Parent or the Surviving Corporation to terminate the employment of any employee (including any Company Employee) at any time and for any lawful reason, (iv) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (v) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement. Notwithstanding any other provision of this Agreement, all covenants in this Section 6.10 regarding Parent’s assumption, establishment, sponsorship or maintenance of benefit plans, programs, agreements, or arrangements shall expire on the date which is six (6) months after the Effective Time.

Section 6.11 Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub:

(a) shall not amend or otherwise change any of the Parent Organizational Documents, except as may be consented to in writing by the Company (such consent not to be unreasonably withheld or delayed); and

(b) shall not, and shall not permit any of its affiliates to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.12 Financing.

(a) Parent and Acquisition Sub acknowledge and agree that the Company and its affiliates and its and their respective Representatives shall not (prior to the Effective Time) have any responsibility for, or incur any liability to any person under, any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.12 and that Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith.

(b) Each of Parent and Acquisition Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments (with respect to the Debt Financing, taking into account the anticipated timing of the Marketing Period), including using their respective reasonable best efforts to: (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to, and within the control of, Parent, Acquisition Sub or their respective Representatives in such definitive agreements, (iii) consummate the Debt Financing and, subject to the continued satisfaction of the conditions set forth in Section 9.9(b) until and including such time on which such conditions are required to be satisfied pursuant to Section 9.9(b), the Equity Financing, at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger) and (iv) causing (including through litigation to the extent necessary) the lenders party to the Debt Financing Commitments and any other person providing Financing to fund the Financing (subject to the continued satisfaction of the conditions set forth in Section 9.9(b) until and including such time on which such conditions are required to be satisfied pursuant to Section 9.9(b), in the case of the Equity Financing) at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger).

(c) [Intentionally Omitted]

(d) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments without the prior written consent of the Company to the extent such amendments, modifications or waivers would reduce the aggregate amount of aggregate cash proceeds available from the Financing to fund the amounts required to be paid by Parent or Acquisition Sub under this Agreement (as compared to the amount of such aggregate proceeds contemplated under the Financing Commitments as in effect on the date hereof), impose new or additional conditions precedent that would be reasonably likely to (i) prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by this Agreement or (ii) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments. Parent shall not release or consent to the termination of the obligations of the lenders and other persons under the Financing Commitments, except for assignments and replacements of an individual lender in accordance with the terms of the syndication provisions of the Debt Commitment Letter with respect to the Debt Financing, or in accordance with the terms of the Equity Commitment Letter or Section 6.12(e) with respect to the Equity Financing. Notwithstanding anything to the contrary set forth herein, Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing, and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or such definitive agreements that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not (i) expand upon the conditions precedent contained therein in any way or cause any delay of the consummation of the transaction contemplated thereby or (ii) otherwise result in financing terms that are less favorable, in the aggregate when taken as a whole, to Parent, Acquisition Sub and the Company than those in the Financing Commitments as in effect on the date hereof (taking into account any flex provisions).

(e) In no event shall Parent or Acquisition Sub, directly or indirectly, (i) award any agent, broker, investment banker, financial advisor or other firm or person except Jefferies & Company, Inc. and RBC Capital Markets, LLC any financial advisory role on an exclusive basis (or until the Solicitation Period End Date, any additional firm or person on a non-exclusive basis) in connection with the Merger or the other transactions contemplated hereby or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including Jefferies & Company, Inc. and RBC Capital Markets, LLC, from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries or in connection with the Merger or the other transactions contemplated hereby. Except as required by Section 6.12(f), neither Parent, nor Acquisition Sub, directly or indirectly, shall seek or obtain any equity commitments or equity financing in respect of the Offer, the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent or Acquisition Sub, or any of Parent’s, Acquisition Sub’s or such investor’s financing sources or potential financing sources or other Representatives, in each case, other than (i) as set forth in the Equity Financing Commitment as in effect on the date of this Agreement or (ii) from any equityholder of an affiliate of Parent or Acquisition Sub.

(f) In the event that any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Financing Commitments, (i) Parent shall immediately so notify the Company and (ii) Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions no less favorable, in the aggregate, to Parent and Acquisition Sub than those in the Financing Commitments that such alternative financing would replace (taking into account any flex provisions), as promptly as practicable following the occurrence of such event (and in any event no later than the Offer Closing Date or the Merger Closing Date, as applicable); provided, that neither Parent nor Acquisition Sub shall be required to execute any new debt commitment letter or arrange for such alternative financing on terms and conditions that are less favorable (unless otherwise determined by Parent), in the aggregate, to Parent and Acquisition Sub than those included in the Financing Commitments that they would replace. The definitive agreements entered into pursuant to the first sentence of this Section 6.12(f) or Section 6.12(b)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(g) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 shall require, and in no event shall the reasonable best efforts of Parent or Acquisition Sub be deemed or construed to require, either Parent or Acquisition Sub to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees in excess of those contemplated by the Financing Commitments, or agree to any “market flex” term less favorable to Parent, Acquisition Sub or the Surviving Corporation than such corresponding market flex term contained in or contemplated by the Financing Commitments (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(h) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach of which Parent is or becomes aware by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Acquisition Sub is or becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing).

Section 6.13 Financing Cooperation. Subject to Section 6.12(a), the Company shall and shall cause its subsidiaries and Representatives to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing (or alternative financing, as the case may be) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent:

(a) agreeing to enter into such agreements, and to deliver such officer’s certificates, as are customary in financings of such type (including using reasonable best efforts to deliver a certificate of the chief financial officer of the Company with respect to solvency of the Company and its subsidiaries on a consolidated basis or any officer’s certificate of a similar nature to the extent required in connection with the Financing) and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time;

(b) subject to Section 6.5(a) and Section 6.5(b), furnishing Parent, Acquisition Sub and their financing sources as promptly as practicable with available financial and other pertinent available information regarding the Company and its subsidiaries, including: (I) to the extent required under the Debt Commitment Letter, the unaudited consolidated balance sheet of the Company and its subsidiaries and the related statements of operations and cash flows as of the end of any month or quarterly period ending after the execution of this Agreement, and (II) all financial information related to the Company and/or its subsidiaries reasonably required by Parent for Parent to produce the financial statements required to be delivered pursuant to the Financing (including, if required, all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act);

(c) making the Company’s senior officers available to (i) assist the lenders specified in the Financing Commitments, (ii) participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with prospective lenders, investors and rating agencies in connection with the Financing, (iii) assist with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Financing) and (iv) otherwise reasonably cooperate in connection with the consummation of the Financing, including reasonably cooperating in obtaining, prior to the date which is twenty (20) days prior to the Merger Closing Date, corporate and facilities ratings to the extent required under the Financing Commitments (or any replacement thereof);

(d) causing the taking of corporate actions by the Company and its subsidiaries reasonably necessary to permit the completion of the Financing (including (1) using commercially reasonable efforts to cooperate with Parent’s efforts to obtain non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all Owned Property) as reasonably requested by Parent, provided, that, any access by Parent onto the properties of the Company and its subsidiaries shall be subject to reasonable security measures and insurance requirements and shall be during reasonable business hours and shall not unreasonably interfere with the operations thereon, (2) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Merger Closing to allow for the payoff, discharge and termination in full on the Merger Closing Date of all indebtedness and Liens under the Credit Agreement and (3) furnishing Parent and its lenders promptly, and in any event at least ten (10) days prior to the Merger Closing Date, with all documentation and other information required by Governmental Authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended);

(e) facilitating the execution and delivery of definitive documents related to the Debt Financing on the terms contemplated by the Debt Commitment Letter;

(f) making all necessary filings with the United States Copyright Office to register copyright in the Company Products to the extent required in connection with the Financing; and

(g) using commercially reasonable efforts to ensure that any efforts to syndicate the Debt Financing benefit materially from the Company’s existing lending and investment banking relationships

Parent shall promptly reimburse the Company for any out-of-pocket expenses and costs reasonably incurred in connection with the Company’s or its affiliates’ obligations under this Section 6.13. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time.

Section 6.14 Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.15 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 6.16 Rule 14d-10 Matters. Prior to the expiration of the Offer, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 6.17 Credit Agreement.

(a) At or immediately prior to the Effective Time, the Company shall deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in form and substance reasonably acceptable to Parent and the Company, from the administrative agent under the Credit Agreement, and shall make arrangements for the release of all liens and other security over the Company’s and its subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the administrative agent, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent).

(b) At or immediately prior to the Effective Time, Parent shall arrange for delivery of funds to the administrative agent sufficient to satisfy all obligations of the Company and each of its subsidiaries under the

Credit Agreement for loans, extensions of credit, fees and expenses and any other amounts owed under the Credit Agreement as of the Effective Time other than any letters of credit with respect to which alternative collateral has been provided.

Section 6.18 Convertible Debt. At the Closing, the Company shall execute and deliver to U.S. Bank, National Association, as trustee (“U.S. Bank”) under the Indenture, dated as of May 8, 2007, between the Company and U.S. Bank (the “Indenture”) relating to the Senior Notes, a supplemental indenture effective as of the Closing complying with the requirements of Sections 801 and 1409 and Article 9 of the Indenture together with any related certificates, legal opinions and other documents required by the Indenture to be delivered in connection with the supplemental indenture. Promptly after the commencement of the Offer, the Company shall deliver a “Fundamental Change Notice” (as defined in the First Supplemental Indenture dated as of May 8, 2007 relating to the Senior Notes) to the holders of the Senior Notes.

Section 6.19 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as are necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.20 FIRPTA Certificate. On the Offer Closing Date, the Company shall provide to Parent (x) a statement certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the Offer Closing Date, signed under penalties of perjury and in accordance with the provisions of Treasury Regulations sections 1.1445-2(c) and 1.897-2(h), and (y) a notice to the IRS in accordance with the provisions of Treasury regulations section 1.897-2(h)(2). If the Merger Closing Date occurs more than thirty (30) days after the Offer Closing Date, the Company shall provide another affidavit and notice, in compliance with the prior sentence, so that Parent and Acquisition Sub are exempt from withholding under Section 1445 any portion of the aggregate consideration with respect to the Merger. Parent shall be authorized to file with the IRS on behalf of the Company any notice provided by the Company pursuant to this Section 6.20.

Section 6.21 Resignation of Directors. The Company shall deliver to Parent at the Merger Closing the resignation of each member of the board of directors of the Company (unless otherwise agreed to by Parent and any such member of such board of directors) which resignation shall be effective as of the Effective Time.

Section 6.22 Stock Exchange De-listing. Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to cause the delisting of the Company of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.23 Updates to Title; Registration of Copyrights. Prior to the Merger Closing, the Company shall use commercially reasonable efforts to make and cause all of its subsidiaries, as applicable, to make, filings with the United States Patent and Trademark Office and with the applicable Governmental Authorities in all applicable foreign jurisdictions to ensure that the chain of title of each issuance, registration and application in respect of U.S. and material foreign patented or registered Company Intellectual Property Rights reflects all prior acquisitions and transfers of such item and name changes of the owner(s) of such item and the release of any prior security interests, and that the Company or one of its subsidiaries be identified in the records of the applicable Governmental Authority as a current owner of record, without break in chain of title, free of Liens other than Permitted Liens, of each such item of Company Intellectual Property Rights.

Section 6.24 Shareholder Litigation. In furtherance and not in limitation of the other covenants of the parties contained in Section 6.4, the Company shall cooperate fully with Parent in connection with, and permit Parent and its Representatives to participate in, the defense, negotiation or settlement of any litigation commenced or threatened against any party or any of its affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement (“Transaction Litigation”). The Company shall not, and shall not permit any of its subsidiaries nor any of its or their Representatives to, compromise, settle, come to an arrangement regarding or agree to compromise settle or come to an arrangement regarding any Transaction Litigation hereby or consent thereto unless Parent shall otherwise consent in writing; provided, further, that after receipt of the Requisite Stockholder Approval, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 6.25 Activant Merger Agreement. (i) Parent will not complete the Activant Merger unless (x) all conditions in Article VII or Annex I hereof, as applicable, have been satisfied or waived in writing and (y) all conditions to the receipt of the financing contemplated by the Equity Commitment Letter and the Debt Commitment Letter have been satisfied or waived in writing (other than the consummation of the Offer Closing or the Merger Closing, as the case may be, and the Activant Merger Closing); (ii) each of Parent, Acquisition Sub and the Company intends to consummate the Merger Closing on the same day as the Activant Merger Closing; (iii) Parent will keep the Company informed on a current basis of all material developments with respect to the Activant Merger Agreement and the transactions contemplated thereby; (iv) Parent will provide prompt notice to the Company if it becomes aware of any material breach of any covenant of Activant contained in the Activant Merger Agreement or if Parent becomes aware that any representation or warranty of Activant in the Activant Merger Agreement is not true and correct in all material respects; (v) Parent shall (x) not, without the prior written approval of the Company, enter into or agree to any amendment, supplement, modification or waiver of Sections 7.11 or 8.1 of the Activant Merger Agreement to the extent such amendment, supplement, modification or waiver of such Sections would impede or delay in any material respect the Activant Merger Closing or the consummation of the Offer Closing or the Merger Closing and (y) provide the Company with a copy of any proposed amendments, modifications, or supplements to the Activant Merger Agreement at least two (2) Business Days prior to the execution thereof; (vi) Parent will not waive any of its rights or remedies under the Activant Merger Agreement if doing so could impede or delay the Activant Merger (thereby impeding the consummation of the Offer Closing or the Merger Closing); and (vii) Parent will take all necessary actions to enforce its rights against Activant in the event of any breach by Activant of the Activant Merger Agreement, except where such breach would not impede or delay the Activant Merger or the consummation of the Offer Closing or the Merger Closing. Without the prior written approval of the Company, Parent shall not terminate the Activant Merger Agreement pursuant to Section 4.1(b) thereof.

Section 6.26 Cash Repatriation. Prior to the Effective Time, the Company will use commercially reasonable efforts to repatriate cash in the amounts and from the jurisdictions shown on Schedule 6.26 (provided that, solely with respect to any such action that would result in any liability for income, withholding or other Taxes on the Company or any of its subsidiaries, the Company shall not be required to take such action unless such action is conditioned on the consummation of the Offer or the Effective Time, whichever is earlier). In furtherance thereof, the Company will cooperate in good faith with Parent and the Sponsor in order to structure appropriately such repatriations (whether as distributions, loans or otherwise).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Merger Closing of the following conditions:

(a) if required by applicable Law, the Requisite Stockholder Approval shall have been obtained;

(b) any applicable waiting period (or any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or otherwise been terminated;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the Merger; and

(d) unless the Offer Termination shall have occurred, Acquisition Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 7.2 Conditions to the Obligations of Parent and Acquisition Sub. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the respective obligations of Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Merger Closing of the following further conditions:

(a) each of the representations and warranties of the Company contained in (i) Section 4.4, Section 4.21, Section 4.22, Section 4.23 and Section 4.24 shall be true and correct in all respects with the same effect as though made as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) Section 4.1(a), Section 4.2, Section 4.3(a), Section 4.8, Section 4.9 and Section 4.10 shall be true and correct in all material respects with the same effect as though made as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) this Agreement other than those set forth in clauses (i) or (ii) above, (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, other than with respect to clause (b) of Section 4.11) shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect as of the Merger Closing with the same effect as though made as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case as of such date). Solely for the purposes of clause (ii) above, if one or more inaccuracies in the representations and warranties set forth in Section 4.3(a) would cause the aggregate amount required to be paid by Parent or Acquisition Sub to effectuate the Merger and pay all fees and expenses in connection therewith, whether pursuant to Article II or otherwise, to increase by $1,000,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 7.2(a);

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing;

(c) the Company shall have delivered to Parent a certificate, dated the Merger Closing Date and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d) the conditions set forth in Section 8.1 of the Activant Merger Agreement shall have been satisfied or waived in writing (it being understood and agreed that the consummation of the Activant Merger will be conclusive evidence of the waiver of any such conditions that shall not have been satisfied);

Section 7.3 Conditions to the Obligations of the Company. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Merger Closing of the following further conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications) shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect as of the Merger Closing with the same effect as though made on and as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Parent and Acquisition Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Merger Closing; and

(c) Parent shall have delivered to the Company a certificate, dated the Merger Closing Date and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before October 4, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if (x) the Offer Closing shall have occurred or (y) the failure of such party to perform any of its obligations under this Agreement or the Activant Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or those contemplated by the Activant Merger Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.4 to remove such Order or other action; or

(iii) the Requisite Stockholder Approval shall not have been obtained at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(iv) the Activant Merger Agreement shall have been terminated in accordance with its terms prior to the Activant Merger Closing; or

(c) by the Company if:

(i) Parent or Acquisition Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or in the

Activant Merger Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (or Section 8.2(a) or Section 8.2(b) of the Activant Merger Agreement, as the case may be) to be satisfied and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Offer Closing shall have occurred; or

(ii) prior to the Offer Closing occurring and prior to obtaining the Requisite Stockholder Approval, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal immediately following or concurrently with such termination to the extent permitted by, and subject to the terms and conditions of, Section 6.6 (provided that, concurrently with such termination, the Company pays to Termination Fee Payee the fee specified in Section 8.3(a)(ii) and that in the event that such fee is not so paid, any attempted termination shall be null and void); or

(iii) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or, if permitted by applicable Law, waived (other than (A) the delivery of the certificate contemplated by Section 7.2(c) which, by its terms, may only be delivered as of the Merger Closing, but provided that such certificate could be so delivered at the time of any such termination pursuant to this clause (iii) and (B) the satisfaction of the conditions in Section 8.1 of the Activant Merger Agreement contemplated by Section 7.2(d) which, by their terms, need only be satisfied as of the Merger Closing, but provided that all of such conditions could be satisfied at the time of any such termination pursuant to this clause (iii)), and Parent and Acquisition Sub fail to consummate the Merger within two (2) Business Days following the date the Merger Closing should have occurred in accordance with Section 2.6 and the Company shall have given written notice at least one (1) day prior to such termination stating its intention to terminate this Agreement pursuant to this Section 8.1(c)(iii); provided, however, that during such period of two (2) Business Days following the date the Merger Closing should have occurred pursuant to Section 2.6 and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i); or

(iv) (x) all the Offer Conditions shall have been satisfied or, if permitted by applicable Law, waived by Parent (other than (A) the delivery of the certificate contemplated by the third to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing, but provided that such certificate could be so delivered at the time of any such termination pursuant to this clause (iv) and (B) the satisfaction of the conditions in Section 8.1 of the Activant Merger Agreement contemplated by clause (v) of paragraph (e) of Annex I which, by their terms, need only be satisfied as of the Offer Closing, but provided that all of such conditions could be satisfied at the time of any such termination pursuant to this clause (iv)) as of the expiration of the Offer and (y) Parent shall have failed to accept for payment and pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn promptly in accordance with Section 2.1(a); or

(d) by Parent if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements (including the Company’s obligation to consummate the Merger as set forth herein) set forth in this Agreement, which breach or failure (if such breach or failure is not a breach of the Company’s obligation to consummate the Merger as set forth herein) to perform (x) would result in a failure of (A) unless the Offer Termination shall have occurred, any Offer Condition set forth in clauses (ii) or (iii) of paragraph (d) of Annex I to be satisfied, or (B) if the Offer Termination shall have occurred, a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Offer Closing shall have occurred; or

(ii) (x) the board of directors of the Company shall have been deemed to have made an Adverse Recommendation Change (provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii)(x) if (A) the Offer Closing shall have occurred or (B) if required by applicable Law, the Requisite Stockholder Approval shall have been obtained); (y) the Company enters into an Alternative Acquisition Agreement; or (z) the Company or its board of directors materially breaches (or is deemed to have materially breached) Section 6.6.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any Parent Related Parties or Company Related Parties), and all rights and obligations of any party hereto shall cease; provided, however, that the Confidentiality Agreement, the Equity Commitment Letter (to the extent set forth therein), the expense reimbursement and indemnity obligations contained in Section 6.13 (provided that any amounts paid by Parent or Acquisition Sub in accordance therewith shall reduce, on a dollar for dollar basis, any Reverse Termination Fee or Special Termination Fee, as the case may be, owed by Parent or Acquisition Sub), this Section 8.2, Section 8.3 (provided that any costs or Expenses paid by Parent or Acquisition Sub pursuant to Section 8.3(e) shall reduce, on a dollar for dollar basis, any Reverse Termination Fee or Special Termination Fee, as the case may be, owed by Parent or Acquisition Sub), Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3 Termination Fees.

(a) If, but only if, the Agreement is terminated by:

(i) (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) (other than as described in Section 8.3(a)(iv)) and (y) the Company (A) receives or has received a Competing Proposal from a Third Party after the date hereof and prior to the termination of this Agreement, which Competing Proposal is publicly disclosed and has not been withdrawn either (I) at or prior to the time of the Stockholders’ Meeting or (II) prior to the termination of this Agreement if there has been no Stockholders’ Meeting, and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to any Competing Proposal (regardless of when made) which is thereafter consummated or consummates any Competing Proposal, then the Company shall pay, or cause to be paid, to Sponsor (or an affiliate of Sponsor designated in writing by Sponsor) and to Activant (each, a “Termination Fee Payee”) in the proportions designated in writing by Sponsor, an aggregate amount equal to $40,000,000 (the “Termination Fee”) not later than the second (2nd) Business Day following the date of the consummation of such transaction (provided, however, that for purposes of this Section 8.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) the Company pursuant to Section 8.1(c)(ii) or Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to each Termination Fee Payee its portion of the Termination Fee (in the proportions designated in writing by Sponsor) immediately upon such termination by wire transfer of immediately available funds; provided; however, that in the event that this Agreement is terminated pursuant to Section 8.1(c)(ii) immediately following or concurrently with the Company entering into an Alternative Acquisition Agreement with a Qualified Go-Shop Bidder that has made a Superior Proposal, and such termination occurs on or before the date that is five (5) days following the Solicitation Period End Date, then the Company shall pay, or cause to be paid, to each Termination Fee Payee in the proportions designated in writing by Sponsor a Termination Fee in the aggregate equal to $15,000,000 instead of $40,000,000;

(iii) the Company pursuant to Section 8.1(c)(i) (with respect to a breach or failure to perform by Parent or Acquisition Sub that is the principal factor in the failure of the Offer or the Merger to be consummated), Section 8.1(c)(iii) or Section 8.1(c)(iv), then Parent shall pay, or cause to be paid, to the Company an amount equal to $60,000,000, reduced in accordance with the final sentence of Section 8.2, (the “Reverse Termination Fee”) not later than the second (2nd) Business Day following such termination;

(iv) by Parent pursuant to Section 8.1(d)(i) if the termination of this Agreement pursuant to Section 8.1(d)(i) is principally caused by the willful or intentional breach or willful or intentional failure by the Company to perform any of its obligations under this Agreement (including a willful or intentional breach of the Company’s obligation to consummate the Merger), then the Company shall pay, or cause to be paid, to each Termination Fee Payee in the proportions designated in writing by Sponsor a Termination Fee in the amount in the aggregate equal to $40,000,000 not later than the second (2nd) Business Day following such termination;

(v) by Parent or the Company pursuant to Section 8.1(b)(iii), the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with this Agreement or the transactions contemplated hereby (the “Parent Expenses”) by payment to Parent of the amount thereof by wire transfer of same day funds within two (2) Business Days following Parent’s request therefor; provided, however, that the maximum aggregate amount of fees and expenses for which the Company shall be required to reimburse Parent under this clause (v) is $10,000,000, provided, that, any such amount paid pursuant to this clause (v) shall reduce the amount payable pursuant to Section 8.3(a)(i) on a dollar for dollar basis; or

(vi) by Parent or the Company pursuant to (A) Section 8.1(b)(iv), if and only if the Activant Merger Agreement was terminated as a result of the failure of the conditions set forth in Section 8.1(a) of the Activant Merger Agreement to be satisfied or (B) Section 8.1(b)(i), if and only if, at the time of such termination, the Activant Merger Agreement could have been terminated as a result of the failure of the conditions set forth in Section 8.1(a) of the Activant Merger Agreement to be satisfied, then Parent shall pay, or cause to be paid, to the Company an amount equal to $20,000,000 (the “Special Termination Fee”) no later than two (2) Business Days following such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the parties agree that in no event shall the Company or Parent be required to pay the Termination Fee, the Reverse Termination Fee, the Special Termination Fee, or the Parent Expenses in accordance with Section 8.3(a)(v), as the case may be, on more than one occasion; and

(ii) the parties agree that the Reverse Termination Fee or the Special Termination Fee, as the case may be, shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, the Company’s right to receive payment of the Reverse Termination Fee or the Special Termination Fee, as the case may be, pursuant to Section 8.3(a)(iii) shall constitute the sole and exclusive remedy of the Company and its subsidiaries against Parent, Acquisition Sub, Sponsor, the financing sources under the Debt Financing, Activant or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any other breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, the Termination Fee Payees’ and Parent’s right to receive payment from the Company of the Termination Fee or the Parent Expenses, as the case may be, pursuant to

Section 8.3(a) shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any other breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that the Company shall also be obligated with respect to Section 8.3(e) and Section 8.3(a)(iv)). For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Reverse Termination Fee or the Special Termination Fee, as the case may be, under Section 8.3(a)(iii), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type permitted pursuant to Section 9.9(b) and monetary damages, including all or any portion of the Reverse Termination Fee or the Special Termination Fee, as the case may be.

(d) [Intentionally Omitted]

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the amounts specified in Section 8.3(a) hereof is not a penalty, but constitutes liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after the Offer Closing shall have occurred or receipt of the Requisite Stockholder Approval; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (b) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7 and Section 6.10.

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Los Angeles, California time) shall be deemed to have been received at 9:00 a.m. (Los Angeles, California time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Acquisition Sub:

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Phone:      (212) 753-6300

Fax:          (212) 646-7242

Attention: Jason Wright

                      Magnus Mattsson

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Phone: (212) 446-4800

Fax:     (212) 446-4640

Attention: Kirk Radke

                      Eunu Chun

if to the Company:

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Phone: (949) 585-4000

Fax: (949) 341-4225

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Phone: (650) 493-9300

Fax: (650) 493-6811

Attention: Larry W. Sonsini, Esq.

                      Katharine A. Martin, Esq.

                      Bradley L. Finkelstein, Esq.

Section 9.3 Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America. References to “wholly owned subsidiaries” of the Company shall include any subsidiary of which the Company owns, directly or indirectly, at least 99% of the equity interests.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the prior written consent of any other party to this Agreement, Parent and/or the Surviving Corporation may (i) assign any or all of its rights hereunder to one or more of its affiliates) and (ii) collaterally assign any or all of its rights, but not its obligations, under this Agreement to any of its financing sources.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Support Agreements, Confidentiality Agreement, the Company Disclosure Letter

and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for (a) with respect to any lender, arranger or agent of or under the Debt Financing and all of their respective former, current or future equityholders, controlling persons, officers, employees, affiliates, manager or agents (collectively, the “Debt Financing Parties”) who shall be third-party beneficiaries of Section 8.3(c), Section 9.8, Section 9.10 and Section 9.12, (b) as set forth in Section 6.5(b), (c) with respect to Activant who shall be a third-party beneficiary of Section 8.3(c), and (d) following the Effective Time, (i) the rights of the Company’s stockholders to receive the Merger Consideration pursuant to Article III, (ii) the right of the holders of Company Options, Company Restricted Stock Units or Company Restricted Stock to receive the Option Cash Payment, Restricted Stock Unit Payment or Restricted Stock Payment, as applicable, pursuant to Article III, and (iii) the provisions of Section 6.7. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that to the extent required under the Debt Commitment Letter, New York law shall apply.

Section 9.9 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 8.3(c) and Section 9.9(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or the Financing and to enforce specifically the terms and provisions of this Agreement or the Financing shall not be required to provide any bond or other security in connection with any such order or injunction. The provisions of Section 9.9(b) shall not affect the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in this Section 9.9(a), to enforce any of its rights under this Agreement other than with respect to any and/or all of the Consummation Events, including without limitation, its rights under Section 6.4, Section 6.12 and Section 6.25.

(b) Notwithstanding the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in Section 9.9(a), no such right may be enforced to cause the

Offer or the Merger to be consummated, the Offer Price or Merger Consideration to be paid or the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) (each, a “Consummation Events”, and collectively, the “Consummation Events”) unless:

(i) with respect to the Offer and payment of the Offer Consideration and the Equity Financing related thereto, all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer, and either (x) the Activant Merger Closing has occurred or (y) if the Activant Merger Closing has not occurred, Activant has confirmed in writing to Parent that Activant is ready, willing and able to consummate the Activant Merger,

(ii) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all the conditions set forth in Section 7.1 and Section 7.2 would have been satisfied if the Merger Closing were to have occurred at such time, and either (x) the Activant Merger Closing has occurred or (y) if the Activant Merger Closing has not occurred, Activant has confirmed in writing to Parent that Activant is ready, willing and able to consummate the Activant Merger,

(iii) the lenders party to the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 6.12(f), the lenders party to the commitments with respect thereto) have (A) irrevocably and unconditionally confirmed in writing that the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 6.12(f), pursuant to the commitments with respect thereto) will be funded at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, or (B) funded the Debt Financing at the Offer Closing or the Merger Closing, as applicable, or (C) will fund at the Offer Closing or the Merger Closing if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, and

(iv) with respect to any funding of the Equity Financing to occur at the Merger Closing, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Merger Closing will occur.

For the avoidance of doubt, the provisions of this Section 9.9(b) will not apply to any action seeking to cause the Equity Financing to be funded in order to fund the payment of Parent’s obligations under Section 8.3 of this Agreement.

Section 9.10 Consent to Jurisdiction.

(a) Each of Parent, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. No party hereto, nor any of its affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, anywhere other than in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EAGLE PARENT, INC.

By:	/s/ Jason Wright
Name: Jason Wright
Title: President

ELEMENT MERGER SUB, INC.

By:	/s/ Jason Wright
Name: Jason Wright
Title: President

EPICOR SOFTWARE CORPORATION

By:	/s/ L. George Klaus
Name: L. George Klaus
Title: Chairman, President and Chief Executive Officer

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.6.

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.6(d).

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Recitals.

“Activant” shall have the meaning set forth in the Recitals.

“Activant Acquisition Sub” shall have the meaning set forth in the Recitals.

“Activant Merger” means the Merger as defined in the Activant Merger Agreement.

“Activant Merger Agreement” shall have the meaning set forth in the Recitals.

“Activant Merger Closing” means the Closing as defined in the Activant Merger Agreement.

“Activant Merger Closing Date” means the Closing Date as defined in the Activant Merger Agreement.

“Activant Merger Materials” shall have the meaning set forth in Section 5.20.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.6(a).

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Antitrust Laws” shall have the meaning set forth in Section 4.5(b).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Los Angeles, California are authorized or obligated by Law or executive order to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.4(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA or similar plan in any jurisdiction other that the United States), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA or similar plan in any jurisdiction other that the United States), and each other employment or consulting agreement, plan, program, arrangement or policy (written or oral) of any kind, including, without limitation, any employment or consulting agreement, equity compensation arrangements, stock options, stock purchases, deferred compensation, bonus, severance, retention, change-in-control, fringe benefits or any other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries or any associated or connected person or to which the Company or any of its subsidiaries has any liability or potential liability, including any pension arrangement operated in the United Kingdom providing benefits of the type described in Section 150(1) of the United Kingdom Finance Act 2004.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.16(e).

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, effects, occurrences, state of facts or developments, (a) has had or is reasonably likely to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition, in each case, of the Company and its subsidiaries taken as a whole, or (b) prevents the consummation of the Merger, other than, in the case of clause (a), any changes, events, effects, occurrences, state of facts or developments relating to or attributable to: (i) any changes in general economic or political conditions (including hostilities, acts of war, sabotage, terrorism or military actions), or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (v) the negotiation, entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the request of or with the consent of Parent or Acquisition Sub) including any loss of, or change in, the relationship of the Company or any of the Company’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners as a result thereof; (vi) any changes in the market price or trading volume of shares of Company Common Stock or any failure of the Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period (except that the underlying causes of such change or failure may be considered for purposes of determining whether a Company Material

Adverse Effect has occurred); (vii) the fact that the prospective owner of the Company and its subsidiaries is Parent or any Affiliate of Parent; (viii) any change in the credit rating of the Company or any of its subsidiaries (except that the underlying causes of such change may be considered for purposes of determining whether a Company Material Adverse Effect has occurred); (ix) any breach by Parent or Merger Sub of this Agreement; (x) Parent’s execution, delivery and performance of the Activant Merger Agreement or the consummation of the Activant Merger or (xi) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement; provided, that with respect to the foregoing clauses (ii), (iii) and (iv), such matter shall only be excluded to the extent that such matter does not have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other comparable entities operating in the industry in which the Company and its subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.18(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Plans or otherwise.

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Plans” shall mean the Epicor Software Corporation 2007 Stock Incentive Plan, the Epicor Software Corporation 2005 Stock Incentive Plan, the Epicor Software Corporation Amended and Restated 1999 Nonstatutory Stock Option Plan, the Platinum Software Corporation Amended and Stated Nonqualified Stock Option Plan 1998, the Platinum Software Corporation Amended and Stated Nonqualified Stock Option Plan 1997, the Platinum Software Corporation Amended and Stated Nonqualified Stock Option Plan 1996, the Epicor Software Corporation (Formerly Platinum Software Corporation) Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan 1994, the Epicor Software Corporation (Formerly Platinum Software Corporation) Amended and Restated Nonqualified Stock Option Plan 1993 and each other plan providing for the compensatory grant of equity-related awards.

“Company Products” means all products and services that are currently actively marketed or distributed by or on behalf of the Company or any of its subsidiaries as of the date hereof.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

“Company Related Parties” shall have the meaning set forth in Section 8.3(c).

“Company Restricted Stock” shall mean any shares of Company Common Stock that are subject to restrictions on transfer and/or forfeiture granted pursuant to the Company Plans or otherwise, including shares subject to performance-based conditions.

“Company Restricted Stock Units” shall mean any restricted stock units granted pursuant to the Company Plans or otherwise.

“Company SEC Documents” shall have the meaning set forth in Section 4.8(a).

“Competing Proposal” shall have the meaning set forth in Section 6.6(i)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement dated August 3, 2010 between Sponsor and the Company.

“Consummation Events” shall have the meaning set forth in Section 9.9(b).

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” shall mean that certain Credit Agreement dated December 16, 2007, as amended, by and among the Company, the guarantors identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent.

“D&O Insurance” shall have the meaning set forth in Section 6.7(c).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.8(a).

“Debt Financing” shall have the meaning set forth in Section 5.8(a).

“Debt Financing Parties” shall have the meaning set forth in Section 9.7.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.7(a).

“Electronic Data Room” shall have the meaning set forth in Section 4.27.

“Eligible Restricted Stock” shall have the meaning set forth in Section 3.3(c).

“Eligible RSU” shall have the meaning set forth in Section 3.3(b).

“Environmental Laws” shall mean, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all Orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, or pollution or protection of the environment.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.8(a).

“Equity Financing” shall have the meaning set forth in Section 5.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any subsidiary for purposes of Section 414 of the Code.

“ESPP” shall mean the Company’s 2002 Employee Stock Purchase Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fairness Opinion” shall have the meaning set forth in Section 4.21.

“Financing” shall have the meaning set forth in Section 5.8(a).

“Financing Agreements” shall have the meaning set forth in Section 6.12(f).

“Financing Commitment” shall have the meaning set forth in Section 5.8(a).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Indebtedness” means, with respect to any Person, without duplication, any (i) obligations of any such Person under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) indebtedness of any such Person evidenced by any note, bond, debenture or other debt security, (iii) commitment of any such Person by which it assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (iv) liability of any such Person with respect to interest rate or currency exchange swaps, collars, caps and similar hedging obligations and (v) responsibility or liability of any such Person directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing (other than, with respect to the Company and its subsidiaries, any such arrangements solely between Persons comprising the Company and its subsidiaries).

“Indenture” shall have the meaning set forth in Section 6.18.

“Information Statement” shall have the meaning set forth in Section 4.9.

“Intellectual Property Rights” means any and all: (i) trademarks, service marks, collective marks, logos, trade dress, trade names, and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby and rights embodied in brand names, Internet domain names, symbols, business names, corporate names, slogans, and designs; (ii) patents, invention disclosures and applications for inventions (whether or not patentable or reduced to practice), all improvements thereto, together with all divisionals, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) rights in and to published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (iv) rights embodied in software (including source code, executable code, systems, networks tools, data, databases, firmware, and related documentation); (v) trade secrets and rights embodied in confidential business information and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions; and (vi) all other proprietary and intellectual property rights.

“IRS” shall mean the Internal Revenue Service.

“knowledge” means the actual knowledge of the following: (i) for the Company: L. George Klaus, Michael Pietrini, Russell C. Clark, John Ireland, Paul Farrell, Lauri Klaus, Dan Whelan, John Hiraoka, Vincent Lowder, Virginia Frazer and John Brims, in each case without obligation of inquiry; and (ii) for Parent: Jason Wright, Roy Mackenzie, Magnus Mattsson, Will Chen, John Park and Alex Shuaib, in each case without obligation of inquiry, provided, that such Persons have reviewed the applicable portions of this Agreement and the Schedules hereto, including, in the case of the Company, the Company Disclosure Letter.

“Law” shall mean any and all domestic (federal, state, provincial or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Property” shall have the meaning set forth in Section 4.19.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Marketing Period” means the first period of twenty-five (25) consecutive Business Days after the date hereof: (A) commencing on the date Parent shall have received (i) the financial information that the Company is required to provide to Parent in order to satisfy the condition in paragraph 13 of Exhibit D of the Debt Commitment Letter and (ii) the Required Financial Information (as defined in the Activant Merger Agreement) that Activant is required to provide to Parent pursuant to Section 7.12 of the Activant Merger Agreement (the “Activant Required Financial Information”); provided that filing such financial information on form 10-K and form 10-Q will satisfy the requirement to provide the information required under clause (i) above and the Activant Required Financial Information, as the case may be, to Parent, (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(c) of the Activant Merger Agreement or Section 7.1(c), Section 7.2(a) or Section 7.2(b) to fail to be satisfied, assuming the Closing were to be scheduled for any time during such 25-Business Day period and (C) during the last three (3) Business Days of such 25-Business Day period the conditions set forth in Section 8.1(d) of the Activant Merger Agreement and Section 7.1(b) shall have been satisfied.

“Material Company Lease” shall mean any Company Lease requiring aggregate base rent payments in excess of $250,000 annually.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Minimum Tender Condition” shall have the meaning set forth in Annex I.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the Nasdaq Stock Market.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Closing” shall have the meaning set forth in Section 2.1(a).

“Offer Closing Date” shall have the meaning set forth in Section 2.1(a).

“Offer Conditions” shall have the meaning set forth in Section 2.1(a).

“Offer Documents” shall have the meaning set forth in Section 2.1(c).

“Offer Price” shall have the meaning set forth in the Recitals.

“Offer Termination” shall have the meaning set forth in Section 2.1(a).

“Offer Termination Date” shall have the meaning set forth in Section 2.1(a).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Owned Intellectual Property Rights” shall have the meaning set forth in Section 4.16(a).

“Owned Property” shall have the meaning set forth in Section 4.19.

“Parent” shall have the meaning set forth in the Recitals.

“Parent Disclosure Letter” shall have the meaning set forth in Article V.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Parent, or which, individually or in the aggregate, may reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.2.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent Expenses” shall have the meaning set forth in Section 8.3(a)(v).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet delinquent or for Taxes being contested in good faith for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Company Material Adverse Effect, including (A) easements, conditions, restrictions and other similar matters of record affecting title to any real property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, and (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Promissory Note” shall have the meaning set forth in Section 2.4(b).

“Proxy Statement” shall have the meaning set forth in Section 4.9.

“Proxy Statement Clearance Date” means the later to occur of (a) (x) if the SEC has not informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date of the day following such tenth calendar day or (y) if the SEC has informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement and (b) the Solicitation Period End Date.

“Qualified Go-Shop Bidder” means any person or group from whom the Company or any of its Representatives has received a Competing Proposal after the execution of this Agreement and prior to the Solicitation Period End Date that the board of directors of the Company determines, prior to or as of the Solicitation Period End Date, in good faith, after consultation with the Company’s financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal; provided that any such person or group shall cease to be a Qualified Go-Shop Bidder when the ultimate equityholder(s) of such person and the other persons who were members of such group, if any, as of the Solicitation Period End Date, cease to provide (directly or indirectly) in the aggregate at least 50% of the equity financing (measured by voting power and value) of such person or group at any time following the Solicitation Period End Date.

“Representatives” shall have the meaning set forth in Section 6.5(a).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.24.

“Restricted Stock Payment” shall have the meaning set forth in Section 3.3(c).

“Restricted Stock Unit Payment” shall have the meaning set forth in Section 3.3(c).

“Reverse Termination Fee” shall have the meaning set forth in Section 8.3(a)(iii).

“Rights” shall mean the preferred share purchase rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock pursuant to the Rights Plan.

“Rights Plan” shall mean that certain Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, between the Company and Mellon Investor Services LLC, as Rights Agent, as amended by Amendment No. 1 thereto, dated as of February 24, 2009, by and between the Company and Mellon Investor Services LLC, as Rights Agent.

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(a).

“Schedule TO” shall have the meaning set forth in Section 2.1(c).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Notes” shall mean the 2.375% Convertible Senior Notes due 2027 of the Company.

“Solicitation Period End Date” shall have the meaning set forth in Section 6.6(a).

“Special Termination Fee” shall have the meaning set forth in Section 8.3(a)(vi).

“Specified Persons” shall have the meaning set forth in Section 8.3(c).

“Sponsor” shall have the meaning set forth in Section 5.8(a).

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.

“subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(i)(ii).

“Support Agreements” shall have the meaning set forth in the Recitals.

“Support Agreement Exchanges” shall have the meaning set forth in Section 2.3.

“Support Agreement Shares” shall mean any shares of Company Common Stock held by a Person that is subject to a Support Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Statutes” shall have the meaning set forth in Section 4.22.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).

“Termination Fee Payee” shall have the meaning set forth in Section 8.3(a)(i).

“Third Party” shall mean any person or group other than Parent, Acquisition Sub and their respective affiliates.

“Top-Up Closing” shall have the meaning set forth in Section 2.4(b).

“Top-Up Option” shall have the meaning set forth in Section 2.4(a).

“Top-Up Option Shares” shall have the meaning set forth in Section 2.4(a).

“Total Option Cash Payments” shall have the meaning set forth in Section 3.3(a).

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a) and other than the Support Agreement Shares) immediately prior to the Effective Time and (y) the Merger Consideration.

“Total Restricted Stock Payments” shall have the meaning set forth in Section 3.3(c).

“Total Restricted Stock Unit Payments” shall have the meaning set forth in Section 3.3(b).

“Transaction Litigation” shall have the meaning set forth in Section 6.24.

“U.S. Bank” shall have the meaning set forth in Section 6.18.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related foreign, state or local Law.

Annex I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if:

(a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its affiliates, would represent at least 74.51% of the shares of Company Common Stock outstanding as of the expiration of the Offer less the number of Support Agreement Shares (the “Minimum Tender Condition”);

(b) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall not have expired or otherwise been terminated;

(c) Parent shall not have received the proceeds of the Debt Financing or the lenders party to the Debt Commitment Letter shall not have definitively and irrevocably confirmed to Parent or Acquisition Sub that all of the Debt Financing will be available at the Offer Closing on the terms and conditions set forth in the Debt Commitment Letter, as determined in the reasonable judgment of Parent;

(d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

(ii) any of the representations and warranties of the Company contained in (A), Section 4.4, Section 4.21, Section 4.22, Section 4.23 and Section 4.24 shall not be true and correct in all respects with the same effect as though made as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case as of such date), (B) Section 4.1(a), Section 4.2, Section 4.3(a) Section 4.8, Section 4.9 and Section 4.10 shall not be true and correct in all material respects with the same effect as though made as of the Offer Closing (except to the extent expressly made as of an earlier date, in which case as of such date) and (C) this Agreement other than those set forth in clauses (i) or (ii) above, (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, other than with respect to clause (b) of Section 4.11) shall not be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect as of the Offer Closing with the same effect as though made as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case as of such date). Solely for the purposes of clause (B) above, if one or more inaccuracies in the representations and warranties set forth in Section 4.3(a) would cause the aggregate amount required to be paid by Parent or Acquisition Sub to effectuate the Offer, and pay all fees and expenses in connection therewith, whether pursuant to Article II or otherwise, to increase by $1,000,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (B) of this clause d(ii);

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required by this Agreement to be performed or complied with by it on or prior to the Offer Closing;

(iv) in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Acquisition Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Offer Closing, there shall exist under applicable Law any restriction or legal impediment on Acquisition Sub’s ability and right to exercise the Top-Up Option, or the shares of Company Common Stock issuable upon exercise of the Top-Up Option together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn and the Support Agreement Shares are insufficient for Acquisition Sub to own at least 90% of the outstanding shares of Company Common Stock;

(v) the conditions set forth in Section 8.1 of the Activant Merger Agreement shall not have been satisfied or waived (it being understood and agreed that the consummation of the Activant Merger will be conclusive evidence of the waiver of any such conditions that shall not have been satisfied); or

(vi) this Agreement shall have been terminated in accordance with its terms.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (d)(iv) have been satisfied, Parent and Acquisition Sub shall include for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if shares have been delivered pursuant to such guarantees.

At the request of Parent, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer or another senior officer, certifying that none of the conditions set forth in clauses (ii) and (iii) of paragraph (d) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Acquisition Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

APPENDIX B

April 3, 2011

Board of Directors

Epicor Software Corporation

Suite 1000

18200 Von Karman Avenue

Irvine, CA 92612

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Epicor Software Corporation (the “Company”) of the Consideration (as defined below) to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Eagle Parent, Inc. (“Acquiror”) and Element Merger Sub, Inc., a wholly owned subsidiary of Acquiror (“Acquisition Sub”). As more fully described in the Agreement, Acquiror will make a tender offer (the “Tender Offer”) to purchase all the outstanding shares of the common stock, par value $0.001 per share, of the Company and associated rights (together, the “Company Common Stock”), at a price per share of Company Common Stock of $12.50, without interest, in cash (the “Consideration”), and Acquisition Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger” and, together with the Tender Offer, the “Transaction”). Concurrently with the execution and delivery of the Agreement, Acquiror is executing an Agreement and Plan of Merger (the “Activant Merger Agreement”), by and among Acquiror, Sun5 Merger Sub, Inc. (“Activant Acquisition Sub”) and Activant Group, Inc. (“Activant”), whereby on the closing date of the Merger, Activant Acquisition Sub will merge with and into Activant and become a wholly owned subsidiary of Acquiror.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to reimburse us for certain expenses and indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we, our successors and our affiliates may trade securities of the Company for our own accounts and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender shares in the Tender Offer, how such stockholder should vote with respect to the Merger or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Acquiror and the Company will comply with all the material terms of the Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and

B-1

representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that we deemed relevant; (v) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft of the Agreement, dated April 3, 2011, and the Activant Merger Agreement, dated March 22, 2011; (vii) participated in certain discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair from a financial point of view to such stockholders.

Very truly yours,

MOELIS & COMPANY LLC

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APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EPICOR SOFTWARE CORPORATION 18200 VON KARMAN, SUITE 1000 IRVINE, CA 92612 ATTN: CORPORATE SECRETARY

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The Board of Directors recommends you vote FOR proposals 1 and 2.

For Against Abstain

1 To consider and vote upon the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 4, 2011, by and among Eagle Parent, Inc, Element Merger Sub, Inc., and Epicor, pursuant to which Sub will merge with and into Epicor. ☐ ☐ ☐

2 To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. ☐ ☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

EPICOR SOFTWARE CORPORATION Special Meeting of Shareholders [_], 2011 _ PST

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of EPICOR SOFTWARE CORPORATION that the shareholder(s) is/are entitled to vote at the Special Meeting of shareholder(s) to be held on __, 2011, at _ PST, and any adjournment or postponement thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side